Exhibit 10.8

EXECUTION COPY

SECOND AMENDED AND RESTATED LOAN AGREEMENT

By and Among

GENERAL MOTORS OF CANADA LIMITED,

as Borrower,

and

THE OTHER LOAN PARTIES

and

EXPORT DEVELOPMENT CANADA,

as Lender

Dated as of July 10, 2009

SECTION 1.	DEFINITIONS AND ACCOUNTING MATTERS	1
1.01 Certain Defined Terms		1
1.02 Interpretation		30
1.03 Accounting Terms and Determinations		32

SECTION 2.	LOAN, NOTES AND PAYMENTS	32
2.01 Loan		32
2.02 Notes		32
2.03 [Reserved]		32
2.04 Inability to Determine Interest Rate; Illegality		32
2.05 Repayment of the Loan; Interest		33
2.06 Optional Prepayments		34
2.07 Mandatory Prepayments		34
2.08 Requirements of Law		37
2.09 [Reserved]		38
2.10 Funding Indemnity		38
2.11 Receipt of Payment		38
2.12 Judgment Currency		38

SECTION 3.	PAYMENTS; COMPUTATIONS; TAXES	38
3.01 Payments		38
3.02 Computations		39
3.03 Taxes		39

SECTION 4.	CERTAIN COLLATERAL PROVISIONS	41
4.01 Changes in Locations, Name, etc.		41
4.02 Performance by the Lender of the Borrower’s Obligations		41
4.03 Proceeds		41
4.04 Release of Security Interest Upon Satisfaction of all Obligations		41
4.05 Partial Release of Collateral		42

SECTION 5.	CONDITIONS PRECEDENT	42
5.01 Conditions to Effectiveness		42
5.02 [Reserved]		46
5.03 [Reserved]		46
5.04 [Reserved]		46

SECTION 6.	REPRESENTATIONS AND WARRANTIES OF THE BORROWER AND THE SUBSIDIARY GUARANTORS	46
6.01 Existence		46
6.02 Financial Condition		46
6.03 Litigation		47
6.04 No Breach		47
6.05 Action, Binding Obligations		47
6.06 Approvals		47
6.07 Taxes		48
6.08 No Default		48
6.09 Chief Executive Office; Chief Operating Office		48
6.10 Location of Books and Records		48

(continued)

6.11 True and Complete Disclosure		48
6.12 [Reserved]		49
6.13 Canadian Benefit and Pension Plans		49
6.14 Expense Policy		49
6.15 Subsidiaries		49
6.16 Capitalization		49
6.17 Fraudulent Conveyance		50
6.18 Use of Proceeds		50
6.19 [Reserved]		50
6.20 Labour Pending Matters		50
6.21 Representations Concerning the Collateral		50
6.22 Intellectual Property		51
6.23 JV Agreements		52
6.24 [Reserved]		52
6.25 Mortgaged Real Property		52
6.26 Fair Value		52
6.27 [Reserved]		52
6.28 Senior Executives		52
6.29 [Reserved]		52
6.30 [Reserved]		53
6.31 Survival of Representations and Warranties		53
6.32 No Change		53
6.33 Copies of Transaction Documents.		53
6.34 Insurance		53

SECTION 7.	AFFIRMATIVE AND FINANCIAL COVENANTS OF BORROWER AND SUBSIDIARY GUARANTORS	53
7.01 Financial Statements of the Borrower		53
7.02 Reporting Requirements of the Borrower		55
7.03 Existence, Etc		56
7.04 Use of Proceeds		57
7.05 Maintenance of Property; Insurance		57
7.06 Further Identification of Collateral		57
7.07 Defense of Title		57
7.08 Preservation of Collateral		58
7.09 Inspection of Property; Books and Records; Discussions		58
7.10 Maintenance of Licenses		58
7.11 [Reserved]		58
7.12 [Reserved]		58
7.13 Further Assurances		58
7.14 Executive Privileges and Compensation		59
7.15 Aircraft		60
7.16 Restrictions on Expenses		60
7.17 [Reserved]		61
7.18 [Reserved]		61

SECOND AMENDED AND RESTATED LOAN AGREEMENT

(continued)

7.19 [Reserved]		61
7.20 Vitality Commitment		61
7.21 [Reserved]		61
7.22 Health Care Trust Agreement		61
7.23 Intellectual Property		61
7.24 Payments of Taxes		61
7.25 Internal Controls; Recordkeeping; Additional Reporting		61
7.26 Post-Closing Perfection of Liens		62
7.27 Survival of Certain Covenants		62

SECTION 8.	NEGATIVE COVENANTS OF BORROWER AND SUBSIDIARY GUARANTORS	63
8.01 Prohibition of Fundamental Changes		63
8.02 [Reserved]		63
8.03 [Reserved]		63
8.04 Limitation on Liens		63
8.05 Limitation on Distributions		64
8.06 [Reserved]		64
8.07 [Reserved]		64
8.08 Limitations on Indebtedness		64
8.09 [Reserved]		64
8.10 Plans		64
8.11 [Reserved]		64
8.12 Limitation on Sale of Assets		64
8.13 Restrictions on Pension Plans		64
8.14 [Reserved]		65
8.15 [Reserved]		65
8.16 Canadian Unrestricted Cash		65
8.17 Amendments to Transaction Documents		65
8.18 Negative Pledge		65
8.19 Clauses Restricting Subsidiary Distributions		65
8.20 Executive Compensation Restrictions		66

SECTION 9.	[RESERVED]	66

SECTION 10.	EVENTS OF DEFAULT	66
10.01 Events of Default		66

SECTION 11.	REMEDIES	71
11.01 Remedies		71

SECTION 12.	MISCELLANEOUS	72
12.01 Waiver		72
12.02 Notices		72
12.03 Indemnification and Expenses		74
12.04 Amendments and Effect of this Loan Agreement		76
12.05 Confirmation of Existing Security		76

SECOND AMENDED AND RESTATED LOAN AGREEMENT

(continued)

12.06 [Reserved]	77
12.07 Survival	77
12.08 Captions	77
12.09 Counterparts and Facsimile	77
12.10 Governing Law	77
12.11 Waiver of Jury Trial: Consent to Jurisdiction and Venue; Service of Process; Waiver	77
12.12 Saving Clause	78
12.13 Acknowledgments	78
12.14 Hypothecation or Pledge of Collateral	79
12.15 Successors and Assigns; Participations and Assignments	79
12.16 Periodic Due Diligence Review	80
12.17 Set-Off	83
12.18 [Reserved]	83
12.19 Reimbursement	83
12.20 Waiver Of Redemption And Deficiency Rights	84
12.21 [Reserved]	84
12.22 Severability	84
12.23 Entire Agreement	84
12.24 Governments of Canada and Ontario	84
12.25 Administrative Loan Party	84
12.26 Anti-Money Laundering Legislation	85

SECOND AMENDED AND RESTATED LOAN AGREEMENT

v

(continued)

SCHEDULES

SCHEDULE 1.01(a)	EXCLUDED COLLATERAL
SCHEDULE 6.03	LITIGATION
SCHEDULE 6.09	CHIEF EXECUTIVE OFFICE, CHIEF OPERATING OFFICE
SCHEDULE 6.10	LOCATION OF BOOKS AND RECORDS
SCHEDULE 6.15	SUBSIDIARIES
SCHEDULE 6.21	FILING JURISDICTIONS AND OFFICES
SCHEDULE 6.22	INTELLECTUAL PROPERTY
SCHEDULE 6.23	JV AGREEMENTS
SCHEDULE 6.25	MORTGAGED REAL PROPERTY
SCHEDULE 10.01(j)	CANADIAN BENEFIT AND PENSION PLAN

EXHIBITS

EXHIBIT A	FORM OF NOTE
EXHIBIT B	ACKNOWLEDGMENT AND CONSENT
EXHIBIT C	FORM OF CONFIDENTIALITY AGREEMENT
EXHIBIT D	FORM OF COMPLIANCE CERTIFICATE
EXHIBIT E	FORM OF LETTER AGREEMENT REGARDING
INTERCREDITOR AGREEMENT

SECOND AMENDED AND RESTATED LOAN AGREEMENT

SECOND AMENDED AND RESTATED LOAN AGREEMENT

SECOND AMENDED AND RESTATED LOAN AGREEMENT, dated as of July 10, 2009, among GENERAL MOTORS OF CANADA LIMITED, a corporation established pursuant to the laws of Canada (the “Borrower”), the other Loan Parties (as hereinafter defined) and EXPORT DEVELOPMENT CANADA, a corporation established pursuant to the laws of Canada (the “Lender”).

RECITALS

A. The Borrower and the Lender entered into a Loan Agreement dated as of April 29th, 2009 which was amended and restated pursuant to an Amended and Restated Loan Agreement dated June 1, 2009 (collectively the “Existing Loan Agreement”).

B. Pursuant to the Existing Loan Agreement, the Lender made advances to the Borrower in a principal amount of the Canadian Dollar Equivalent of US$2,413,000,000 (the “Existing Loan Agreement Advances”).

C. Concurrently herewith, the Lender has entered into an Assignment Agreement with 7176384 Canada Inc. (the “Existing Loan Assignee”) pursuant to which the Lender assigned to the Existing Loan Assignee a portion of the Existing Loan Agreement Advances, leaving a balance of the Existing Loan Agreement Advances in the principal amount of the Canadian Dollar Equivalent of US$1,288,135,593 (the “Remaining Existing Loan Agreement Advances”).

D. The Borrower and the Lender wish to amend and restate the Existing Loan Agreement to deal with the terms and conditions of the Remaining Existing Loan Agreement Advances as set forth in this Loan Agreement.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS AND ACCOUNTING MATTERS.

1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Loan Agreement in the singular to have the same meanings when used in the plural and vice versa):

“1908 Holdings” shall mean 1908 Holdings Ltd., a Subsidiary of the Borrower.

“Additional First Lien Indebtedness” shall mean, as at any date of determination, principal amount of Indebtedness (other than (i) Indebtedness under the US Credit Agreement and the VEBA Note Facility and (ii) Indebtedness described in clauses (a) through (m) (inclusive) and clause (p) of the definition of “Permitted Indebtedness”) in excess of US$6,000,000,000 secured on a first priority basis by the Collateral or the US Collateral or any portion of either of the foregoing (including without limitation Structured Financing), provided that, (i) on the date such Indebtedness is incurred, the Consolidated Leverage Ratio shall be less than 3.00 to 1.00 after giving pro forma effect to the incurrence of such Indebtedness, (ii) a portion of the Net Cash Proceeds of such Indebtedness (other than revolving credit loans) are used to prepay the Loan in accordance with Section2.07(a), (iii) the aggregate amount of

SECOND AMENDED AND RESTATED LOAN AGREEMENT

commitments under revolving credit facilities, if any, together with any revolving credit facilities constituting Excluded First Lien Indebtedness, shall not exceed US$4,000,000,000, (iv) with respect to any revolving credit facility, the amount of Indebtedness thereunder for the purpose of determining compliance with clauses (i) and (iii) of this definition shall be equal to the related commitment thereunder and (v) the lenders party thereto (or an agent on behalf of such lenders) shall have executed and delivered an intercreditor agreement in form and substance reasonably satisfactory to the Lender solely to the extent the loan parties to such Indebtedness are one or more of the Loan Parties.

“Advances” shall mean, collectively, all advances of the Loan made by the Lender to the Borrower.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person, provided that, references to Affiliates of the Lender shall be deemed to include, without limitation, Her Majesty the Queen in Right of Canada and Her Majesty the Queen in Right of the Province of Ontario. For purposes of this Loan Agreement, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, pension plans of a Person and entities holdings the assets of such plans, shall not be deemed to be Affiliates of such Person. Notwithstanding the foregoing, none of (i) the Government of the United States (or any branch or agency thereof), (ii) the Government of Canada (or any branch or agency thereof), (iii) the Government of Ontario (or any branch or agency thereof), or (iv) the VEBA or the UAW, shall be considered an Affiliate of the Borrower, the US Borrower or any of their Subsidiaries.

“AML Legislation” shall have the meaning set forth in Section 12.26 hereof.

“Applicable Law” shall mean, with reference to any Person, all laws (including common law), statutes, regulations, ordinances, treaties, judgments, decrees, injunctions, writs and orders of any court, governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any Governmental Authority applicable to such Person or its property or in respect of its operations.

“Applicable Net Cash Proceeds” shall mean with respect to any Additional First Lien Indebtedness, Permitted Unsecured Indebtedness or Attributable Obligations under each applicable Sale/Leaseback Transaction, an amount equal to 16.102% of 50% of the Net Cash Proceeds of such Indebtedness or Attributable Obligations, as applicable.

“Applicable Rejected Prepayment Amount” shall mean, on any date of determination:

(a) with respect to any Treasury Rejection Notice, an amount equal to (i) the amount of the mandatory prepayment rejected by the Treasury pursuant to Section 2.5(g) of the US Credit Agreement multiplied by (ii) a percentage equal to (x) the aggregate outstanding principal balance of the Loan held by EDC on such date divided by (y) the sum of the aggregate outstanding amount of the Loan held by EDC on such date and the aggregate Outstanding Principal (as defined in the VEBA Note Facility) of the VEBA Note Facility held by VEBA on such date; and

SECOND AMENDED AND RESTATED LOAN AGREEMENT

(b) with respect to any VEBA Rejection Notice, an amount equal to (i) the amount of the mandatory prepayment rejected by the VEBA pursuant to Section 2.5(g) of the VEBA Note Facility multiplied by (ii) a percentage equal to (x) the aggregate outstanding principal balance of the Loan held by EDC on such date divided by (y) the sum of the aggregate outstanding principal balance of the Loan held by EDC on such date and the aggregate outstanding principal balance of the loans held by Treasury under the US Credit Agreement on such date.

“Asset Sale” shall mean any Disposition of property or series of related Dispositions of property occurring contemporaneously (other than any Excluded Disposition) that yields gross proceeds to the Borrower or any Subsidiary Guarantor (valued at the initial principal amount thereof in the case of non cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non cash proceeds) in excess of CDN$10,000,000. The term “Asset Sale” shall not include any issuance of Equity Interests or any event that constitutes a Recovery Event.

“Assignee” has the meaning set forth in Section 12.15(b).

“Attributable Obligations” shall mean in respect of a Sale/Leaseback Transaction, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments required to be paid during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capital Lease Obligations.” For the purposes of calculating the Consolidated Leverage Ratio, the aggregate amount of Attributable Obligations outstanding as of any date of determination shall be (i) US$500,000,000 plus (ii) the amount of the Attributable Obligations entered into after the Effective Date.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of New York (together with the District Court for the Southern District of New York, where applicable).

“BIA” shall mean the Bankcruptcy and lnsolvency Act (Canada).

“Borrower” shall mean General Motors of Canada Limited, a Canada corporation, and its permitted successors and assigns.

“Budget” shall mean the budget delivered by the US Borrower under the US Credit Agreement.

SECOND AMENDED AND RESTATED LOAN AGREEMENT

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a statutory holiday or other day on which banks in Ottawa, Ontario, Canada are permitted to close, or (iii) a day on which trading in securities on the Toronto Stock Exchange or any other major securities exchange in Canada is not conducted.

“Business Plan” shall have the meaning set forth in the US Credit Agreement.

“Canadian Benefit Plans” shall mean all material employee benefit plans maintained or contributed to by the Borrower for its employees or former employees employed in Canada that are not Canadian Pension Plans including, without limitation, all profit sharing, savings, post-retirement, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of the Borrower employed in Canada participate or are eligible to participate, provided that no statutory plans to which the Borrower are obligated to contribute, or with respect to which they must comply, including the Canada Pension Plan, the Quebec Pension Plan or plans administered pursuant to applicable federal or provincial health, workers compensation and employment insurance shall be included as Canadian Benefit Plans.

“Canadian Dollars” or “CDN$” shall mean the lawful currency of Canada.

“Canadian Dollar Equivalent” shall mean, on any date of determination, with respect to any amounts denominated in United States Dollars, the equivalent in Canadian Dollars of such amount as determined by the Lender in accordance with normal banking industry practice using the Exchange Rate.

“Canadian Entity” shall mean the Lender, the Province of Ontario, the Federal Government of Canada, and any of their respective agencies, instrumentalities and departments or any corporation or other Person controlled by one or more of the foregoing.

“Canadian Pension Plans” shall mean a “registered pension plan” as defined in the Income Tax Act (Canada) established, maintained or contributed to by the Borrower for its employees or former employees employed in Canada.

“Canadian Subscription Agreement” means that certain Canada Contribution & Subscription Agreement between the US Borrower and 7176384 Canada Inc. dated as of July 10, 2009.

“Canadian Subsidiary” shall mean any Subsidiary of the Borrower organized under the laws of Canada or any province or territory thereof.

“Capital Lease Obligations” shall mean for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Loan Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

SECOND AMENDED AND RESTATED LOAN AGREEMENT

“Cases” shall have the meaning set forth in the US Credit Agreement.

“Cash Equivalents” shall mean (a) United States Dollars, Canadian Dollars or money in other currencies received in the ordinary course of business, (b) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States or Canadian government or any agency thereof, (c) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, province, commonwealth or territory of the United States or Canada, by any political subdivision or taxing authority of any such state, province, commonwealth or territory or by any foreign government, the securities of which state, province, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by S&P or “A” by Moody’s or equivalent rating; (d) demand deposit, certificates of deposit and time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any commercial bank, supranational bank or trust company having a credit rating of “F-1” or higher by Fitch (or the equivalent rating by S&P or Moody’s), (e) repurchase obligations with respect to securities of the types (but not necessarily maturity) described in clauses (b) and (c) above, having a term of not more than 90 days, of banks (or bank holding companies) or subsidiaries of such banks (or bank holding companies) and non bank broker-dealers listed on the Federal Reserve Bank of New York’s list of primary and other reporting dealers (“Repo Counterparties”), which Repo Counterparties have a credit rating of at least “F-1” or higher by Fitch (or the equivalent rating by S&P or Moody’s), (f) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one year after the day of acquisition, (g) short-term marketable securities of comparable credit quality, (h) shares of money market mutual or similar funds which invest at least 95% in assets satisfying the requirements of clauses (a) through (g) of this definition (except that such assets may have maturities of 13 months or less), and (i) in the case of a Foreign Subsidiary, substantially similar investments, of comparable credit quality relative to the sovereign credit risk of the Foreign Subsidiary’s country, denominated in the currency of any jurisdiction in which such Foreign Subsidiary conducts business.

“CDOR Floor” shall mean 2.00%.

“CDOR Rate” shall mean, on any date, the greater of (i) the CDOR Floor and (ii) the annual rate of interest which is the stated average of the rates applicable to Canadian Dollar bankers’ acceptances having a three month term identified as such on the “Reuters Screen CDOR Page” (as defined in the International SWAP Dealer Association, Inc. definitions, as modified and amended from time to time) at approximately 10:30 a.m., Ottawa time, on such day or, if such day is not a Business Day, then on the immediately preceding Business Day, (as adjusted by the Lender after 10:30 a.m., Ottawa time, to reflect any error in any posted rate or in the posted average annual rate). If the rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate on any day shall be calculated as the arithmetic average of the discount rates applicable to Canadian Dollar bankers’ acceptances having a three month term as quoted by at least four Canadian Schedule I chartered banks selected by Lender as of 10:30 a.m., Ottawa time, on the day, or if the day is not a Business Day, then on the immediately preceding Business Day.

“Chair of the Joint Deputy Minister Automotive Steering Committee” shall mean a government official designated by the Lender from time to time.

SECOND AMENDED AND RESTATED LOAN AGREEMENT

“Challenge Period” shall have the meaning set forth in the US Credit Agreement.

“Change of Control” shall mean (a) with respect to the US Borrower, the acquisition, after the Effective Date, by any other Person, or two or more other Persons acting in concert other than the Permitted Holders, the Lender, the VEBA or any Affiliate of the Permitted Holders, the Lender or the VEBA, of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of outstanding shares of voting stock of the Borrower at any time if after giving effect to such acquisition such Person or Persons owns 20% or more of such outstanding voting stock or (b) the US Borrower ceases to own and control, directly or indirectly, 100% of the Equity Interests of the Borrower.

“Claim” shall have the meaning set forth in Section 12.03.

“COCA” shall mean the Canadian Operational Continuation Agreement dated as of July 10, 2009 among the Borrower, the US Borrower, Her Majesty the Queen in Right of Canada and Her Majesty the Queen in Right of the Province of Ontario.

“Collateral” shall have the same meaning as Facility Collateral.

“Collateral Documents” shall mean the Equity Pledge Agreements, the Security Agreements, and each Mortgage, and each other collateral assignment, security agreement, pledge agreement, agreement granting Liens in intellectual property rights, or similar agreements delivered to the Lender to secure the Obligations, as amended and restated herewith (if applicable).

“Confidential Information” shall mean all information in whatever form (whether written, oral, electronic or documentary), which is made available to the Receiving Party, directly or indirectly, by the Disclosing Party in connection with this Loan Agreement, which is either confidential, proprietary or otherwise not generally available to the public, and shall include any document, electronic record, correspondence, note, extract or analysis containing, recalling or recording Confidential Information, or which is derived from or reflects the review of Confidential Information, and all copies and extracts thereof. The following shall not be considered to be Confidential Information:

(a) information which at the time of disclosure by the Disclosing Party to the Receiving Party had been generally disclosed by the Disclosing Party to the public, or which thereafter is generally disclosed by the Disclosing Party to the public, other than as a result of disclosure by the Receiving Party; and

(b) information which prior to the time of disclosure by the Disclosing Party to the Receiving Party was in the possession of the Receiving Party on a lawful basis, or is thereafter lawfully acquired by the Receiving Party from a third party; provided that such information is not subject to a confidentiality agreement with, or other obligation of confidentiality or secrecy to the Disclosing Party;

provided that no combination of information which comprises part of the Confidential Information shall be included in the foregoing exceptions merely because individual parts of the information were within the public domain or were within the prior possession of the Receiving Party unless the combination itself was in the public domain or in the prior possession of the Receiving Party, or was so received by the Receiving Party.

SECOND AMENDED AND RESTATED LOAN AGREEMENT

“Consolidated” or “consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Leverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated Total Debt, less the sum of cash and Cash Equivalents held by the US Borrower and its Subsidiaries, excluding Restricted Cash, on such day to (b) EBITDA for the period of four fiscal quarters ended on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 7.01.

“Consolidated Total Debt” shall mean, at any date, the aggregate principal amount of all Indebtedness of the US Borrower and its Subsidiaries that would be reflected on a consolidated balance sheet of the US Borrower and its Subsidiaries as of such date in accordance with GAAP.

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“control” shall have the meaning assigned to such term in the definition of Affiliate.

“Copyright Licenses” shall mean all licenses, contracts or other agreements, whether written or oral, naming the Borrower or a Subsidiary Guarantor as licensee or licensor and providing for the grant of any right to reproduce, publicly display, publicly perform, distribute, create derivative works of or otherwise exploit any works covered by any Copyright (including, without limitation, all Copyright Licenses set forth in Schedule 6.22 hereto).

“Copyrights” shall mean all domestic and foreign copyrights and intangibles of like nature, whether registered or unregistered, including, without limitation, all copyright rights throughout the universe (whether now or hereafter arising) in any and all media (whether now or hereafter developed), in and to all original works of authorship (including, without limitation, all marketing materials created by or on behalf of the Borrower or a Subsidiary Guarantor), acquired or owned by the Borrower or a Subsidiary Guarantor (including. without limitation, all copyrights described in Schedule 6.22 hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the Canadian Intellectual property Office or in any similar office or agency of any other country or any political subdivision thereof), and all reissues, renewals, restorations, extensions or revisions thereof.

“Default” shall mean an event that with the giving of notice or the lapse of time or both, would become an Event of Default.

“Design License” shall mean all licenses, contracts or other agreements, whether written or oral, naming the Borrower or a Subsidiary Guarantor as licensee or licensor and providing for the grant of any right to manufacture, use, lease or sell or otherwise exploit any Design (including, without limitation, all Design Licenses set forth in Schedule 6.22 hereto).

SECOND AMENDED AND RESTATED LOAN AGREEMENT

“Designs” shall mean all of the following now owned or hereafter acquired by the Borrower or a Subsidiary Guarantor (including, without limitation, all industrial designs and intangibles of like nature described in Schedule 6.22 hereto): (a) all industrial designs and intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the Canadian Intellectual Property Office or in any similar office or agency in any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Disclosing Party” shall mean any Loan Party, its employees or their affiliates, agents, consultants, contractors, advisors or representatives.

“Disposition” shall mean with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (other than (i) exclusive licenses that do not materially impair the relevant Loan Party’s ability to use or exploit the relevant Intellectual Property as it has been used or exploited by such Loan Party as of the Original Agreement Effective Date or (ii) nonexclusive licenses); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Domestic Subsidiary” shall mean any Subsidiary that is organized or existing under the laws of the United States or Canada or any state, province, commonwealth or territory of the United States or Canada.

“Due Diligence Review” shall mean the performance by or on behalf of the Lender of any or all of the reviews permitted under Section 12.16, as desired by the Lender from time to time.

“EBITDA” shall mean for any period, Net Income plus, to the extent deducted in determining Net Income, the sum of: (a) Interest Expense, amortization or write off of debt discount, other deferred financing costs and other fees and charges associated with Indebtedness, plus (b) tax expense, plus (c) depreciation, plus (d) amortization, write offs, write downs, asset revaluations and other non-cash charges, losses and expenses, plus (e) impairment of intangibles, including goodwill, plus (f) extraordinary expenses or losses (as determined in accordance with GAAP) including an amount equal to any extraordinary loss, plus (g) any net loss realized by the US Borrower or any of its Subsidiaries in connection with any Disposition or the extinguishment of Indebtedness, plus (h) special charges (including restructuring costs), plus (i) losses (but minus gains) due solely to the fluctuations in currency values or the mark-to-market impact of commodities derivatives, in each case in accordance with GAAP, plus (j) losses attributable to discontinued operations, plus (k) losses (but minus gains) attributable to the cumulative effect of a change in accounting principles, plus (l) non-recurring costs, charges and expenses during such period, plus (m) the amount of fees associated with advisory, consulting or other professional work done for equity offerings, minus (n) to the extent included in Net Income, extraordinary gains (as determined in accordance with GAAP), together with any related provision for taxes on such extraordinary gain, all calculated without duplication for the US Borrower and its Subsidiaries on a consolidated basis for such period. For purposes of this Loan Agreement, EBITDA shall (to the extent required to comply with Regulation S-X promulgated under the Securities Act) be adjusted on a pro forma basis to include, as of the first day of any applicable period, any acquisition and any Disposition contemplated by the Business Plan to be consummated during such period, including, without limitation, adjustments reflecting any non-recurring

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costs and any extraordinary expenses of any acquisition and any Disposition consummated during such period and any Pro Forma Cost Savings attributable thereto, each calculated on a basis consistent with GAAP or as otherwise approved by the Lender in its sole discretion.

“EDC” shall mean Export Development Canada.

“EDC’s Percentage” shall mean, on any date of determination, (i) in the event that EDC is the sole Lender party to this Loan Agreement, 100%, and (ii) in the event that there is more than one Lender party to this Loan Agreement, a percentage equal to (x) the aggregate outstanding principal balance of the Loan held by EDC on such date divided by (y) the aggregate outstanding principal balance of the Loan of all Lender parties to this Loan Agreement on such date.

“EDC Rejection Notice” shall mean, a notice from EDC to the Borrower rejecting a Mandatory Prepayment under this Loan Agreement in accordance with Section 2.07(d) hereof.

“EESA” shall mean the Emergency Economic Stabilization Act of 2008, Public Law No: 110-343 effective as of October 3, 2008, as amended by Section 7000 et al. of Division A, Title VII of the American Recovery and Reinvestment Act of 2009, Public Law No. 111-5, effective as of February 17, 2009, as may be further amended and in effect from time to time.

“Effective Date” shall mean July 10, 2009.

“Electronic Transmission” shall mean the delivery of information by electronic mail, facsimile or other electronic format acceptable to the Lender. An Electronic Transmission shall be considered written notice for all purposes hereof.

“Environmental Indemnity Agreement” shall mean that certain Environmental Indemnity Agreement, dated as of April 29, 2009, executed by the Borrower in connection with the Existing Loan Agreement for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equity Interests” shall mean any and all equity interests, including any shares of stock, membership or partnership interests, participations or other equivalents whether certificated or uncertificated (however designated) of a corporation, limited liability company, partnership, joint venture or any other entity, and any and all similar ownership interests in a Person and any and all warrants or options to purchase any of the foregoing.

“Equity Pledge Agreement” shall mean, collectively, (a) that certain pledge agreement, dated as of the Effective Date, between the US Borrower and the Lender, acknowledged by the Borrower, and (b) those certain pledge agreements, dated as of the Original Agreement Effective Date, between the Borrower and the Lender, acknowledged by each of the applicable Pledged Entities listed therein.

“ERISA” shall have the meaning set forth in the US Credit Agreement.

“Event of Default” shall have the meaning set forth in Section 10.

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“Exchange Act” shall mean the United States Securities and Exchange Act of 1934, as amended.

“Exchange Rate” shall mean, for any day with respect to any currency (other than Canadian Dollars) the Bank of Canada daily noon rate for such currency vis-à-vis Canadian Dollars as posted on the Bank of Canada website at or about noon (Toronto time) three (3) days (unless otherwise agreed by the Lender) prior to the date of the calculation for the purchase of Canadian Dollars with such currency. In the event that such rate is not available, such Exchange Rate shall instead be the spot rate of exchange of the Reference Bank, at or about 11:00 a.m. (Toronto time) on such day for purchase of Canadian Dollars with such currency, for delivery three (3) days (unless otherwise agreed by the Lender) later; provided, however, that if at any time of any such determination, for any reason, no such spot rate is being quoted, the Lender may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Collateral” shall mean:

(a) all Property of the US Borrower save and except all interest of the US Borrower in voting Equity Interests in the Borrower and all proceeds derived therefrom;

(b) Property of the Borrower and each Subsidiary Guarantor to the extent that a grant of a security interest therein (i) is prohibited by any Applicable Law, or requires a consent pursuant to Applicable Law that has not been obtained from any Governmental Authority or (ii) is contractually prohibited, or constitutes a breach or default under or results in the termination of any contract (except to the extent that such contract or the related prohibitive provisions therein are ineffective under Applicable Law), or requires a consent from any other Person (other than the Borrower or any of its Affiliates) that has not been obtained, in each case, to the extent such obligations and related Property are set forth on Schedule 1.01(a) in the case of any investment property (as such term is defined in the Personal Property Security Act) other than the Pledged Equity, is prohibited under any applicable organizational, constitutive, shareholder or similar agreement (except to the extent that such agreement or the related prohibitive provisions therein are ineffective under the Personal Property Security Act or other Applicable Law) and, in each case, to the extent only that the required consent or the prohibition in respect of the applicable Excluded Collateral described in any of the foregoing provisions of this definition then remains in full force and effect; and

(c) Property of the Borrower and of each Subsidiary Guarantor of any of the following types:

(i) any Equity Interests owned by the Borrower in any Subsidiary (except for the Equity Interests of the Subsidiary Guarantors and of General Motors Product Services, Inc.);

(ii) any Property (including any tangible embodiments of Intellectual Property that may be affixed to or embodied in any Property), including any Equity Interest, to the extent that the Borrower has assigned, pledged, or otherwise granted a security interest in or with respect to such Property to secure any indebtedness or any other obligations, prior to the Original Agreement Effective Date, to the extent that a grant of a security interest therein is contractually prohibited, or constitutes a breach or default under or results in the termination of

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any contract, or requires a consent from any other Person (other than the Borrower or any of its Affiliates) that has not been obtained, in each case, to the extent such obligations and related Property are set forth on Schedule 1.01(a) and, in each case, to the extent only that the competing security interest in the applicable Excluded Collateral described in any of the foregoing provisions of this definition then remains in full force and effect;

(iii) any Property of the Borrower acquired with (A) funds previously obtained from the Government of Canada or any Province, or (B) under any other government programs or using other government funds, including proceeds of government loans, contracts, grants, cooperative agreements, to the extent that a grant of a security interest therein is contractually prohibited, or constitutes a breach or default under or results in the termination of any contract or precludes eligibility for funding described in clauses (A) or (B) above or requires a consent from any other Person (other than the Borrower or any of its Affiliates) that has not been obtained, in each case, to the extent such obligations and related Property are set forth on Schedule 1.01(a);

(iv) any Property, including cash and Cash Equivalents, (A) pledged or deposited in connection with insurance, including worker’s compensation, unemployment insurance or other types of social security or pension benefits, (B) pledged or deposited to secure the performance of bids, tenders, statutory obligations, and surety, appeal, customs or performance bonds and similar obligations, or (C) pledged or deposited to secure reimbursement obligations in respect of letters of credit issued to support any obligations or liabilities described in clauses (A) or (B); provided that if and when any such Property is released from any such pledge or deposit, it shall cease to be Excluded Collateral;

(v) any real property listed in Schedule 1.01(a) and any leasehold property interests other than any such leasehold property interests used in or required for any manufacturing activities of the Borrower; and

(vi) any other property listed in Schedule 1.01(a).

“Excluded Dispositions” shall mean:

(a) Dispositions of inventory in the ordinary course of business;

(b) Dispositions of obsolete or worn-out property in the ordinary course of business, including leases with respect to facilities that are temporarily not in use or pending their Disposition;

(c) Dispositions of accounts receivable more than 90 days past due in connection with the compromise, settlement or collection thereof on market terms;

(d) Dispositions of any Equity Interest of any JV Subsidiary in accordance with the applicable joint venture agreement relating thereto;

(e) Dispositions of any Equity Interest of CAMI Automotive Inc.;

(f) any Disposition of (i) any Subsidiary Guarantor’s or Pledged Entity’s Equity Interests or other assets or Property of the Borrower or any Subsidiary Guarantor to the

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Borrower or any Subsidiary Guarantor, or (ii) any Subsidiary’s (other than a Subsidiary Guarantor’s or Pledged Entity’s) Equity Interests or other assets or Property of any Group Member (other than the Borrower or any Subsidiary Guarantor) to the Borrower or any of its Subsidiaries;

(g) any Disposition of Cash Equivalents in a manner that is not prohibited by the terms of this Loan Agreement or the other Loan Documents;

(h) any Disposition by the Borrower or any of its Subsidiaries of any dealership property or Equity Interest in a dealership Subsidiary to the operating management of a dealership or any Disposition of property in connection with the dealer optimization plan, in each case in the ordinary course of business; and

(i) the licensing and sublicensing of Patents, Trademarks and other Intellectual Property or other general intangibles to third persons on customary terms as determined by the board of directors, or such other individuals as they may delegate, in good faith and the ordinary course of business.

“Excluded First Lien Indebtedness” shall mean Indebtedness secured on a first priority basis by the Collateral or the US Collateral or any portion of either of the foregoing (other than (i) Indebtedness under the US Credit Agreement and the VEBA Note Facility, and (ii) Indebtedness described in clauses (a) through (m) (inclusive) and clause (p) of the definition of “Permitted Indebtedness”) in an aggregate amount not exceeding US$6,000,000,000 (or in the case of Permitted Indebtedness denominated in Canadian Dollars, the US Dollar Equivalent thereof) comprised of term loan and/or revolving credit loan facilities (including without limitation Structured Financing), provided that, (i) the aggregate amount of commitments under the revolving credit facilities, if any, together with any revolving credit facilities constituting Additional First Lien Indebtedness, shall not exceed US$4,000,000,000 (or in the case of Permitted Indebtedness denominated in Canadian Dollars, the US Dollar Equivalent thereof), (ii) with respect to any revolving credit facility, the amount of Indebtedness thereunder for the purpose of determining compliance with clause (i) of this definition shall equal the commitment thereunder and (iii) the lenders party thereto (or an agent on behalf of such lenders) shall have executed and delivered an intercreditor agreement in form and substance reasonably satisfactory to the Lender solely to the extent the loan parties to such Indebtedness are one or more of the Loan Parties.

“Excluded Subsidiary” shall have the meaning set forth in the US Credit Agreement.

“Existing Agreements” shall mean the agreements of the Loan Parties and their Subsidiaries in effect on the Effective Date and any extensions, renewals and replacements thereof so long as any such extension, renewal and replacement could not reasonably be expected to have a material adverse effect on the rights and remedies of the Lender under any of the Loan Documents.

“Existing Loan Agreement” shall have the meaning set forth in the Recitals.

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“Expense Policy” shall mean the US Borrower’s comprehensive written policy on excessive or luxury expenditures maintained and implemented in accordance with the Treasury regulations contained in 31 C.F.R. Part 30.

“Extraordinary Receipts” shall mean any (i) insurance proceeds (other than the proceeds of self-insurance) received by the Borrower or any Subsidiary Guarantor that are not the proceeds of a Recovery Event, (ii) downward purchase price adjustments (other than purchase price adjustments resulting from tax refunds received by the Borrower or any Subsidiary Guarantor), (iii) tax refunds (other than tax refunds received by the Borrower or any Subsidiary Guarantor), judgments and litigation settlements, pension plan reversions and indemnity payments received by the Borrower or any Subsidiary Guarantor, and (iv) similar receipts outside of the ordinary course of business in each case, in excess of CDN$10,000,000.

“Facility Collateral” shall mean (a) all Property of the Loan Parties other than Property constituting Excluded Collateral, all of which Property shall have been or shall be pledged to or for the benefit of the Lender under the applicable Loan Document, including each Mortgage and Security Agreement, and (b) all other property pledged to or for the benefit of the Lender under each Equity Pledge Agreement by a Loan Party or any other Person.

“Financing Subsidiary” shall mean any Subsidiary that is primarily engaged in financing activities including, without limitation (a) debt issuances to, or that are guaranteed by, governmental or quasi-governmental entities (including any municipal, local, county, regional, state, provincial, national or international organization or agency), (b) lease transactions (including synthetic lease transactions and Sale/Leaseback Transactions permitted hereunder) and (c) lease and purchase financing provided by such Subsidiary to dealers and consumers.

“Fitch” shall mean Fitch, Inc. d/b/a Fitch IBCA.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States or in Canada, as applicable.

“GMCL Pension Agreement” shall mean that certain General Motors Canada Limited – GMCL Pension Plans Funding Agreement among the Borrower, the Superintendent of Financial Services and Her Majesty the Queen in Right of Ontario, as represented by The Minister of Finance.

“Governmental Authority” shall mean, with respect to any Person, any nation or government, any province, state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.

“Group Member” shall have the meaning set forth in the US Credit Agreement.

“Guarantee Agreement” shall mean collectively, (a) that certain Guarantee Agreement dated as of the date of this Loan Agreement, by the US Borrower in favour of the

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Lender, guaranteeing the Obligations of the Borrower, (b) that certain Guarantee Agreement by each Subsidiary Guarantor in favour of the Lender, dated as of the Original Agreement Effective Date, guaranteeing the Obligations of the Borrower and (c) any Guarantee Agreement, by, in the event there is a US Parent Guarantor, such a US Parent Guarantor in favour of the Lender, guaranteeing on an unsecured basis the Obligations of the Borrower.

“Guarantee Obligation” shall mean as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee Obligation” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of the Collateral, to the extent required by the Lender. The amount of any Guarantee Obligation of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated Indebtedness in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantors” shall mean each of (i) the US Borrower, (ii) the Subsidiary Guarantors, and (iii) any US Parent Guarantor.

“Health Care Trust Agreement” means that certain Health Care Trust term sheet dated as of June 26, 2009 between the Borrower and the National Automobile Aerospace, Transportation and General Workers Union, and which may be superseded by an agreement between such parties pursuant to such term sheet.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person (other than any repurchase obligations accounted for as operating leases)); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services (other than trade payables or obligations associated with the purchase of tooling, machinery, equipment and engineering and design services, in each case incurred in the ordinary course of business); (c) indebtedness of others of the type referred to in clauses (a), (b), (d), (e), (f), (g) and (i) of this definition secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person (provided, that for purposes of this Loan Agreement the amount of such Indebtedness shall be deemed to be the lower of (x) the book value of such Property and (y) the principal amount of the indebtedness secured by such Property); (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations or Attributable Obligations of such Person; (f) [intentionally omitted]; (g) indebtedness of others of the type referred to in clauses (a) (b), (d), (e), (f), (h) and (i) of this definition guaranteed by such Person; (h) all purchase money indebtedness of such Person; (i) indebtedness of general partnerships of which such Person is a

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general partner unless the terms of such indebtedness expressly provide that such Person is not liable therefor; and (j) any other indebtedness of such Person evidenced by a note, bond, debenture or similar instrument; provided, however, that Indebtedness shall exclude any obligations related to the hourly pension plans of Delphi Corporation and its Affiliates.

“Individual Property” shall mean each parcel of real property, the improvements thereon and fixtures owned by the Borrower and encumbered by a Mortgage, together with all rights pertaining to such real property, improvements and fixtures, as more particularly described in each Mortgage and referred to therein as the “Property”; provided that Individual Property shall exclude any Property constituting Excluded Collateral.

“Ineligible Acquirer” shall mean any Person (i) directly involved in the manufacture of motor vehicles or the business of which is restricted primarily to the financing of the sale or lease of motor vehicles or (ii) having beneficial ownership of 20% or more of the Equity Interests of a Person described in clause (i).

“Initial Note” shall mean an Amended and Restated Promissory Note of the Borrower evidencing the Loan, substantially in the form of Exhibit A, with appropriate insertion as to date and principal.

“Insolvency Exceptions” shall mean limitations on, or exceptions to, the enforceability of an agreement against a Person due to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or the application of general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

“Intellectual Property” shall mean all Patents, Trademarks, Designs, Copyrights, Technical Information, trade secrets and customer lists and all rights under any Licenses to which the Borrower or any Subsidiary Guarantor is a party.

“Interest Expense” shall mean for any Person for any period, consolidated total interest expense of such Person and its Subsidiaries for such period and including, in any event, costs under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance for such period.

“Interest Payment Date” shall mean the last Business Day of each calendar quarter, commencing with the first calendar quarter that ends after the Effective Date.

“Interest Period” shall mean (i) an initial Interest Period commencing on the Effective Date and ending on the first Interest Payment Date following the Effective Date; and (ii) thereafter, each period commencing on an Interest Payment Date and ending on the calendar day prior to the next succeeding Interest Payment Date. Notwithstanding the foregoing, no Interest Period may end after the Maturity Date.

“Investment” shall mean any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase of any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or any other investment in, any Person.

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“Judgment Currency” shall have the meaning set forth in Section 2.12.

“JV Agreement” shall mean each partnership or limited liability company agreement (or similar agreement) between the Borrower or any Subsidiary Guarantor and the relevant JV Partner as the same may be amended, restated, supplemented or otherwise modified from time to time, in accordance with the terms hereof.

“JV Partner” shall mean each Person party to a JV Agreement that is not: (a) a Loan Party or one of its Subsidiaries; (b) a corporation incorporated to carry on automotive dealership operations; or (c) Canadian Satellite Radio Holdings Inc.

“JV Subsidiary” shall mean any Subsidiary of the Borrower or of a Subsidiary of the Borrower, which is not a Wholly Owned Subsidiary and as to which the business and management thereof is jointly controlled by the holders of the Equity Interests therein pursuant to customary joint venture arrangements.

“Lender” shall have the meaning set forth in the preamble hereof, and its permitted successors and assigns.

“Lender Parties” shall have the meaning set forth in Section 12.03.

“Licenses” shall mean the Copyright Licenses, the Design Licenses, the Technical Information Licenses, the Trademark Licenses and the Patent Licenses.

“Lien” shall mean any mortgage, pledge, security interest, lien or other charge or encumbrance (in the nature of a security interest and other than licenses of Intellectual Property), including the lien or retained security title of a conditional vendor, upon or with respect to any property or assets.

“Loan” all have the meaning set forth in Section 2.01.

“Loan Agreement” shall mean this Second Amended and Restated Loan Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Loan Documents” shall mean this Loan Agreement, the Notes, the Equity Pledge Agreements, the Security Agreement, the Guarantee Agreements, the Post-Closing Agreement, each Mortgage, and the Environmental Indemnity Agreement and all other documents, agreements and instruments now or from time to time hereafter executed by or on behalf of any Loan Party or any Guarantor or any other Person to evidence and secure the Obligations or the transactions contemplated hereby. For the avoidance of doubt, the Loan Documents do not include the COCA.

“Loan Parties” shall mean the Borrower and the Subsidiary Guarantors and “Loan Party” shall mean each of them.

“Mandatory Prepayment” shall have the meaning set forth in Section 2.07.

“Mandatory Prepayment Date” shall have the meaning set forth in Section 2.07.

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“Master Transaction Agreement” shall have the meaning set forth in the US Credit Agreement.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of (i) the North American Group Members (taken as a whole) or (ii) the Group Members (taken as a whole), (b) the ability of the Loan Parties (taken as a whole) to perform their obligations under any of the Loan Documents to which they are a party, (c) the validity or enforceability in any material respect of any of the Loan Documents to which the Loan Parties are a party, (d) the rights and remedies of the Lender under any of the Loan Documents, or (e) the Collateral (taken as a whole); provided that (w) the taking of any action by the Borrower and its Subsidiaries, including the cessation of production, pursuant to and in accordance with the Budget, (x) the filing and continuance of the Cases and the orders thereunder, and (y) any action taken pursuant to the Section 363 Sale Order shall not be taken into consideration.

“Maturity Date” shall mean the sixth (6th) anniversary of the Effective Date.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Mortgage” shall mean, with respect to each Individual Property, that certain charge/mortgage of land (or deed of trust or deed to secure debt or debenture, as applicable), assignment of leases and rents, and Security Agreement or similar agreement, executed and delivered by the Borrower as security for the Obligations and encumbering such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Cash Proceeds” shall mean with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a Sale/Leaseback Transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than the Loan) secured by such asset or otherwise subject to mandatory prepayment or lease obligations, as applicable, as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable, including under any tax sharing arrangements) and, with respect to amounts that will be expatriated as a result of any event attributable to a Foreign Subsidiary, the amount of any taxes that will be payable by any applicable Group Member as a result of the expatriation, and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case that are directly attributable to such event (as determined reasonably and in good faith by a Responsible Officer).

“Net Income” shall mean, for any period, the net income (or loss) of the US Borrower and its Subsidiaries calculated on a consolidated basis for such period determined in accordance with GAAP.

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“Non-Excluded Taxes” shall have the meaning provided in Section 3.03.

“North American Group Members” shall have the meaning set forth in the US Credit Agreement.

“Notes” shall mean the Initial Note and any promissory note issued in connection with an assignment as contemplated by Section 12.15 and any promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

“Obligation Currency” shall have the meaning set forth in Section 2.11.

“Obligations” shall mean (a) all of the Borrower’s obligations to repay the Loan on the Maturity Date, to pay interest on an Interest Payment Date and all other obligations and liabilities of each Loan Party to the Lender, or any other Person arising under, or in connection with, the Loan Documents, whether now existing or hereafter arising; (b) any and all sums paid by the Lender pursuant to the Loan Documents in order to preserve any Collateral or the interest of the Lender therein; (c) in the event of any proceeding for the collection or enforcement of any of the Loan Parties’ or any other Person’s obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Collateral, or of any exercise by the Lender of its rights under the Loan Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of the Loan Parties’ or other Person’s indemnity obligations to the Lender pursuant to the Loan Documents, provided that for purposes of any Collateral Documents to which the US Borrower or the US Parent Guarantor is not a party, the term Obligations shall not include obligations of such Person under its Guarantee Agreement.

“Offer Date” shall have the meaning set forth in Section 2.07.

“Original Agreement Effective Date” shall mean April 29,2009.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Loan Agreement or any other Loan Document (excluding, in each case, amounts imposed on an assignment, a grant of a Participation or other transfer of an interest in the Loan or any Loan Document).

“Participant” shall have the meaning set forth in Section 12.15 hereto.

“Participation” shall have the meaning set forth in Section 12.15 hereto

“Patent Licenses” shall mean all licenses, contracts or other agreements, whether written or oral, naming the Borrower or any Subsidiary Guarantor as licensee or licensor and providing for the grant of any right to manufacture, use, lease, or sell any invention, design, idea, concept, method, technique, or process covered by any Patent (including, without limitation, all Patent Licenses set forth in Schedule 6.22 hereto).

SECOND AMENDED AND RESTATED LOAN AGREEMENT

“Patents” shall mean all domestic and foreign letters patent, design patents, utility patents, and all intellectual property rights in inventions, and other general intangibles of like nature, now existing or hereafter acquired or owned by the Borrower or any Subsidiary Guarantor (including, without limitation, all domestic and foreign letters patent, design patents, utility patents, and inventions described in Schedule 6.22 hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the Canadian Intellectual Property Office, or in any similar office or agency in any other country or any political subdivision thereof), and all reissues, divisions, continuations, continuations in part and extensions or renewals thereof.

“Permitted Holders” shall have the meaning set forth in the US Credit Agreement.

“Permitted Indebtedness” shall mean:

(a) Indebtedness created under any Loan Document;

(b) purchase money Indebtedness for real property, improvements thereto or equipment or personal property hereafter acquired (or, in the case of improvements, constructed) by, or Capital Lease Obligations of the Borrower or the Subsidiary Guarantors provided that, the aggregate principal balance of such Indebtedness shall not exceed CDN$200,000,000 at any one time outstanding;

(c) trade payables, if any, in the ordinary course of its business;

(d) Indebtedness existing on the Effective Date;

(e) intercompany Indebtedness of (i) North American Group Members and (ii) Subsidiary Guarantors, in each case, in the ordinary course of business; provided that, the right to receive any repayment of such Indebtedness (other than any scheduled payments so long as no Event of Default has occurred and is continuing) shall be subordinated to the Lender’s rights to receive repayment of the Obligations;

(f) Indebtedness existing at the time any Person merges with or into or becomes a North American Group Member and not incurred in connection with, or in contemplation of, such Person merging with or into or becoming a North American Group Member; provided that any such merger shall comply with Section 8.01;

(g) Swap Agreements that are not entered into for speculative purposes;

(h) Indebtedness, including letters of credit, bankers’ acceptances and similar instruments issued in the ordinary course of business, in respect of the financing of insurance premiums, customs, stay, performance, bid, surety or appeal bonds and similar obligations, completion guaranties, “take or pay” obligations in supply agreements, reimbursement obligations regarding workers’ compensation claims, indemnification, adjustment of purchase price and similar obligations incurred in connection with the acquisition or disposition of any business or assets, and sales contracts, coverage of long-term counterparty risk in respect of insurance companies, purchasing and supply agreements, rental deposits, judicial appeals and service contracts;

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(i) Indebtedness incurred in the ordinary course of business in connection with cash management and deposit accounts and operations, netting services, employee credit card programs and similar arrangements and Indebtedness arising from the honouring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(j) any guarantee by any Loan Party of Permitted Indebtedness;

(k) any extensions, renewals, exchanges or replacements of Indebtedness of the kind in clauses (a), (d), (e), (f), (g) and (h) of this definition to the extent (i) the principal amount of or commitment for such Indebtedness is not increased (except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable fees and expenses incurred in connection with such extension, renewals or replacement), (ii) neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased and (iii) such Indebtedness, if subordinated in right of payment to the Lender of the Indebtedness under this Loan Agreement, remains so subordinated on terms no less favorable to the Lender;

(l) any Sale/Leaseback Transaction; provided that, if on the date such Indebtedness is incurred, the Consolidated Leverage Ratio is greater than or equal to 3.00 to 1.00 after giving pro forma effect to such Indebtedness, an amount equal to the Applicable Net Cash Proceeds of the Attributable Obligations under such Sale/Leaseback Transaction shall be applied as a prepayment of the Loan in accordance with Section 2.07(a);

(m) Indebtedness under the Supplier Receivables Facility;

(n) Excluded First Lien Indebtedness and Additional First Lien Indebtedness;

(o) Permitted Unsecured Indebtedness; and

(p) any transactions undertaken by the Borrower or any Guarantor with 1908 Holdings, Parkwood Holdings Ltd. or GM Overseas Funding LLC in the ordinary course, consistent with past practice (or, in the case of the US Borrower, consistent with past practice of the GM Oldco Parties, as such term is defined in the US Credit Agreement).

“Permitted Liens” shall mean, with respect to any Property of the Borrower and its Subsidiaries:

(a) Liens created in favour of any Lender under the Loan Documents;

(b) Liens on Property of the Loan Parties existing on the date hereof (including Liens on Property of the Borrower or a Subsidiary Guarantor pursuant to Existing Agreements; provided that such Liens and any renewal, replacement, amendment, extension or modification in whole or in part thereof shall secure only those obligations that they secure on the date hereof and any permitted refinancing thereof);

(c) any Lien existing on any Property prior to the acquisition thereof by the Borrower or any Subsidiary Guarantor or existing on any Property of any Person that becomes a

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Subsidiary Guarantor after the date hereof prior to the time such Person becomes a Subsidiary Guarantor; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary Guarantor, (ii) such Lien does not apply to any other Property or assets of the Borrower or a Subsidiary Guarantor, and (iii) such Lien and any renewal replacement amendment extension or modification in whole or in part thereof secures only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary Guarantor, as the case may be;

(d) Liens for taxes, assessments, governmental charges and utility charges not yet due or that are being contested in good faith, by proper proceedings diligently pursued, and as to which adequate reserves have been provided;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or that are being contested in good faith by appropriate proceedings and in respect of which adequate reserves have been provided for in accordance with GAAP;

(f) Liens securing Indebtedness permitted by clause (h) of the definition of “Permitted Indebtedness”; provided that, the aggregate principal balance of the Indebtedness at any one time outstanding secured by such Liens shall not exceed the greater of (x) CDN$160,000,000 and (y) the maximum amount of Liens securing such Indebtedness permitted to be issued or incurred by North American Group Members and Structured Financing Subsidiaries under any Excluded First Lien Indebtedness and Additional First Lien Indebtedness;

(g) Liens securing Swap Agreements permitted by clause (g) of the definition of “Permitted Indebtedness”;

(h) Liens securing Indebtedness permitted by clause (i) of the definition of “Permitted Indebtedness”;

(i) customary Liens in favour of trustees and escrow agents, and netting and set-off rights, bankers rights of combination of accounts and the like in favour of counterparties to financial obligations and instruments;

(j) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, employment or other insurance and other social security laws or regulations;

(k) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety, customs and appeal bonds, performance bonds and other obligations of a like nature, or to secure the payment of import or customs duties, in each case incurred in the ordinary course of business;

(l) zoning and environmental restrictions, easements, licenses, encroachments, covenants, servitudes, rights-of-way, restrictions on use of real property or groundwater, institutional controls and other similar encumbrances or deed restrictions (A) incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any Subsidiary Guarantor; or (B) as set out in the title insurance policies required to be delivered under the Existing Loan Agreement;

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(m) purchase money security interests in real property, improvements thereto or equipment or personal property hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary Guarantor, including pursuant to Capital Lease Obligations; provided that (i) such security interests secure Indebtedness permitted by Section 8.08, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary Guarantor;

(n) judgment Liens securing judgments not constituting an Event of Default under Section 10;

(o) any Lien consisting of rights reserved to or vested in any Governmental Authority by statutory provision;

(p) Liens securing Indebtedness described in clauses (d), (e), (l) and (n) of the definition of Permitted Indebtedness;

(q) pledges or deposits made to secure reimbursement obligations in respect of letters of credit issued to support any obligations or liabilities described in clauses (j) or (k) of this definition;

(r) liens securing the Supplier Receivables Facility;

(s) statutory Liens incurred or pledges or deposits made in favour of a Governmental Authority to secure the performance of obligations of the Borrower and its Subsidiaries under Environmental Laws to which any assets of the Borrower or any such Subsidiary are subject;

(t) other Liens created or assumed in the ordinary course of business of the Borrower or any Subsidiary Guarantor; provided that the obligations secured by all such Liens shall not exceed the principal amount of CDN$15,000,000 in the aggregate at any one time outstanding;

(u) Liens securing Additional First Lien Indebtedness;

(v) Liens on securities accounts (other than Liens to secure Indebtedness);

(w) Liens under industrial revenue, municipal or similar bonds, only to the extent the corresponding Indebtedness is Permitted Indebtedness;

(x) servicing agreements, development agreements, site plan agreements and other agreements with Governmental Authorities pertaining to the use or development of any of the properties and assets of the Borrower or any Subsidiary consisting of real property, provided the same are complied with;

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(y) Liens arising from security interests granted by Persons who are not Affiliates of the Borrower in such Person’s co-ownership interest in Intellectual Property that such Person co-owns together with any Group Member; and

(z) during the Challenge Period, Liens securing Reserved Claims and/or the Senior Lien Loans (as defined in the Existing Loan Agreement).

“Permitted Unsecured Indebtedness” shall mean unsecured Indebtedness of the Group Members (other than Excluded Subsidiaries) other than unsecured Indebtedness described in clauses (a) through (m) (inclusive) and clause (p) of the definition of “Permitted Indebtedness”, provided that, (i) solely in the case of such unsecured Indebtedness incurred by the US Borrower or any Domestic Subsidiary (other than Excluded Subsidiaries), in the event that such unsecured Indebtedness, when aggregated with all other Permitted Unsecured Indebtedness of the US Borrower and its Domestic Subsidiaries (other than Excluded Subsidiaries) then outstanding or to be issued or incurred simultaneously with such unsecured Indebtedness, exceeds US$1,000,000,000, then on the date such Indebtedness is incurred, the Consolidated Leverage Ratio shall be less than 3.00 to 1.00 after giving pro forma effect to the incurrence of such Indebtedness, (ii) with respect to any revolving credit facility, the amount of Indebtedness for the purpose of determining compliance with clause (i) of this definition shall equal the related commitment thereunder and (iii) a portion of the Net Cash Proceeds of such Indebtedness (other than revolving credit loans) are used to prepay the Loans in accordance with Section 2.07.

“Personal” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof or other entity of whatever nature).

“Personal Property Security Act” or “PPSA” shall mean the Personal Property Security Act (Ontario) and the Regulations and ministerial orders thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of Lender’s security interests in any collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Plan” shall mean any Canadian Benefit Plan or Canadian Pension Plan.

“Pledged Entity” shall mean the Borrower, each Subsidiary Guarantor and General Motors Product Services, Inc.

“Pledged Equity” shall mean all of the Equity Interests of a Pledged Entity, together with all ownership certificates, options or rights of any nature whatsoever which may be issued, granted or pledged by the owners of such interests to the Lender while this Loan Agreement is in effect.

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“Pledgors” shall mean the US Borrower and the Borrower.

“Post-Closing Agreement” shall mean that certain Post-Closing Agreement, dated as of July 10, 2009, by and between the Borrower and the Lender, as amended and restated from time to time.

“Post-Default Rate” shall mean, in respect of any principal of the Loan or any other amount under this Loan Agreement, the Notes, or any other Loan Document that is not paid when due to the Lender (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2.00% per annum, plus (x) the interest rate otherwise applicable to the Loan or other amount, or (y) if no interest rate is otherwise applicable, the sum of (i) CDOR Rate plus (ii) the Spread Amount.

“Pro Forma Cost Savings” shall mean with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an acquisition or a Disposition that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the applicable calculation date and calculated on a basis that is consistent with Regulation S-X, (ii) were actually implemented by the business that was the subject of any such acquisition or Disposition within six months after the date of the acquisition or Disposition and prior to the applicable calculation date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such acquisition or Disposition and that the US Borrower reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the acquisition or Disposition and, in the case of each of (i), (ii) and (iii), are described, as provided below, in an officers’ certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be set forth in a certificate delivered to the Lender from the US Borrower’s chief financial officer, treasurer or assistant treasurer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.

“Proceeds” shall have the meaning assigned to such term under the Uniform Commercial Code or the Personal Property Security Act (as applicable).

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“PV Facility” shall mean the new term loan facility made to the US Borrower by the Lender in an amount equivalent to the Canadian Dollar Equivalent of US$3,887,000,000.00 for purposes of funding the pension and/or other post-employment benefits of the Borrower.

“Receiving Party” shall mean (i) the Lender, its employees, agents, consultants, contractors, advisors and representatives; (ii) Industry Canada, its employees, agents, consultants, contractors, advisors and representatives; or (iii) the Ontario Ministry of Economic Development, its employees, agents, consultants, contractors, advisors and representatives.

“Records” shall mean all books, instruments, agreements, customer lists, credit files, computer files, storage media, tapes, disks, cards, software, data, computer programs,

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printouts and other computer materials and records generated by other media for the storage of information maintained by any Person with respect to the business and operations of the Loan Parties and the Collateral.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim (other than the proceeds of any self-insurance) or any condemnation proceeding relating to any asset of the Borrower or any Subsidiary Guarantor in each case, in excess of CDN$10,000,000.

“Reference Bank” shall mean the principal office of a bank listed on Schedule 1 of the Bank Act (Canada) as advised by the Lender to the Borrower in writing from time to time.

“Register” shall have the meaning set forth in Section 12.15.

“Registration Rights Agreement” shall mean the Equity Registration Rights Agreement, dated as of July 10, 2009, by and among the US Borrower, Treasury, 7176384 Canada Inc., a corporation organized under the laws of Canada, the VEBA, and Motors Liquidation Company (formerly known as General Motors Corporation), a Delaware corporation.

“Reinvestment Deferred Amount” shall mean with respect to any Reinvestment Event, an amount equal to the specified portion of the Net Cash Proceeds received by any applicable Group Member in connection therewith that is intended to be reinvested as stated in the applicable Reinvestment Notice.

“Reinvestment Event” shall mean any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” shall mean a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event (or committed to be expended pursuant to a binding contract) to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount” shall mean with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended (or committed to be expended pursuant to a binding contract) prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business.

“Reinvestment Prepayment Date” shall mean with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Borrower shall have made a final determination not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Rejected Prepayment Amount” shall meaning set forth in Section 2.07.

“Related Transactions” shall mean each of the transactions described in the Transaction Documents.

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“Relevant Period” shall mean, subject to Section 7.27(a), the period beginning on the Effective Date and ending on the date that is the latest to occur of the date a Canadian Entity ceases to own any (i) direct or indirect Equity Interest in the Borrower, and (ii) of the Loan hereunder.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Applicable Law or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or final and binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserved Claims” shall have the meaning set forth in the US Credit Agreement.

“Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters (including, without limitation those matters set forth in Section 7.02(p)), the chief financial officer, treasurer or assistant treasurer of such Person, an individual so designated from time to time by such Person’s board of directors or, for the purposes of Section 7.02 only (other than Section 7.02(p)), the secretary or an assistant secretary of the Borrower, or, in the event any such officer is unavailable at any time he or she is required to take any action hereunder, “Responsible Officer” shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate or corporate resolution (or equivalent); provided that the Lender is notified in writing of the identity of such Responsible Officer. Unless otherwise qualified, all references to “Responsible Officer” in this Loan Agreement shall refer to a Responsible Officer of the Borrower.

“Restricted Cash” shall mean cash, in whatever currency of denomination, and Cash Equivalents of the Borrower or any of its Subsidiaries (i) that is subject to a Lien (other than (x) the Liens created pursuant to the Collateral Documents (y) ordinary course set-off rights of depository banks for charges and fees related to amounts held therewith and (z) Liens for the benefit of any Loan Party arising under intercompany transactions), or (ii) the use of which is otherwise restricted pursuant to any Requirement of Law or Contractual Obligation. Notwithstanding the foregoing, none of the cash, in whatever currency of denomination, and Cash Equivalents of the Borrower or any of its Subsidiaries deposited with a trustee of any short-term or long-term voluntary employee’s beneficiary association which the Borrower or relevant Subsidiary may access on an unrestricted basis for use in its business shall constitute Restricted Cash.

“Restricted Payment” shall have the meaning set forth in the US Credit Agreement.

“Reuters Screen CDOR Page” shall mean the display designated as page CDOR on the Reuters Monitor Money Rates Service or other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for bankers’ acceptances by leading Canadian banks.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and its successors.

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“Sale/Leaseback Transaction” shall mean any arrangement with any Person providing for the leasing by any Group Member (other than any Excluded Subsidiary, except Financing Subsidiaries) of real or personal property that has been or is to be sold or transferred by the applicable Group Member to such Person, including any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the applicable Group Member.

“Section 363 Sale” shall have the meaning set forth in Section 5.01(c).

“Section 363 Sale Order” shall have the meaning set forth in Section 5.01(c).

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Securitization Subsidiary” shall mean any Subsidiary formed for the purpose of, and that engages in, one or more receivables or securitization financing facilities and other activities reasonably related thereto.

“Security Agreements” shall mean collectively, (a) that certain General Security Agreement, dated as of the Original Agreement Effective Date between the Borrower and the Lender, (b) those certain General Security Agreements, dated as of the Original Agreement Effective Date between the applicable Subsidiary Guarantor and the Lender, and (c) that certain Deed of Hypothec, dated the Original Agreement Effective Date, between the Borrower and the Lender, each as amended, restated, supplemented or otherwise modified from time to time.

“Senior Canadian Employee” shall mean, with respect to the Borrower and its majority owned Canadian Subsidiaries (other than CAMI Automotive Inc.) collectively, any of their employees who are one of the five (5) most highly compensated employees of the Borrower and its majority owned Canadian Subsidiaries (other than CAMI Automotive Inc.).

“Senior Employee” shall mean any of the 25 most highly compensated employees (including the SEOs) of the US Borrower and its Subsidiaries, as determined pursuant to the rules set forth in 31 C.F.R. Part 30.

“SEO” shall mean a senior executive officer of the US Borrower as defined in the EESA and any interpretation of such term by the Treasury thereunder, including the rules set forth in 3 1 C.F.R. Part 30.

“Specified Benefit Plan” shall mean any employee benefit plan within the meaning of section 3(3) of ERISA and any other plan, arrangement or agreement which provides for compensation, benefits, fringe benefits or other remuneration to any employee, former employee, individual independent contractor or director, including any bonus, incentive, supplemental retirement plan, golden parachute, employment, individual consulting, change of control, bonus or retention agreement, whether provided directly or indirectly by any Group Member or otherwise.

“Spread Amount” shall mean 5.00% per annum.

“Stockholders Agreement” shall mean Stockholders Agreement, dated as of July 10,2009, among the US Borrower, the Treasury, 7176384 Canada Inc. and the VEBA.

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“Structured Financing” shall mean Indebtedness (including any Sale/Leaseback Transaction) issued or incurred by any Structured Financing Subsidiary.

“Structured Financing Subsidiary” shall mean any Financing Subsidiary or Securitization Subsidiary.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or shall have the right to have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or “Subsidiaries” in this Loan Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” shall mean collectively: 1908 Holdings, Parkwood Holdings Ltd., GM Overseas Funding LLC; and Subsidiary Guarantor means any one of them.

“Supplier Receivables Facility” shall have the meaning set forth in the US Credit Agreement.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement.”

“TARP Covenants” shall mean the collective reference to the affirmative covenants in sections 7.14, 7.15, 7.16 and 7.25.

“TARP Covenant Modification” shall have the meaning set forth in Section 7.27(a).

“TARP Laws” shall mean EESA and other laws of the United States adopted pursuant to the Troubled Assets Relief Program.

“taxes” shall mean, except as the context otherwise requires, all taxes of any kind or nature whatsoever together with penalties, fines, additions to tax and interest thereon.

“Technical Information” shall mean all domestic and foreign trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know how, formulae, and other general intangibles of like nature now existing or hereafter acquired or owned by the Borrower (including without limitation all domestic and foreign trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know how, formulae, and other general intangibles of like nature).

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“Technical Information Licenses” shall mean all licenses, contracts or other agreements, whether written or oral, naming the Borrower as licensee or licensor and providing for the grant of any right to use any Technical Information.

“Trademark Licenses” shall mean all licenses, contracts or other agreements, whether written or oral, naming the Borrower or any Subsidiary Guarantor as licensor or licensee and providing for the grant of any right concerning any Trademark, and the right to prepare for sale or lease and sell or lease any and all Inventory now or hereafter owned by the Borrower or any Subsidiary Guarantor and now or hereafter covered by such licenses (including, without limitation, all Trademark Licenses described in Schedule 6.22 hereto).

“Trademarks” shall mean all domestic and foreign trademarks, service marks, collective marks, certification marks, trade dress, trade names, business names, d/b/a’s, Internet domain names, trade styles, designs, logos and other source or business identifiers and all general intangibles of like nature, now or hereafter owned, adopted or acquired by the Borrower or any Subsidiary Guarantor (including, without limitation, all domestic and foreign trademarks, service marks, collective marks, certification marks, trade dress, trade names, business names, d/b/a’s, Internet domain names, trade styles, designs, logos and other source or business identifiers described in Schedule 6.22 hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the Canadian Intellectual Property Office or in any similar office or agency in any other country or any political subdivision thereof), and all reissues, extensions or renewals thereof, together with all goodwill of the business symbolized by such marks.

“Transaction Documents” shall mean each of, and collectively, (i) the Master Transaction Agreement, (ii) the Section 363 Sale Order, (iii) the COCA, (iv) the GMCL Pension Agreement, (v) the Registration Rights Agreement, (vi) the Stockholders Agreement, (vii) the Canadian Subscription Agreement, (viii) the United States Subscription Agreement, (ix) Health Care Trust Agreement, and (x) the related manufacturing agreements, asset purchase agreements, organizational documents, finance support agreements and all other related documentation, each as amended, supplemented or modified from time to time.

“Treasury” shall mean The United States Department of the Treasury.

“Treasury Rejection Notice” shall mean a notice from the Treasury to the US Borrower rejecting a mandatory prepayment arising under Section 2.5(a) of the US Credit Agreement following the initial offer to repay the loans thereunder in accordance with Section 2.5(g) of the US Credit Agreement.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

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“United States” or “U.S.” shall mean the United States of America.

“United States Dollars” or “US$” shall mean lawful currency of the United States of America.

“United States Subscription Agreement” shall mean that certain United States Contribution & Subscription Agreement, in substantially the form annexed to the Additional Canadian Facilities Term Sheet.

“US Bankruptcy Case” shall mean the case under Chapter 11 of the Bankruptcy Code relating to the US Borrower.

“US Borrower” shall mean General Motors Company, formerly NGMCO, Inc., a Delaware corporation and successor in interest to Vehicle Acquisition Holdings LLC, a Delaware limited liability company, which is the direct or indirect parent of the Borrower.

“US Collateral” shall have the meaning given to the term “Collateral” set forth in the US Credit Agreement.

“US Credit Agreement” shall mean the First Lien Credit Agreement dated as of July 10, 2009 among the US Borrower, the guarantors thereunder and the Treasury, as the same may be amended, restated, supplemented or modified from time to time.

“US Dollar Equivalent” shall mean, on any date of determination, with respect to any amounts denominated in Canadian Dollars, the equivalent in US Dollars of such amount as determined by the Lender in accordance with normal banking industry practice using the Exchange Rate on the date of determination.

“US Parent Guarantor” shall mean any parent entity of the US Borrower which becomes a guarantor under the US Credit Agreement.

“VEBA” shall have the meaning set forth in the US Credit Agreement.

“VEBA Note Facility” shall have the meaning set forth in the US Credit Agreement.

“VEBA Rejection Notice” shall mean a notice from the VEBA to the US Borrower rejecting a mandatory prepayment arising under Section 2.5(a) of the VEBA Note Facility following the initial offer to prepay the notes thereunder in accordance with Section 2.5(g) of the VEBA Note Facility.

“Wholly Owned Subsidiary” shall mean as to any Person, any other Person all of the Equity Interests of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.02 Interpretation. The following rules of this Section 1.02 apply unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Appendix, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Loan Agreement. A reference to a party to this Loan Agreement or another

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agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Loan Document) is to the agreement or document as amended, restated, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Loan Document and in effect from time to time in accordance with the terms thereof. References to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof”, “herein”, “hereunder” and similar words refer to this Loan Agreement as a whole and not to any particular provision of this Loan Agreement. The term “including” is not limiting and means “including without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of such Person, such words are intended to signify that a member of the board of directors, President, Chief Financial Officer or General Counsel of such Person has actual knowledge or awareness of a particular fact or circumstance or that such Person, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

Except where otherwise provided in this Loan Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to the Borrower by the Lender or an authorized officer of the Lender provided for in this Loan Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where a Loan Party is required to provide any document to the Lender under the terms of this Loan Agreement, the relevant document shall be provided in writing or printed form unless the Lender requests otherwise. At the request of the Lender, the document shall be provided in computer disk form or both printed and computer disk form.

This Loan Agreement is the result of negotiations among, and has been reviewed by counsel to, the Lender and the Loan Parties, and is the product of all parties. In the interpretation of this Loan Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Loan Agreement or this Loan Agreement itself. Except where otherwise expressly stated, the Lender may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of good faith, discretion or judgment by the Lender shall not be construed to require the Lender to request or await receipt of information or documentation not immediately available from or with respect to the Borrower, any other Loan Party, any other Person, or the Collateral themselves.

The parties hereto agree that the terms “Senior Lien”, “Senior Lien Lender”, “Senior Lien Loan Agreements”, “Special Interest Notes” and “Permitted Dispositions” are

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intentionally deleted from this Loan Agreement, and to the extent such terms are used or referenced in a Loan Document, such terms shall be deemed to be deleted from such Loan Document and such Loan Document shall be interpreted without regard to such term.

For purposes of this Loan Agreement and the other Loan Documents, with respect to any monetary amounts in a currency other than Canadian Dollars, the US Dollar Equivalent thereof shall be determined based on the Exchange Rate in effect at the time of such determination (unless otherwise explicitly provided herein).

1.03 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP; provided the financial statements required to be delivered by the Borrower need not be prepared in accordance with GAAP.

SECTION 2. LOAN, NOTES AND PAYMENTS.

2.01 Loan. The Borrower hereby acknowledges that it is indebted to the Lender in respect of the Remaining Existing Loan Agreement Advances in the aggregate principal amount of CDN$1,497,071,186, being the Canadian Dollar Equivalent of US$1,288,135,593 (the “Loan”), calculated on the day before the Effective Date. Any portion of the Loan which is repaid or prepaid may not be reborrowed.

2.02 Notes. The Borrower shall execute and deliver the Initial Note (the “Initial Note”) on the Effective Date. Following any assignment or transfer of the Loan pursuant to Section 12.15, the Borrower agrees that, upon the request of the Lender, the Borrower shall promptly execute and deliver to the Lender replacement Notes reflecting the portion of the Loan assigned or transferred and the portion of the Loan retained by the Lender, if any.

2.03 [Reserved].

2.04 Inability to Determine Interest Rate; Illegality. Anything herein to the contrary notwithstanding, if, on or prior to the determination of CDOR Rate:

(a) the Lender determines, which determination shall be conclusive, that quotations of rates for banker acceptances’ referred to in the definition of “CDOR Rate” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for the Loan as provided herein; or

(b) the Lender determines, which determination shall be conclusive, that the Spread Amount plus the relevant rate of interest referred to in the definition of “CDOR Rate” in Section 1.01 hereof upon the basis of which the rate of interest for the Loan is to be determined is not likely adequately to cover the cost to the Lender of making or maintaining the Loan; or

(c) it becomes unlawful for the Lender to make or maintain the Loan hereunder using CDOR Rate; then the Lender shall give the Borrower prompt notice thereof and, so long as such condition remains in effect, the Borrower shall pay interest on the outstanding Loan at a rate per annum as determined by the Lender taking into account the cost to the Lender of making and maintaining the Loan.

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2.05 Repayment of the Loan; Interest.

(a) On the Maturity Date, the Borrower shall repay to the Lender the principal amount of the Loan, together with all interest thereon accruing under this Loan Agreement.

(b) The Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the CDOR Rate plus the Spread Amount, payable in arrears (i) on each Interest Payment Date in respect of the previous Interest Period, (ii) on the Maturity Date and (iii) on payment or prepayment of the Loan in whole or in part, in the amount of interest accrued on the amount paid or prepaid, provided that interest accruing pursuant to paragraphs (c) or (d) of this section shall be payable from time to time on demand and, if not paid, shall be compounded annually on the last calendar day of each year.

(c) If all or a portion of the Loan, any interest payable on the Loan or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the Post-Default Rate, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Upon the occurrence and continuance of any Default or Event of Default, at the option of the Lender, the Loan, any fee or other amount payable hereunder shall bear interest at a rate per annum equal to the Post-Default Rate, in each case from the date of such Default or Event of Default until such amount is paid in full (as well after as before judgment).

(e) [Reserved]

(f) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Loan Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 365 or 366 (as the case may be) day year or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 365 or 366 (as the case may be) or such other period of time.

(g) If any provision of this Loan Agreement or of any of the other Loan Documents would obligate the Borrower, any other Loan Party or any Guarantor to make any payment of interest or any other amount payable to the Lender, the Government of Canada, or the Government of Ontario (each a “Recipient”) in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Recipient of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Recipient of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Recipient under this Loan Agreement and the other Loan Documents, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Recipient which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all

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adjustments contemplated thereby, if a Recipient shall have received an amount in excess of the maximum permitted by Applicable Law or that section of the Criminal Code (Canada), the Borrower shall be entitled, by notice in writing to such Recipient, to obtain reimbursement from such Recipient in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Recipient to Borrower. Any amount or rate of interest referred to in this Section 2.05(g) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from date of this Loan Agreement to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lender shall be conclusive for the purposes of such determination.

2.06 Optional Prepayments.

(a) The Loan is prepayable without premium or penalty, in whole or in part at any time, in accordance herewith and subject to clause (b) below. Amounts repaid may not be reborrowed. If the Borrower intends to prepay the Loan in whole or in part from any source, the Borrower shall give five (5) Business Days’ prior written notice thereof to the Lender. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of at least CDN$20,000,000 and in integral multiples of CDN$20,000,000 thereafter.

(b) In connection with each prepayment, other than on an Interest Payment Date, the Borrower shall indemnify the Lender and hold the Lender harmless from any actual loss or expense which the Lender may sustain or incur arising from (i) the re-employment of funds obtained by the Lender to maintain the Loan hereunder or (ii) fees payable to terminate the deposits from which such funds were obtained, in either case, which actual loss or expense shall be equal to an amount equal to the excess, as reasonably determined by the Lender, of (x) its cost of obtaining funds for the Loan for the period from the date of such payment through the next Interest Payment Date over (y) the amount of interest likely to be realized by the Lender in redeploying the funds not utilized by reason of such payment for such period. This Section 2.06 shall survive termination of this Loan Agreement and payment of the Notes.

(c) Notwithstanding the Borrower’s right to prepay the Loan pursuant to this Section 2.06, in no event will the Lender’s Lien on any of the Facility Collateral be released upon any such prepayment until payment in full of the Loan and the satisfaction of all other Obligations, except as provided in Sections 2.07 or 4.05.

2.07 Mandatory Prepayments.

(a) The Borrower shall be obliged to make the following prepayments of the Loan (each a “Mandatory Prepayment”):

(i) If any Additional First Lien Indebtedness or Permitted Unsecured Indebtedness is incurred by any Group Member other than an Excluded Subsidiary, then promptly upon such incurrence (and in any case not more than twenty (20) Business Days

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thereafter), the Loans shall be prepaid by an amount equal to the Applicable Net Cash Proceeds of such incurrence, as set forth in Section 2.07(c). If any amount in respect of Attributable Obligations under a Sale/Leaseback Transaction is required to be applied as a prepayment of the Loans pursuant to clause (1) of the definition of “Permitted Indebtedness,” then promptly upon the occurrence of such Sale/Leaseback Transaction (and in any case not more than twenty Business Days thereafter), the Loans shall be prepaid by an amount equal to the Applicable Net Cash Proceeds of such Sale/Leaseback Transaction, as set forth in Section 2.07(c). With respect to any such Indebtedness incurred by a Foreign Subsidiary, the aggregate amount of the Applicable Net Cash Proceeds thereof required to be applied pursuant to Section 2.07(c) to the prepayment of the Loan shall be subject to reduction to the extent that expatriation of such Applicable Net Cash Proceeds (i) would result in material adverse tax or legal consequences (including, without limitation, violation of Contractual Obligations), (ii) would be reasonably likely to result in adverse personal liability of any director of any Group Member, or (iii) would result in the insolvency of the applicable Foreign Subsidiary. The provisions of this Section 2.07(a)(i) do not constitute a consent to the incurrence of any Indebtedness by any Group Member to which consent is otherwise required under this Loan Agreement or the other Loan Documents. Notwithstanding the foregoing, no prepayment shall be required under this Section 2.07(a)(i) if (A) the aggregate principal amount of Indebtedness and any Attributable Obligations incurred by the applicable Group Member on the date of incurrence does not exceed US$5,000,000, or (B) the Indebtedness was incurred or issued by a Foreign Subsidiary, General Motors China, Inc. or GM APO Holdings LLC solely for the purpose of funding operations outside the United States and Canada.

(ii) If on any date the Borrower or any Subsidiary Guarantor shall receive Net Cash Proceeds from any Asset Sale, Recovery Event or Extraordinary Receipt, then unless a Reinvestment Notice shall be delivered in respect of any Asset Sale or Recovery Event, promptly upon receipt of such Net Cash Proceeds (and in any case not more than twenty (20) Business Days thereafter), the Loan shall be prepaid by an amount equal to the amount of such Net Cash Proceeds, as set forth in Section 2.07(c); provided that, on each Reinvestment Prepayment Date, the Loans shall be prepaid by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event, as set forth in Section 2.07(c). With respect to any Net Cash Proceeds realized or received by an applicable Foreign Subsidiary in connection with any Asset Sale, Recovery Event or Extraordinary Receipt, the aggregate amount of such Net Cash Proceeds required to be applied pursuant to this Section 2.07(a)(ii) to the prepayment of the Loan shall be subject to reduction to the extent that expatriation of such Net Cash Proceeds (i) would result in material adverse tax or legal consequences (including, without limitation, violation of Contractual Obligations), (ii) would be reasonably likely to result in adverse personal liability of any director of any applicable Group Member, or (iii) would result in the insolvency of the applicable Foreign Subsidiary. The provisions of this Section 2.07(a)(ii) do not constitute a consent to the consummation of any Disposition not permitted by Section 8.10.

(b) Notwithstanding the foregoing provisions of paragraph (a)(ii) above with respect to Asset Sales resulting from, as applicable, (1) the sale of the Borrower’s interest in any of Hummer, AC Delco, Saab, Saturn or OnStar, or (2) the sale of any of the properties known as the Oshawa Truck Plant, Windsor Transmission Plant, St. Catharines Powertrain Ontario Street Facility, the Queensway Dealership Properties, the Edmonton, Woodstock parts distribution warehouses, Mandatory Prepayment of the Net Cash Proceeds shall not be required to the extent the Lender agrees that such Net Cash Proceeds may be retained by the Borrower for the purpose of implementing a business plan approved by the Lender.

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(c) Amounts to be applied in connection with prepayments made pursuant to Section 2.06 and this Section 2.07 shall be applied, (i) first, to pay accrued and unpaid interest in respect of the Loans and all other Obligations then due and payable other than principal under the Loans, and (ii) second, to repay the Loans. Any such prepayment shall be accompanied by a notice to the Lender specifying the amount of such prepayment.

(d) Notwithstanding anything to the contrary in Section 2.07(c), with respect to the amount of any mandatory prepayment required to be made pursuant to Section 2.07(a)(i) or (ii), as applicable (the “Mandatory Prepayment Amount”), at any time when EDC is a Lender hereunder, the Borrower may, in lieu of applying EDC’s Percentage of such amount to the Mandatory Prepayment of the Loan of EDC as provided in Section 2.07(c), on the date specified in Section 2.07(a)(i) or (ii), as applicable (the “Offer Date”), for such Mandatory Prepayment, deliver a written offer to EDC to permit EDC to decline all or a portion of such Mandatory Prepayment; provided that, the Borrower shall pay to each Lender other than EDC such Lender’s pro rata share of such Mandatory Prepayment as otherwise required by Section 2.07(a)(i) or (ii), as applicable. If, no later than five (5) Business Days following the Offer Date (the “Mandatory Prepayment Date”), (i) EDC and the Borrower have mutually agreed, EDC may deliver a written notice to reject (an “EDC Rejection Notice”) all or a portion of the applicable Mandatory Prepayment Amount (such rejected amount, the “Rejected Prepayment Amount”), in which case the Borrower may retain the Rejected Prepayment Amount, and (ii) otherwise, the Loan of EDC shall be repaid on the Mandatory Prepayment Date, together with all accrued and unpaid interest thereon. For avoidance of doubt, EDC is the sole Lender that may reject a Mandatory Prepayment pursuant to this Section 2.07(d) and such right shall not be available to any other Lender.

(e) If on any date, the Borrower or the US Borrower shall have received a Treasury Rejection Notice or a VEBA Rejection Notice, the Borrower shall at any time when EDC is a Lender hereunder, deliver a written offer to EDC to prepay on the date that is five (5) Business Days after the date of the Treasury Rejection Notice or the VEBA Rejection Notice, as applicable, the Loan held by EDC by an amount equal to the Applicable Rejected Prepayment Amount. EDC may, in its sole discretion, elect to reject all or a portion of such Applicable Rejected Prepayment Amount. Any amounts rejected by EDC following any offer pursuant to this Section 2.07(e) may be retained by the Borrower provided that, the Borrower may not use any portion of any Applicable Rejected Prepayment Amount to make an optional prepayment pursuant to Section 2.06. For the avoidance of doubt, EDC is the sole Lender that shall be offered, and shall have the right to reject, any Applicable Rejected Prepayment Amount.

(f) Notwithstanding anything to the contrary set forth herein, the Borrower shall not be required to make an offer to EDC pursuant to this Section 2.07 in excess of the outstanding principal balance of the EDC’s Loans.

(g) Notwithstanding anything to the contrary in the Loan Documents, if, on June 30, 2010 any funds remain on deposit in the Escrow Account (as defined in the US Credit Agreement), the Borrower shall apply an amount equal to 16.102% of such funds to the prepayment of the Loan as set forth in Section 2.07(c), provided that, the Borrower may request that the date on which all or a portion of such funds shall be applied to such prepayment be extended to a date not later than June 30, 2011, which may be consented to by the Treasury in its sole discretion.

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2.08 Requirements of Law.

(a) If any Requirement of Law (other than with respect to any amendment made to the Lender’s certificate of incorporation, by laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject the Lender to any tax of any kind whatsoever with respect to this Loan Agreement, the Notes, or the Loan or change the basis of taxation of payments to the Lender in respect thereof (provided that, this clause (i) shall not apply to any withholding taxes or taxes covered by Section 3.03);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement or otherwise impose any cost on the Lender in connection with funding or maintaining the Loan or other extensions of credit, which is not otherwise included in the determination of CDOR Rate hereunder;

(iii) shall impose on the Lender any other condition;

(iv) and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender deems to be material, of making, continuing or maintaining the Loan or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduced amount receivable thereafter incurred.

(b) If the Lender shall have determined in its sole discretion that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Lender’s certificate of incorporation, by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any Person controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender’s or such Person’s capital as a consequence of any obligations hereunder to a level below that which the Lender or such Person (taking into consideration the Lender’s or such Person’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, the Borrower shall promptly pay to the Lender such additional amount or amounts as will thereafter compensate the Lender for such reduction.

(c) If the Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error.

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2.09 [Reserved].

2.10 Funding Indemnity. Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by the Lender as a result of any failure by the Borrower to prepay the Loan on the date or in the amount notified by the Borrower, including, any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by the Lender to maintain the Loan or from fees payable to terminate the deposits from which such funds were obtained. The Lender shall provide the Borrower with a notice setting forth in reasonable detail the basis for the Lender’s demand, which shall be conclusive absent manifest error. The Borrower shall pay such amount within ten (10) calendar days after receipt of such notice. This Section 2.10 shall survive the payment in full of the Obligations and the termination of the Loan Documents.

2.11 Receipt of Payment. If the Lender receives from or on behalf of any Loan Party any amount under this Loan Agreement or any other Loan Document in a currency other than the currency in which the Obligations are denominated (the “Obligation Currency”), including by way of enforcement upon Collateral, the Lender is hereby authorized to, and may, convert such currency into the Obligation Currency for application to the Obligations in accordance with this Loan Agreement. The Obligations shall be satisfied only to the extent of the amount of the Obligation Currency received by the Lender from such conversion of the Obligations and only as of the date on which such conversion is completed. Notwithstanding the foregoing, the Lender has no obligation to accept payment in a currency other than the Obligation Currency.

2.12 Judgment Currency. Without limiting and in addition to Section 2.11, if for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Loan Agreement or any other Loan Document to which any Loan Party is party it becomes necessary to convert into the currency of such jurisdiction (herein called the “Judgment Currency”) any amount due hereunder in any currency other than the Judgment Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, “rate of exchange” means the average rate at which the Reference Banks would, on the relevant date at or about 12:00 noon (Ottawa, Ontario, Canada time), be prepared to sell a similar amount of such currency in Toronto, Ontario, Canada against the Judgment Currency. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the Loan Party will, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under this Loan Agreement or such other applicable Loan Document in such other currency. Any additional amount due from any Loan Party under this section will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Loan Documents.

SECTION 3. PAYMENTS; COMPUTATIONS: TAXES.

3.01 Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under the Loan Documents, shall be made in Canadian Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender at the account set forth below not later than 5:00 p.m. (Ottawa,

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Ontario, Canada time), on the date on which such payment shall be due. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. The Borrower acknowledges that it has no rights of withdrawal from the aforementioned account.

All payments should be made to the following account maintained by the Lender:

***

Indicates that text has been omitted which is the subject of a confidential treatment request. This text is separately filed with the Securities and Exchange Commission.

3.02 Computations. Interest on the Loan shall be computed on the basis of a 365 day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

3.03 Taxes.

(a) Except as required by Applicable Law, all payments made by the Borrower under this Loan Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net or overall gross income taxes or net or overall gross profit taxes, franchise taxes (imposed in lieu of net or overall gross income taxes), capital taxes and branch profit taxes imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Loan Agreement or any other Loan Document). If any such non-excluded taxes (such taxes, excluding Excluded Taxes, the “Non-Excluded Taxes”) are required to be withheld from any amounts payable by the Borrower to the Lender hereunder, the amounts so payable to the Lender shall be increased so that after making or allowing for all such required withholdings (including withholdings applicable to additional amounts payable under this Section 3.03) the Lender receives an amount equal to the sum it would have received had no such withholdings been required; provided, however, that the Borrower shall not be required to increase any such amounts payable to the Lender with respect to any Non-Excluded Taxes that are (i) attributable to the Lender’s failure to comply with the requirements of paragraph (d) of this Section 3.03, (ii) taxes imposed by way of withholding on net or gross income, but not excluding such taxes arising as a result of a change in Applicable Law occurring after (A) the date that the Lender became a party to this Loan Agreement (unless after that date the Lender has designated a new lending office, in which case sub-clause (C) below shall apply), or (B) with respect to an assignment, acquisition or grant of a participation, the effective date of such assignment, acquisition or participation, except to the

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extent that the Lender’s predecessor was entitled to such amounts, or (C) with respect to the designation of a new lending office, the effective date of such designation, except to the extent the Lender was entitled to receive such amounts with respect to its previous lending office, and (iii) taxes resulting from the Lender’s gross negligence or willful misconduct (collectively, and together with the taxes excluded by the first sentence of this Section 3.03, “Excluded Taxes”).

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Lender, a certified copy of an original official receipt received by the Borrower showing payment thereof (or if an official receipt is not available, such other evidence of payment as shall be reasonably satisfactory to such Lender). If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes required to be paid by the Borrower under this Section when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender and hold the Lender harmless against any such Non-Excluded Taxes or Other Taxes and for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure to remit or pay. The agreements in this Section shall survive the termination of this Loan Agreement and the payment of the Loan and all other amounts payable hereunder.

(d) If the Lender is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Loan Agreement then the Lender shall deliver to the Borrower, at the time or times prescribed by Applicable Law or reasonably requested by the Borrower, such properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate, provided that the Lender is legally entitled to complete, execute and deliver such documentation and in the Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of the Lender.

(e) If the Lender determines that it has received a refund, credit, or other reduction of taxes in respect of any Non-Excluded Taxes or Other Taxes paid by the Borrower, as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.03, the Lender shall within sixty (60) days from the date of actual receipt of such refund or the filing of the tax return in which such credit or other reduction results in a lower tax payment, pay over such refund or the amount of such tax reduction to the Borrower (but only to the extent of such Non-Excluded Taxes or Other Taxes paid by the Borrower, indemnity payments made by the Borrower with respect to such Non-Excluded Taxes or Other Taxes, or additional amounts paid by the Borrower with respect to such Non-Excluded Taxes or Other Taxes, as applicable), net of all out of pocket expenses of the Lender, and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Notwithstanding anything to the contrary in this Loan Agreement, upon the request of the Lender, the Borrower agrees to repay any amount paid over to the Borrower pursuant to the immediately preceding sentence (plus penalties, interest, or other charges) if the Lender is required to repay such amount to the taxing Governmental Authority.

SECOND AMENDED AND RESTATED LOAN AGREEMENT

(f) If on a payment of interest due prior to 2010 from the Borrower to a Lender that is an Affiliate of the Borrower and a resident of the United States for the purposes of the Canada-United States Income Tax Convention (1980), the Borrower would otherwise be liable to pay additional amounts thereon pursuant to this Section 3.03, then the Borrower shall be entitled to postpone and defer payment of such interest to such Lender until the first Business Day of January 2010.

SECTION 4. CERTAIN COLLATERAL PROVISIONS.

4.01 Changes in Locations, Name. etc. If any Loan Party (i) changes the location of its chief executive office/chief place of business from that specified in Section 6.09 hereof, (ii) changes its name, identity or corporate structure (or the equivalent) or changes the location where it maintains records with respect to the Collateral, or (iii) reincorporates or reorganizes under the laws of another jurisdiction, it shall give the Lender written notice thereof not later than ten (10) calendar days after such event occurs, and shall deliver to the Lender all Uniform Commercial Code (if applicable) and Personal Property Security Act financing statements and amendments as the Lender shall request and take all other actions deemed reasonably necessary by the Lender to continue its perfected status in the Collateral with the same or better priority.

4.02 Performance by the Lender of the Borrower’s Obligations. If the Borrower or any Subsidiary Guarantor fails to perform or comply with any of its obligations contained in the Loan Documents, the Lender may itself perform or comply, or otherwise cause performance or compliance, with such obligations and the reasonable out-of-pocket expenses of the Lender incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by the Borrower or any Subsidiary Guarantor to the Lender on demand and shall constitute Obligations.

4.03 Proceeds. If an Event of Default shall occur and be continuing, (a) all proceeds of collateral received by the Borrower or any Subsidiary Guarantor consisting of cash, checks and Cash Equivalents shall be held by the Borrower or any Subsidiary Guarantor in trust for the Lender, segregated from other funds of the Borrower or any Subsidiary Guarantor, and shall forthwith upon receipt by the Borrower or any Subsidiary Guarantor be turned over to the Lender in the exact form received by the Borrower or any such Subsidiary Guarantor (duly endorsed by the Borrower or any Subsidiary Guarantor to the Lender, if required), and (b) any and all such proceeds received by the Borrower or any Subsidiary Guarantor and turned over to the Lender will be applied by the Lender against, the Obligations (whether matured or unmatured), such application to be in such order as the Lender shall elect. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, royalty payments, license fees, all prepayments and payoffs, all dividends and distributions, insurance claims, condemnation awards, sale proceeds, rents and any other income and all other amounts received with respect to the Collateral and upon the liquidation of any Collateral, all such proceeds received by the Lender will be applied by the Lender in such order as the Lender shall elect. Any balance of such proceeds remaining after the Obligations shall have been paid in full and this Loan Agreement shall have been terminated shall be promptly paid over to the Borrower or any Subsidiary Guarantor or to whomsoever may be lawfully entitled to receive the same.

4.04 Release of Security Interest Upon Satisfaction of all Obligations. Upon termination of this Loan Agreement and repayment to the Lender of all Obligations and the performance of all obligations under the Loan Documents, the Lender shall release its security

SECOND AMENDED AND RESTATED LOAN AGREEMENT

interest in any remaining Collateral; provided that if any payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or a trustee or similar officer for any Loan Party or any substantial part of its Property, or otherwise, this Loan Agreement, the Loan Documents and all rights hereunder and thereunder and the Liens created by the Loan Documents shall continue to be effective, or be reinstated, until such payments have been made.

4.05 Partial Release of Collateral. Provided that no Event of Default shall then exist, the Lender shall, in connection with any Disposition of any Collateral permitted under this Loan Agreement (other than dispositions of Collateral between and among Loan Parties), release from the Lien of the Loan Documents the portion of the Collateral Disposed of, upon the applicable Loan Parties’ satisfaction of each of the following conditions:

(a) the Borrower shall provide the Lender with at least ten (10) Business Days prior written notice of its request to obtain a release of such Collateral;

(b) if the Borrower is required to make a prepayment pursuant to Section 2.07, the Lender shall have received a wire transfer of immediately available funds in the amount of the Net Cash Proceeds of the Disposition which the Lender is entitled to receive, if any, together with (i) all accrued and unpaid interest on the amount of principal being prepaid through and including the prepayment date; and (ii) all other sums then due and owing under this Loan Agreement, the Notes or the other Loan Documents in connection with a partial prepayment;

(c) the Borrower shall submit to the Lender, not less than ten (10) Business Days prior to the date of such release, a release of Lien (and related Loan Documents) for such Collateral for execution by Lender. Such release shall be in a form that would be satisfactory to a prudent institutional lender. In addition, the Borrower shall provide all other documentation the Lender reasonably requires to be delivered by the Borrower in connection with such release, together with a certificate of a Responsible Officer of the Borrower certifying that (i) such documentation is in compliance with all applicable Requirements of Law, and (ii) the release will not impair or otherwise adversely affect the Liens, security interests and other rights of the Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and property subject to the Loan Documents not being released); and

(d) the Lender shall have received payment of all the Lender’s reasonable, third party costs and expenses, including reasonable counsel fees and disbursements incurred in connection with the release of such Collateral from the Lien of the Loan Documents and the review and approval of the documents and information required to be delivered in connection therewith.

SECTION 5. CONDITIONS PRECEDENT.

5.01 Conditions to Effectiveness. The effectiveness of this Loan Agreement is subject to the satisfaction, prior to or concurrently on the Effective Date, of the following conditions precedent, satisfaction of such conditions precedent to be determined by the Lender in its reasonable discretion:

(a) Loan Agreement. The Lender shall have received this Loan Agreement, duly executed and delivered by a Responsible Officer of the Borrower.

SECOND AMENDED AND RESTATED LOAN AGREEMENT

(b) Additional Loan Documents. The Lender shall have received the following documents, which shall be satisfactory to the Lender in form and substance:

(i) Note. The original Note, duly completed and executed;

(ii) Loan Documents. Each additional Loan Document, duly executed and delivered by a Responsible Officer of each of the parties thereto.

(c) Section 363 Sale Order. The sale of certain assets and the assignment and assumption of certain contracts of Sellers pursuant to Section 363 of the United States Bankruptcy Code (the “Section 363 Sale”) shall have been approved by the Bankruptcy Court pursuant to an order (the “Section 363 Sale Order”) that is in form and substance satisfactory to the Lender (the Lender acknowledges that the Sale Order issued by the Bankruptcy Court on July 5, 2009 is satisfactory) and that has been entered and not stayed, which shall, among other things, (i) approve the Section 363 Sale, (ii) authorize the assumption by and assignment to the US Borrower and its Subsidiaries of the contracts included in the Section 363 Sale pursuant to the procedure approved by the Bankruptcy Court on June 1, 2009, (iii) approve the terms and conditions of the Master Transaction Agreement and the other Transaction Documents and other agreements, (iv) provide that the Borrower and its Subsidiaries shall acquire the assets and contracts being transferred pursuant to the Section 363 Sale free and clear of all liens, claims, encumbrances and other obligations (other than those liens, claims, encumbrances and other obligations expressly assumed pursuant to the Section 363 Sale), and (v) contain such other terms, conditions and provisions as are customary in transactions similar to the Section 363 Sale, including, without limitation, findings that the US Borrower and its Subsidiaries are good faith purchasers pursuant to Section 363 of the Bankruptcy Code, that the Section 363 Sale is not subject to fraudulent transfer or similar challenge, and limitations on the US Borrower’s and its Subsidiaries’ successor liabilities.

(d) Related Transactions. The Lender and its counsel shall be reasonably satisfied that the terms of the Related Transactions and of the Transaction Documents are consistent in all material respects with the information provided to the Lender in advance of the date hereof or are otherwise reasonably satisfactory to the Lender (the Lender acknowledges that the form of Transaction Documents provided to it on or prior to the date hereof are satisfactory). The Transaction Documents shall have been duly executed and delivered by the parties thereto, all conditions precedent to the Related Transactions set forth in the Transaction Documents that are required under the Transaction Documents to be consummated prior to or substantially contemporaneously with the effectiveness of this Loan Agreement shall have been satisfied, such Related Transactions shall have been consummated pursuant to such Transaction Documents substantially contemporaneously with the conditions precedent set forth in this Section 5.01, and no provision of term thereof shall have been waived, amended, supplemented or otherwise modified, in each case in a manner adverse to the Lender, without the Lender’s consent.

(e) Corporate Structure; Tax Effects. The corporate records, corporate structure, capital structure, other debt instruments, material contracts, cash management systems, governing documents of the Borrower and the Subsidiary Guarantors, tax effects resulting from the Related Transactions and the Loan and the transactions contemplated hereby, shall be satisfactory to the Lender.

SECOND AMENDED AND RESTATED LOAN AGREEMENT

(f) Organizational Documents. The Lender shall have received a certificate of a Responsible Officer of each Loan Party and the US Borrower attesting to the validity of certified copies of the charter and by-laws (or equivalent documents) of such Person and of all corporate or other authority for such Person with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by such Person from time to time in connection herewith (and the Lender may conclusively rely on such certificate until it receives notice in writing from the relevant Loan Party to the contrary).

(g) Incumbency Certificate. The Lender shall have received an incumbency certificate of a secretary or assistant secretary of each Loan Party and the US Borrower certifying the names, true signatures and titles of such Person’s representatives duly authorized to execute the Loan Documents and the other documents to be delivered in connection therewith.

(h) Other Certificates. The Lender shall have received a certificate of a Responsible Officer of each Loan Party certifying that as of the Effective Date each of the representations and warranties set forth in this Loan Agreement are true and accurate in all material respects (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and no Default or Event of Default has occurred and is continuing.

(i) Legal Opinion. Legal opinions of (i) in-house counsel to the Loan Parties as to general corporate matters including due authorization, (ii) Canadian counsel to the Loan Parties as to other Canadian matters, and (iii) U.S. counsel to the Loan Parties and the US Borrower as to U.S. matters and such other foreign counsel to the Loan Parties as may be requested by the Lender, in each case, in form and substance satisfactory to the Lender, including opinions with respect to general corporate matters, due authorization, enforceability, security interest creation and perfection, no violation of law or charter documents or the US Credit Agreement.

(j) Filings, Registrations, Recordings. Any documents (including financing statements, patent and trademark lien filings and Mortgages) required to be filed, registered or recorded in order to perfect the Lender’s security interest in the Collateral, shall have been properly prepared and executed for filing (including the applicable provinces if the Lender determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest (or junior lien, with respect to any portion of the Collateral subject to Permitted Liens).

(k) Lien Searches. The Lender shall have received the results of a recent Lien search in each relevant jurisdiction with respect to the Borrower and the Guarantors, and such search shall reveal no Liens on any of the assets of the Borrower or the Guarantors except for Liens permitted by this Loan Agreement or Liens to be discharged on or prior to the Effective Date pursuant to documentation satisfactory to the Lender.

(1) Business Plan. The Lender shall have received a copy of the Business Plan.

SECOND AMENDED AND RESTATED LOAN AGREEMENT

(m) Consents. The Lender shall have received all necessary third party and governmental waivers and consents and each Loan Party and the US Borrower shall have complied with all Applicable Laws, decrees and material agreements.

(n) US Credit Agreement. The US Credit Agreement shall have become (or simultaneously with this Loan Agreement, shall become) effective and the Lender shall have received all documents, instruments and related agreements in connection with the credit facility contemplated under the US Credit Agreement.

(o) Equity Subscription. 7176384 Canada Inc. shall have received on the Effective Date the equity subscription in the purchaser as contemplated under the Canadian Subscription Agreement.

(p) COCA. The COCA shall be in form and substance satisfactory to the Lender and shall have become (or simultaneously with this Loan Agreement, shall become) effective.

(q) Insurance. The Lender shall be satisfied with the insurance coverage of the Loan Parties including, without limitation, with respect to the insurance carrier, the risks ensured, the policy limits and the deductibles.

(r) No Default. No Default or Event of Default shall exist on the Effective Date or after giving effect to the transactions contemplated to be consummated on the Effective Date pursuant to the Transaction Documents and the Loan Documents.

(s) Accuracy of Representations and Warranties. All representations and warranties made by or with respect to any Loan Party in or pursuant to the COCA, the Health Care Trust Agreement, the GMCL Pension Agreement and the Loan Documents shall be true and correct in all material respects.

(t) Proceeding. The Borrower shall not be the subject of any bankruptcy or insolvency case (including, without limitation, any Companies’ Creditors Arrangement Act proceeding).

(u) PV Facility. The PV Facility and the escrow arrangements relating thereto have been established in form and substance satisfactory to the Lender.

(v) Pledged Equity. With respect to the Collateral (as defined in the Equity Pledge Agreement) pledged to the Lender under the Equity Pledge Agreements, (i) each Pledgor shall have complied with Section 2.02 of its respective Equity Pledge Agreement, and (ii) the Lender shall have received an Acknowledgment and Consent, substantially in the form of Exhibit B, duly executed by each Pledged Entity listed in each of the Equity Pledge Agreements (an “Acknowledgment and Consent”). In addition, the Lender shall have received evidence that the registries of ownership interests for all Pledged Equity that is uncertificated security reflects the Lender’s security interests in the Pledged Equity or the issuer of such uncertificated security shall have entered into a control agreement with the Lender in form and substance satisfactory to the Lender.

SECOND AMENDED AND RESTATED LOAN AGREEMENT

(w) Pledged Entity. The Pledgors shall deliver to the Lender a good standing certificate or certificate of status, as applicable, for each Pledged Entity and copies of the certificate of formation, articles of incorporation, by-laws (or equivalent documents) of such Pledged Equity, as the Lender may reasonably require.

(x) Pledged Equity Consents. With respect to each Pledged Entity and to the extent required, the Lender shall have received all required approvals and consents to the pledge of the Pledged Equity to the Lender duly executed by each creditor, joint venture partner, regulatory body and any other Person or Governmental Authority with such approval and consent rights.

(y) Agreements in Effect. The Registration Rights Agreement, the Stockholders Agreement, the Canadian Subscription Agreement, the United States Subscription Agreement and the GMCL Pension Agreement shall be in effect.

(z) Letter Agreement Regarding Intercreditor Agreement. The Lender and the Treasury shall have entered into a letter agreement substantially in the form of Exhibit E.

5.02 [Reserved]

5.03 [Reserved]

5.04 [Reserved]

SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE BORROWER AND THE SUBSIDIARY GUARANTORS.

The Borrower and the Subsidiary Guarantors, as applicable, in each case as to itself only, represents and warrants to the Lender that as of the Effective Date:

6.01 Existence. The Borrower and each Subsidiary Guarantor (a) is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law (including, without limitation, all Applicable Laws relating to corruption and bribery).

6.02 Financial Condition. The Borrower has heretofore furnished to the Lender a copy of the Borrower’s non-consolidated unaudited balance sheets as of December 31, 2008. The Borrower has also heretofore furnished to the Lender the related non-consolidated statements of income and retained earnings and of cash flows for the Borrower for its most recent fiscal year, setting forth in comparative form the same information for the previous year. All such financial statements are materially complete and correct and fairly present the non-

SECOND AMENDED AND RESTATED LOAN AGREEMENT

consolidated financial condition of the Borrower and the non-consolidated results of its operations for the fiscal year ended on said date (all in accordance with GAAP applied on a consistent basis).

6.03 Litigation. Except as set forth on Schedule 6.03 hereto, or otherwise disclosed by a Responsible Officer in writing to the Lender from time to time, there are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against the Borrower or any Subsidiary Guarantor or affecting any of the respective property thereof before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which could reasonably be expected to have a Material Adverse Effect or (ii) which questions the validity or enforceability of this Loan Agreement or any of the other Loan Documents or any action to be taken in connection with the transactions contemplated hereby or thereby and could reasonably be expected to have a Material Adverse Effect.

6.04 No Breach. Neither the execution and delivery of the Loan Documents nor the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will (a) conflict with or result in a breach of (i) the charter, by laws, certificate of incorporation, operating agreement or similar organizational document of any Loan Party (ii) any Requirement of Law, (iii) any Applicable Law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority (iv) other than as a result of the US Bankruptcy Case or a cross-default arising therefrom, any material Contractual Obligation to which any Loan Party is a party or by which any of them or any of their Property is bound or to which any of them or any of their Property is subject or (b) other than as a result of the US Bankruptcy Case or a cross-default arising therefrom, constitute a default under any material Contractual Obligation, or (c) (except for the Permitted Liens) result in the creation or imposition of any Lien upon any property of the Borrower or any Subsidiary Guarantor, as the case may be, pursuant to the terms of any such agreement or instrument.

6.05 Action, Binding Obligations.

(i) The Borrower or the Subsidiary Guarantor, as the case may be, has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party;

(ii) the execution, delivery and performance by the Borrower or any Subsidiary Guarantor, as the case may be, of each of the Loan Documents to which it is a party has been duly authorized by all necessary corporate or other action on its part; and

(iii) each Loan Document has been duly and validly executed and delivered by the Borrower or the Subsidiary Guarantor, as the case may be, and constitutes a legal, valid and binding obligation of the Borrower or the Subsidiary Guarantor, as the case may be, enforceable against the Borrower or the Subsidiary Guarantor, as the case may be, in accordance with its terms, subject to the Insolvency Exceptions.

6.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by each Loan Party of the Loan Documents to which it is a party for the legality, validity or enforceability thereof, except for filings and recordings or other

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actions in respect of the Liens pursuant to the Collateral Documents, unless the same has already been obtained and provided to the Lender. The execution, delivery and performance of the Transaction Documents by the Loan Parties party thereto do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except consents, approvals, authorizations, filings and notices that have been obtained or made and which are to be in full force and effect or which are not required by the terms of the Transaction Documents to be in effect prior to the Effective Date, except where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation of the Related Transactions and would not have a Purchaser Material Adverse Effect (as defined in the Master Transaction Agreement).

6.07 Taxes. The Borrower or the Subsidiary Guarantor, as the case may be, has filed all Federal, state, provincial and other material tax returns that are required to be filed and all such tax returns are true and correct in all material respects and the Borrower or the Subsidiary Guarantor, as the case may be, has timely paid all material taxes, levied or imposed on it on its property (whether or not shown to be due and payable on said returns) or on any assessments made against it or any of its property and all material other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided on the books of the Borrower or any Subsidiary Guarantor, as the case may be). The charges, accruals and reserves on the books of the Borrower or any Subsidiary Guarantor, as the case may be, in respect of taxes and other governmental charges are, in the opinion of the Borrower or any Subsidiary Guarantor, as the case may be, adequate; any taxes, fees and other governmental charges payable by the Borrower or any Subsidiary Guarantor, as the case may be, in connection with the execution and delivery of the Loan Documents have been paid; no Lien (except for any Permitted Liens) has been filed with respect to the Borrower or any Subsidiary Guarantor, as the case may be, or property of the Borrower or any Subsidiary Guarantor, as the case may be; the Borrower and any Subsidiary Guarantor, as the case may be, have satisfied all of their material tax withholding obligations.

6.08 No Default. The Borrower or the Subsidiary Guarantor, as the case may be, is not in default under or with respect to any of their Contractual Obligations in any respect which could reasonably be expected to have a “Material Adverse Effect”, as such term is defined in the Existing Loan Agreement. No Default or Event of Default has occurred and is continuing.

6.09 Chief Executive Office; Chief Operating Office. The chief executive office and the chief operating office on the Effective Date for the Borrower or the Subsidiary Guarantor, as the case may be, is located at the location set forth on Schedule 6.09 hereto.

6.10 Location of Books and Records. The location where the Borrower or the Subsidiary Guarantor, as the case may be, keeps its books and records including all Records relating to its business operations and the Collateral are located in the locations set forth in Schedule 6.10.

6.11 True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower or the Subsidiary Guarantor, as the case may be, to the Lender or its agents or representatives (including the information with

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respect to the Borrower’s Subsidiaries or the Borrower’s ability to provide a pledge of its Equity Interest in the Subsidiary Guarantors and General Motors Products Services, Inc. or the Borrower’s and the Subsidiary Guarantors’ ability to provide security over their respective assets), in connection with the negotiation, preparation or delivery of this Loan Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading, it being understood that in the case of projections, such projections are based on reasonable estimates, on the date as of which such information is stated or certified. All information furnished after the date hereof by or on behalf of any Loan Party to the Lender in connection with this Loan Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of the Borrower or the Subsidiary Guarantor, as the case may be, that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lender for use in connection with the transactions contemplated hereby or thereby.

6.12 [Reserved].

6.13 Canadian Benefit and Pension Plans. The Canadian Pension Plans are duly registered in accordance with any Applicable Law which requires registration and the Borrower does not know of any event that has occurred which is reasonably likely to cause the loss of such registered status. The Borrower has not failed to comply with any obligation (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the Canadian Benefit Plans and the funding agreements therefore, which failure to comply could reasonably be expected to have a Material Adverse Effect. To the best of the Borrower’s knowledge, there are no outstanding disputes concerning the assets held under the funding agreements for the Canadian Pension Plans or the Canadian Benefit Plans. The pension fund under each Canadian Pension Plan is exempt from the payment of any income tax and there are no taxes, penalties or interest owing in respect of any such pension fund.

6.14 Expense Policy. The Borrower has taken steps necessary to ensure that the Borrower and the Subsidiary Guarantors are in compliance with the Expense Policy.

6.15 Subsidiaries. All of the Subsidiaries of the Borrower at the date hereof are listed on Schedule 6.15, which schedule sets forth the name and jurisdiction of formation of each of their Subsidiaries and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the Borrower.

6.16 Capitalization. One hundred percent (100%) of the issued and outstanding Equity Interests of the Borrower is owned by the US Borrower. Neither the Borrower nor any Subsidiary Guarantor has issued or granted any options or rights with respect to the issuance of its Equity Interests which are presently outstanding.

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6.17 Fraudulent Conveyance. The Borrower and each of the Subsidiary Guarantors, as the case may be, will benefit from the Loan contemplated by this Loan Agreement. The Borrower or the Subsidiary Guarantor, as the case may be, is not incurring Indebtedness or transferring any Collateral with any intent to hinder, delay or defraud any of its creditors.

6.18 Use of Proceeds.

(a) The proceeds of the Loans shall be used to finance working capital needs, capital expenditures, the payment of warranty claims and other general corporate purposes of the Borrower and its Subsidiaries. The Loans under this Loan Agreement are not and shall not be construed as an extension of Canadian government funding associated with any specific project.

(b) The Loan Parties are the ultimate beneficiaries of this Loan Agreement and the Loans to be received hereunder. The use of the Loans will comply with all Applicable Laws, including AML Legislation. No portion of any Loan is to be used, for the “purpose of purchasing or carrying” any “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System of the United States, as amended, and the Borrower is not engaged in the business of extending credit to others for such purpose.

6.19 [Reserved].

6.20 Labour Pending Matters. (a) There are no strikes against the Borrower or any Subsidiary Guarantor pending or, to the knowledge of the Borrower or any Subsidiary Guarantor, threatened; (b) hours worked by and payment made to employees of the Borrower and any Subsidiary Guarantor have not been in violation of applicable employment standards or labour relations legislation or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Borrower or any Subsidiary Guarantor on account of employee health and welfare benefits, or health or welfare benefits to any former employees of the Borrower or any Subsidiary Guarantor or for which the Borrower or any Subsidiary Guarantor has any liability or obligation have been paid or accrued as a liability on the books of such Borrower or Subsidiary Guarantor in accordance with GAAP, except, in the case of each of the foregoing clauses (a), (b) and (c), where such strike or such failure to comply or to make or accrue such payments could not reasonably be expected to have a Material Adverse Effect.

6.21 Representations Concerning the Collateral.

(a) The Borrower or the Subsidiary Guarantor, as the case may be, has not assigned, pledged, conveyed, or encumbered any Collateral to any other Person (other than Permitted Liens) and immediately prior to the pledge of any such Collateral, the Borrower or the Subsidiary Guarantor, as the case may be, was the sole owner of such Collateral and had good and marketable title thereto, free and clear of all Liens (other than Permitted Liens), and no Person, other than the Lender has any Lien (other than Permitted Liens) on any Collateral. No security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral which has been signed by the Borrower or the Subsidiary Guarantor, as the case may be, or which any Loan Party has authorized any other Person to sign or file or record, is on file or of record with any public office, except such as may have been filed by or on behalf of any Loan Party in favour of the Lender pursuant to the Loan Documents or in respect of applicable Permitted Liens.

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(b) The provisions of the Loan Documents are effective to create in favour of the Lender a valid security interest in all right, title, and interest of the Borrower or the Subsidiary Guarantor, as the case may be, in, to and under the Collateral, subject only to applicable Permitted Liens.

(c) Upon the filing of financing statements naming the Lender as “Secured Party” and each Loan Party, as “Debtor”, and describing the Collateral, in the jurisdictions and recording offices listed on Schedule 6.21 attached hereto, the security interests granted in the Collateral will constitute perfected first priority security interests under the Uniform Commercial Code or Personal Property Security Act as applicable, in all right, title and interest to the applicable Loan Party, in, to and under such Collateral pursuant to the Loan Documents, which can be perfected by filing under the Uniform Commercial Code or the Personal Property Security Act, in each case, subject to applicable Permitted Liens.

(d) Each Loan Party has and will continue to have the full right, power and authority, to pledge the Collateral, subject to Permitted Liens and the pledge of the Collateral may be further assigned by the Lender without the consent of any Loan Party to the extent provided in Section 12.15.

6.22 Intellectual Property.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, each of the Borrower and the Subsidiary Guarantors owns and controls, or otherwise possesses sufficient rights to use, all Intellectual Property necessary for the conduct of its business in substantially the same manner as conducted as of the date hereof. Schedule 6.22 hereto sets forth a true and complete list as of the date hereof of all Patent applications and issued Patents, and Trademark registrations and applications, and domain name registrations included in the Trademarks, owned by each of the Borrower and the Subsidiary Guarantors. To the knowledge of each of the Borrower and the Subsidiary Guarantors, Schedule 6.22 hereto also sets forth a true and complete list of all registered Copyrights for which each of the Borrower and the Subsidiary Guarantors is the owner of record, provided however, except for material Copyrights listed on Schedule 6.22, no representation is made that each of the Borrower and the Subsidiary Guarantors owns title to any particular copyright registration listed therein. Notwithstanding anything to the contrary contained herein, each of the Borrower and the Subsidiary Guarantors hereby represents that it grants a security interest contemplated by this Loan Agreement to all Copyrights, that it owns all material Copyrights, and, to the extent that any such material Copyrights are registered, a security interest may be recorded against them. Except as would not reasonably be expected to have a Material Adverse Effect, all Intellectual Property, other than licenses, each of the Borrower and the Subsidiary Guarantors is subsisting and in full force and effect, has not been adjudged invalid or unenforceable, is valid and enforceable and has not been abandoned in whole or in part. Except as would not reasonably be expected to have a Material Adverse Effect, no such Intellectual Property owned by each of the Borrower and the Subsidiary Guarantors is the subject of any licensing or franchising agreement that prohibits or restricts each of the Borrower’s and the Subsidiary Guarantors’ conduct of business as presently conducted, or the transfer or pledge as collateral of such Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Intellectual Property owned by each of the Borrower and the Subsidiary Guarantors does not infringe or conflict with the intellectual property rights of any Person, (ii) to the best knowledge

SECOND AMENDED AND RESTATED LOAN AGREEMENT

of each of the Borrower and the Subsidiary Guarantors, neither the Borrower nor any Subsidiary Guarantor is now infringing or in conflict with any intellectual property rights of any Person and no other Person is now infringing or in conflict with any such properties, assets and rights, owned or used by or licensed to each of the Borrower and the Subsidiary Guarantors. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Subsidiary Guarantor has received any notice that it is violating or has violated the trademarks, patents, copyrights, inventions, trade secrets, proprietary information and technology, know-how, formulae, rights of publicity or other intellectual property rights of any third party.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, each License now existing is, and each other License will be, the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms. Except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Borrower, no default thereunder by any such party has occurred, nor does any defense, offset, deduction, or counterclaim exist thereunder in favor of any such party.

6.23 JV Agreements.

(a) Set forth on Schedule 6.23 is a complete and accurate list as of the date hereof of all JV Agreements, showing the parties and the dates of amendments and modifications thereto.

(b) Each JV Agreement (i) is in full force and effect and is binding upon and enforceable against each party thereto, (ii) has not been otherwise amended or modified, except as set forth on Schedule 6.23, and (iii) is not in default and no event has occurred that, with the passage of time and/or the giving of notice, or both, would constitute a default thereunder, except, in the case of each of clauses (i) through (iii) above, to the extent any such default would not reasonably be expected to have a Material Adverse Effect.

6.24 [Reserved].

6.25 Mortgaged Real Property. After giving effect to the recording of the Mortgages, real property identified on Schedule 6.25 shall be subject to a recorded first lien mortgage, deed of trust or similar security instrument (subject to Permitted Liens).

6.26 Fair Value. The Borrower is receiving “fair value” and “reasonably equivalent value” for its incurrence of the Obligations.

6.27 [Reserved].

6.28 Senior Executives. None of the employees of the Borrower is either (i) a Senior Employee or (ii) an SEO. None of the Senior Canadian Employees received or are entitled to receive from the Borrower (i) any performance bonus payments in respect of the 2008 or 2009 calendar years or any salary increases during the 2009 calendar year except as may be permitted under Section 7.14, or (ii) any golden parachute payment or similar extraordinary compensation on account of a termination or severance from employment.

6.29 [Reserved].

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6.30 [Reserved].

6.31 Survival of Representations and Warranties. All of the representations and warranties of or in respect of the Borrower and the Subsidiary Guarantors set forth in this Section 6 and elsewhere in this Loan Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to the Lender under this Loan Agreement or any of the other Loan Documents by any Loan Party or any Guarantor. All representations, warranties, covenants and agreements made in this Loan Agreement or in the other Loan Documents by or in respect of the Borrower and each Guarantor shall be deemed to have been relied upon by the Lender notwithstanding any investigation heretofore or hereafter made by the Lender or on its behalf.

6.32 No Change. Since the Effective Date, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

6.33 Copies of Transaction Documents. The Borrower has delivered to the Lender a complete and correct copy of the Transaction Documents, including any amendments, supplements or modifications with respect to any of the foregoing.

6.34 Insurance. The Borrower has maintained on behalf of itself and each Subsidiary Guarantor, as the case may be, with insurance companies that the Borrower believes (in the good faith judgment of the Borrower) are financially sound and responsible or through self-insurance, insurance in amounts reasonable and prudent in light of the size and nature of the Borrower’s business and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of the Borrower) are reasonable in light of the size and nature of its business.

SECTION 7. AFFIRMATIVE AND FINANCIAL COVENANTS OF BORROWER AND SUBSIDIARY GUARANTORS.

The Borrower and the Subsidiary Guarantors, as applicable, as to itself, covenants and agrees with the Lender, so long as the Loan is outstanding and until payment in full of all Obligations, as follows:

7.01 Financial Statements of the Borrower. Financial Statements of the Borrower. The Borrower shall deliver to the Lender and the Chair of the Joint Deputy Minister Automotive Steering Committee:

(a) [Reserved];

(b) as soon as available but in any event within forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of the US Borrower, the unaudited consolidated balance sheet of the US Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer of the US Borrower as being fairly stated in all material respects (subject to the absence of footnotes and to normal year-end audit adjustments);

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(c) as soon as available, but in any event within 90 days after the end of each fiscal year of the US Borrower, a copy of the audited consolidated balance sheet of the US Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year;

(d) as soon as available, the unaudited quarterly balance sheet and the annual balance sheet (audited or unaudited) prepared relating to the Borrower and the related statement of income and retained earnings for the period covered by the balance sheet;

(e) as soon as reasonably possible after receipt by the Borrower and/or the US Borrower, a copy of any material report that may be prepared and submitted by the Borrower’s or the US Borrower’s independent certified public accountants at any time;

(f) from time to time such other information regarding the financial condition, operations, or business of the Borrower and/or the US Borrower as the Lender may reasonably request;

(g) promptly upon their becoming available, copies of such other financial statements and reports, if any, as the US Borrower and/or the Borrower may be required to publicly file with the Securities and Exchange Commission, the Ontario Securities Commission or any similar or corresponding governmental commission, department or agency substituted therefor, or any similar or corresponding governmental commission, department, board, bureau, or agency, federal, provincial or state;

(h) to the extent that the US Borrower prepares quarterly or annual reports as to the Consolidated balance sheet of the US Borrower and its Consolidated Subsidiaries as at the end of the related quarter or fiscal year (as the case may be) and the related Consolidated statements of income and of cash flows for such quarter or fiscal year (as applicable) which set forth in comparison form the figures as of the end of and for the corresponding period in the previous fiscal year (such figures for the year ending December 31, 2009 adjusted to reflect the Related Transactions), the Borrower shall promptly furnish copies of such reports to the Lender; and

(i) as soon as reasonably possible, and in any event within five (5) Business Days after a Responsible Officer of the Borrower and/or the US Borrower knows or has reason to believe, that any of the events or conditions specified below with respect to any Plan has occurred or exists, a statement signed by a Responsible Officer of the Borrower setting forth details respecting such event or condition and the action, if any, that the Borrower proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to any Governmental Authority by the Borrower with respect to such event or condition):

(i) any failure to make on or before its due date a required contribution to any Canadian Pension Plan; and

(ii) the receipt from an applicable Governmental Authority of a notice of intent to terminate (in whole or in part) any Canadian Pension Plan or any action taken by the Borrower to terminate (in whole or in part) any Canadian Pension Plan.

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7.02 Reporting Requirements of the Borrower. The Borrower shall deliver written notice to the Lender of the following:

(a) Defaults. The occurrence of any Default or Event of Default, or any event of default under any publicly filed material Contractual Obligation of the Borrower or any Guarantor (other than Excluded Subsidiaries except for Financing Subsidiaries) which notice shall be given promptly after a Responsible Officer or any officer of the Borrower or a Subsidiary Guarantor with a title of at least executive vice president becomes aware thereof and shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein (provided that where a notice is given with respect to a North American Group Member other than the Borrower or a Subsidiary Guarantor, the notice and accompanying statement may be delivered by a “Responsible Officer” (as such term is defined in the US Credit Agreement));

(b) [Reserved];

(c) [Reserved];

(d) [Reserved];

(e) [Reserved];

(f) [Reserved];

(g) [Reserved];

(h) [Reserved];

(i) [Reserved];

(j) [Reserved];

(k) Expense Policy. During the Relevant Period, within 15 days after the conclusion of each calendar month, beginning with the month in which the Effective Date occurs, the Borrower shall deliver to the Lender a certification signed by a Responsible Officer of the Borrower that (i) the Borrower and Subsidiary Guarantors are in compliance with the Expense Policy; and (ii) there have been no material amendments to the Expense Policy or deviations from the Expense Policy other than those that have been disclosed to and approved as required under the US Credit Agreement; provided that the requirement to deliver the certification referenced in this Section 7.02(k) may be qualified as to the best of such Responsible Officer’s knowledge after due inquiry and investigation (to the extent that a certificate delivered under the US Credit Agreement covers the Borrower and the Subsidiary Guarantors, delivery of such certificate to the Lender concurrently with delivery to the Treasury will satisfy the foregoing requirement);

(l) [Reserved];

(m) 13-Week Forecast. A copy of any status report delivered by the US Borrower to the Treasury, concurrently with delivery thereof to the Treasury;

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(n) Liquidity. A copy of any liquidity status report delivered by the US Borrower to the Treasury, concurrently with delivery thereof to the Treasury;

(o) Budget and Business Plan. A copy of any Budget and any Business Plan delivered by the US Borrower to the Treasury, concurrently with delivery thereof to the Treasury;

(p) Compliance Certificate. On the date that is the earlier of (x) the date of delivery of the financial statements referred to in Section 7.01 and (y) the date such financial statements are required to be delivered by Section 7.01, a Compliance Certificate, executed by a Responsible Officer of the Borrower or the Subsidiary Guarantors, stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and such additional information with respect to the Borrower and the Subsidiary Guarantors reasonably requested by the Lender; and

(q) Executive Privileges and Compensation. During the Relevant Period, the Borrower shall submit a certification within 15 days after the conclusion of each fiscal quarter beginning with the fiscal quarter ended September 30, 2009, certifying that the Borrower has complied with and is in compliance with the provisions set forth in Section 7.14. Such certification shall be made to the Lender by a Responsible Officer of the Borrower (to the extent that a certificate delivered under the US Credit Agreement covers the Borrower and its Subsidiaries, delivery of such certificate to the Lender concurrently with delivery to the Treasury will satisfy the foregoing requirement).

7.03 Existence, Etc. The Borrower and each Subsidiary Guarantor, as applicable, shall:

(a) except as permitted under Section 8.01, preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

(b) comply with the requirements of all Applicable Laws, rules, regulations and orders of Governmental Authorities if failure to comply with such requirements could be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect on any Loan Party or the Collateral;

(c) [Reserved];

(d) [Reserved];

(e) give the Lender a written notice not later than ten days after the occurrence of any (i) change in the location of its chief executive office/chief place of business from that specified in Section 6.09, (ii) change in its name, identity or corporate structure (or the equivalent) or change the location where it maintains records with respect to the Collateral, or (iii) reincorporation or reorganization under the laws of another jurisdiction, and deliver to the Lender all Uniform Commercial Code financing statements and amendments as the Lender shall request, and take all other actions deemed reasonably necessary by the Lender to continue its perfected status in the Collateral with the same or better priority; and

(f) [Reserved];

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(g) keep in full force and effect the provisions of its charter documents, certificate of incorporation, by-laws, operating agreements or similar organizational documents, except as permitted under Section 8.01 and for such changes that are not materially adverse to the interests of the Lender.

(h) [Reserved].

7.04 Use of Proceeds. The Borrower and its Subsidiaries shall use the Loan proceeds only for the purposes set forth in Section 6.18.

7.05 Maintenance of Property; Insurance. The Borrower shall and shall cause each of its Subsidiary Guarantors to:

(a) keep all property useful and necessary in its business in good working order and condition;

(b) maintain errors and omissions insurance and blanket bond coverage in such amounts as are in effect on the Original Agreement Effective Date (as disclosed to the Lender in writing except in the event of self-insurance) and shall not reduce such coverage without the written consent of the Lender, and shall also maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities. The Lender shall have received insurance certificates showing customary loss payee and additional insured endorsements where such insurance is provided by third parties. Notwithstanding anything to the contrary in this Section 7.05, to the extent that the Borrower or any Subsidiary Guarantor is engaged in self-insurance with respect to any of its property as of the Original Agreement Effective Date, the Borrower or any Subsidiary Guarantor may, if consistent with past practices, continue to engage in such self-insurance throughout the term of this Loan Agreement; provided, that the Borrower or any Subsidiary Guarantor shall promptly obtain third party insurance that conforms to the criteria in this Section 7.05 at the request of the Lender; and

(c) use its best efforts to protect the Intellectual Property that is material to the conduct of its business in a manner that is consistent with the value of such Intellectual Property.

7.06 Further Identification of Collateral. The Borrower and each Subsidiary Guarantor, as the case may be, shall furnish to the Lender from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Lender may reasonably request, all in reasonable detail.

7.07 Defense of Title. The Borrower and each Subsidiary Guarantor, as the case may be, warrants and shall defend the right, title and interest of the Lender in and to all Collateral against all adverse claims and demands of all Persons whomsoever, subject to (x) the restrictions imposed by the Existing Agreements to the extent that such restrictions are valid and enforceable under the applicable PPSA, Uniform Commercial Code and other Requirements of Law and (y) the rights of holders of any Permitted Lien.

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7.08 Preservation of Collateral. Subject to Section 8.12, the Borrower and each Subsidiary Guarantor, as the case may be, shall do all things necessary to preserve the Collateral so that the Collateral remains subject to a perfected security interest with the priority provided for such security interest under the Loan Documents. Without limiting the foregoing, each Loan Party will comply with all Applicable Laws, rules and regulations of any Governmental Authority applicable to such Loan Party or relating to the Collateral and will cause the Collateral to comply, with all Applicable Laws, rules and regulations of any such Governmental Authority, except where failure to so comply would not reasonably be expected to have a Material Adverse Effect.

7.09 Inspection of Property; Books and Records; Discussions. The Borrower shall, and shall cause each of the Subsidiary Guarantors to, (i) keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and (ii) permit representatives of the Lender, Industry Canada and The Ontario Ministry of Economic Development to visit and inspect any of its properties and examine and make abstracts from any of its books and records and other data delivered to them pursuant to the Loan Documents at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower or any Subsidiary Guarantor with officers and employees of the Borrower or any Subsidiary Guarantor and with its independent certified public accountants.

7.10 Maintenance of Licenses. Except where the failure to do so could not reasonably be likely to have a Material Adverse Effect, the Borrower and its Subsidiary Guarantors shall (i) maintain all licenses, permits, authorizations or other approvals necessary for the Borrower or its Subsidiary Guarantors to conduct its business and to perform its obligations under the Loan Documents, (ii) remain in good standing under the laws of the jurisdiction of its organization, and in each other jurisdiction where such qualification and good standing are necessary for the successful operation of the Borrower or its Subsidiary Guarantors’ business, and (iii) shall conduct its business in accordance with Applicable Law in all material respects.

7.11 [Reserved].

7.12 [Reserved].

7.13 Further Assurances.

(a) The Borrower shall, and shall cause each Subsidiary Guarantor to, from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Lender may reasonably request for the purposes of implementing or effectuating the provisions of this Loan Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Lender with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary Guarantor which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Lender of any power, right, privilege or remedy pursuant to this Loan Agreement or the other Loan Documents that requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications,

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certifications, instruments and other documents and papers that the Lender may be required to obtain from the Borrower or any Subsidiary Guarantor such governmental consent, approval, recording, qualification or authorization.

(b) In furtherance and not in limitation of the foregoing, until the earlier of (i) the ninetieth day after the Effective Date and (ii) the date on which the Borrower shall incur Excluded First Lien Indebtedness, the Borrower shall execute and deliver, or cause to be executed and delivered, replacement Collateral Documents (which may be amendments, restatements, modifications or supplements of or to the Collateral Documents executed and delivered by Borrower to Lender on the date hereof) as the Lender may reasonably request for the purposes of implementing or effectuating the provisions of this Loan Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Lender with respect to the Collateral pursuant hereto and thereto.

7.14 Executive Privileges and Compensation.

(a) During the Relevant Period, the Borrower shall comply with the following restrictions on executive privileges and compensation:

(i) the Borrower shall take all necessary action to ensure that its Specified Benefit Plans, including any supplemental executive retirement plan (“SERP”), and deductibility limitations, comply in all respects with the EESA, including, without limitation, the provisions of the Capital Purchase Program (as defined in the EESA) and the TARP Standards for Compensation and Corporate Governance, as implemented by any guidance or regulation thereunder, including the rules set forth in 31 C.F.R. Part 30, or any other guidance or regulations promulgated under the EESA, as the same shall be in effect from time to time (collectively, the “Compensation Regulations”), and shall not adopt any new Specified Benefit Plan or SERP (x) that does not comply therewith or (y) that does not expressly state and require that such Specified Benefit Plan, SERP and any compensation thereunder shall be subject to all relevant Compensation Regulations adopted, issued or released on or after the date any such Specified Benefit Plan or SERP is adopted. To the extent that the Compensation Regulations change, or are implemented, in a manner that requires changes to then-existing Specified Benefit Plans and SERP, the Borrower shall effect such changes to its Specified Benefit Plans and SERP as promptly as practicable after it has actual knowledge of such changes in order to be in compliance with this Section 7.14(a)(i) (and shall be deemed to be in compliance for a reasonable period within which to effect such changes);

(ii) the Borrower shall not pay or accrue any bonus or incentive compensation to the Senior Employees, except as may be permitted under the EESA or the Compensation Regulations;

(iii) the Borrower shall not adopt or maintain any compensation plan that would encourage manipulation of its reported earnings to enhance the compensation of any of its employees;

(iv) unless otherwise consented to by the Treasury, the Borrower shall maintain all suspensions and other restrictions of contributions to Specified Benefit Plans that are in place or initiated as of the Effective Date; and

SECOND AMENDED AND RESTATED LOAN AGREEMENT

(v) the Borrower shall otherwise comply with the provisions of the Capital Purchase Program and the TARP Standards for Compensation and Corporate Governance, as implemented by any guidance or regulation thereunder, including the rules set forth in 31 C.F.R. Part 30, including without limitation the prohibition on golden parachute and tax “gross up” payments, the requirement with respect to the establishment of a compensation committee of the board of directors, and the requirement that the Borrower provide certain disclosures to the Lender.

At all times throughout the Relevant Period, the Lender shall have the right to require the Borrower or any Subsidiary Guarantor to claw back any bonuses or other compensation, including golden parachutes, paid to any Senior Employees by the Borrower or any Subsidiary Guarantor in violation of any of the foregoing.

(b) On or prior to September 15, 2009 and thereafter during the Relevant Period, the Borrower shall cause (i) its principal executive officer and principal financial officer (or, in each case, a Person acting in a similar capacity) and (ii) the compensation committee of the Borrower or the US Borrower, as applicable, to provide the certifications to the Lender required by the rules set forth in 31 C.F.R. Part 30 (to the extent that a certificate delivered under the US Credit Agreement covers the Borrower and its Subsidiaries, delivery of such certificate to the Lender concurrently with delivery to the Treasury will satisfy the foregoing requirement). During the Relevant Period, the Borrower shall preserve appropriate documentation and records to substantiate such certification in an easily accessible place for a period not less than three years following the Maturity Date.

(c) [Reserved].

(d) [Reserved].

7.15 Aircraft. With respect to any private passenger aircraft or interest in such aircraft that is owned or held by the Borrower or any of its Subsidiary Guarantors on the Effective Date, such party shall demonstrate to the satisfaction of the Lender that it is taking all reasonable steps to divest itself of such aircraft or interest. In addition, during the Relevant Period, the Borrower shall not acquire or lease any private passenger aircraft or interest in private passenger aircraft after the Effective Date.

7.16 Restrictions on Expenses.

(a) At all times throughout the Relevant Period, the Borrower shall maintain and implement the Expense Policy, to the extent applicable to it, and distribute the Expense Policy to all employees of the Borrower covered under the Expense Policy. Any material deviations from, and any material amendments to, the Expense Policy whether in contravention thereof or pursuant to waivers provided for thereunder, shall be promptly reported to the Lender.

(b) The Expense Policy shall at all times, at a minimum: (i) require compliance with TARP Laws and all Requirements of Law, (ii) apply to the Borrower, (iii) govern (A) the hosting, sponsorship or other payment for conferences and events, (B) travel accommodations and expenditures, (C) consulting arrangements with outside service providers, (D) any new lease or acquisition of real estate, (E) expenses relating to office or facility renovations or relocations, and (F) expenses relating to entertainment or holiday parties; and (iv)

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provide for (A) internal reporting and oversight, and (B) mechanisms for addressing non-compliance with the Expense Policy. The Borrower shall cause the text of the Expense Policy to be posted on the Borrower’s employee website.

7.17 [Reserved].

7.18 [Reserved].

7.19 [Reserved].

7.20 Vitality Commitment. The Borrower shall comply with the provisions of the COCA in accordance with the terms thereof.

7.21 [Reserved].

7.22 Health Care Trust Agreement. The Health Care Trust Agreement has come into effect and remains in effect and, for so long as there are any ongoing obligations thereunder, the Borrower shall at all times be in compliance in all material respects with the terms and provisions thereof.

7.23 Intellectual Property. The Borrower and each Subsidiary Guarantor shall use its best efforts to ensure that the Lender is obtaining through the Loan Documents sufficient rights and assets to enable a subsequent purchaser of the Collateral (subject to Permitted Liens) in a sale pursuant to its remedies under any Loan Document to manufacture vehicles of substantially the same quality and nature as those sold by the Borrower as of the date hereof, provided that such purchaser has access to reasonably common motor vehicle technologies and manufacturing capabilities appropriate for vehicles of such nature, and to market such vehicles through substantially similar channels as those employed by the Borrower.

7.24 Payments of Taxes. The Borrower shall and shall cause each Subsidiary Guarantor (i) to timely file or cause to be filed all material tax returns that are required to be filed and all such tax returns shall be true and correct and (ii) to timely pay and discharge or cause to be paid and discharged promptly all material Taxes, assessments and governmental charges or levies imposed upon the Borrower or any of the other Subsidiary Guarantors or upon any of their respective incomes or receipts or upon any of their respective properties before the same shall become in default or past due, as well as all lawful claims for labour, materials and supplies or otherwise which, if unpaid, might result in the imposition of a Lien or charge upon such properties or any part thereof; provided that it shall not constitute a violation of the provisions of this Section 7.24 if the Borrower or any Subsidiary Guarantor shall fail to pay any such tax, assessment, government charge or levee or claim for labour, materials or supplies which is being contested in good faith, by proper proceedings diligently pursued, and as to which adequate reserves have been provided.

7.25 Internal Controls: Recordkeeping; Additional Reporting. During the Relevant Period, the Borrower shall ensure that internal controls are established to provide reasonable assurance of compliance in all material respects with each of the Borrower’s covenants and agreements set forth in Sections 7.14, 7.15 and 7.16 hereof and shall collect, maintain and preserve reasonable records evidencing such internal controls and compliance therewith, a copy of which records shall be provided to the Lender promptly upon request. On

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the 15th day after the last day of each calendar quarter (or, if such day is not a Business Day, on the first Business Day after such day) commencing with the calendar quarter ending September 30, 2009, the Borrower shall deliver to the Lender (at its address set forth in Section 12.02) a report setting forth in reasonable detail (x) the status of implementing such internal controls and (y) the Borrower’s compliance (including any instances of material non compliance) with such covenants and agreements. Such report shall be accompanied by a certification duly executed by a Responsible Officer of the Borrower stating that such quarterly report is accurate in all material respects to the best of such Responsible Officer’s knowledge (to the extent that a certificate delivered under the US Credit Agreement covers the Borrower and its Subsidiaries, delivery of such certificate to the Lender concurrently with delivery to the Treasury will satisfy the foregoing requirement).

7.26 Post-Closing Perfection of Liens. All Liens which the Lender agreed would be perfected on a post-closing basis pursuant to the Post-Closing Agreement shall be perfected on the date set forth in the Post-Closing Agreement and all Loan Parties shall comply with all of the terms and provisions of the Post-Closing Agreement, where applicable.

7.27 Survival of Certain Covenants.

(a) The obligation of the Borrower to comply with the TARP Covenants shall survive for the Relevant Period provided, however, to the extent that any TARP Covenant is modified or no longer required under the TARP Laws or has been amended or waived under the US Credit Agreement and/or under the TARP Laws (any such modification, amendment or waiver, a “TARP Covenant Modification”), then, from the date of the TARP Covenant Modification, any TARP Covenant which is the subject of a TARP Covenant Modification shall be deemed to be automatically modified, amended or waived to the same extent as the TARP Covenant Modification under the Loan Documents.

(b) The obligation of the Borrower to comply with the Vitality Commitment set forth in Section 7.20 shall survive during the period required under the COCA, notwithstanding the repayment in full of all the Loans and the other Obligations.

(c) In the event of a proposed TARP Covenant Modification, the Borrower shall provide the Lender with prior written notice giving the details of such TARP Covenant Modification, at least 15 days prior to the date on which such TARP Covenant Modification will come into effect or, if such notice period cannot be provided due to commercial necessity, as much prior notice as reasonably and in good faith can be provided by Borrower.

(d) The Borrower acknowledges that survival of the TARP Covenants was a material inducement to the Lender entering into this Loan Agreement and providing the Loan, and the Borrower further acknowledges that it will not contest that the Lender does not have an adequate remedy at law for a breach of the TARP Covenants and that the Lender cannot be made whole by the payment of monetary damages. The Lender is entitled to seek specific performance of the TARP Covenants to ensure compliance with the TARP Covenants. In addition, the Borrower agrees that it (i) shall not oppose any motion for preliminary or permanent injunctive relief or any other similar form of expedited relief in an action by the Lender to enforce the TARP Covenants on the ground that the Lender has not sustained irreparable harm or on any other basis (other than a defense on the merits), and (ii) waives all defenses and objections that may at any time be available to or be asserted by the Borrower against the Lender with respect to

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the enforceability of the TARP Covenants and/or the remedy of specific performance of the TARP Covenants. The parties hereto hereby irrevocably and unconditionally consent and attorn to the exclusive jurisdiction of the of the Courts of the Province of Ontario and hereby irrevocably and unconditionally agree that any action or proceeding relating to the enforcement of the TARP Covenants shall be heard and determined by the Ontario Superior Court of Justice, Commercial List sitting in Toronto, Ontario. The Borrower waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

SECTION 8. NEGATIVE COVENANTS OF BORROWER AND SUBSIDIARY GUARANTORS.

The Borrower and each Subsidiary Guarantor, as applicable, covenants and agree each as to itself, that, so long as any amounts are owing with respect to the Notes or otherwise with respect to the Loan Documents, such Borrower or Subsidiary Guarantor will abide by the following negative covenants:

8.01 Prohibition of Fundamental Changes. Neither the Borrower nor any Subsidiary Guarantor shall, at any time, directly or indirectly, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or Dispose of all or substantially all of its Property without the Lender’s prior consent, provided that, (a) any Loan Party may merge with, consolidate with, amalgamate with, or Dispose of all or substantially all of its Property (and thereafter wind up or dissolve itself) to, (i) another Loan Party or (ii) any other Person pursuant to the Transaction Documents, provided that (A) such action does not result in the material diminishment of the Collateral, (B) (x) in the case of a merger, consolidation or amalgamation with or into the Borrower, the Borrower shall be the continuing or surviving entity or, in the event that the Borrower is not the continuing or surviving entity, (1) the surviving entity expressly assumes the obligations of the Borrower under the Loan Documents and (2) the surviving entity is organized under the laws of a State in the United States, Canada or any province thereof, and (y) in the case of a merger, consolidation or amalgamation with or into any Guarantor, such Guarantor shall be the continuing or surviving entity or, in the event that such Guarantor is not the continuing or surviving entity, (1) the surviving entity expressly assumes the obligations of such Guarantor under the Loan Documents or promptly after the consummation of, such transaction, the continuing or surviving corporation shall become a Guarantor and (2) the surviving entity is organized under the laws of a State in the United States, Canada or any province thereof, and (C) any Guarantor may otherwise merge, consolidate, amalgamate into or divest of all or substantially all of its Property only to another Loan Party.

8.02 [Reserved].

8.03 [Reserved].

8.04 Limitation on Liens. None of the Borrower nor any Subsidiary Guarantor will, create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except Permitted Liens.

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8.05 Limitation on Distributions. The Borrower shall not make any Restricted Payment, if after giving effect thereto, the Borrower would not be in compliance with its covenant pursuant to Section 8.16.

8.06 [Reserved].

8.07 [Reserved].

8.08 Limitations on Indebtedness. None of the Borrower, any Subsidiary Guarantor, nor any Structured Financing Subsidiary of the Borrower that is a Domestic Subsidiary shall, create, incur, assume or suffer to exist any Indebtedness except Permitted Indebtedness.

8.09 [Reserved].

8.10 Plans. The Borrower shall not fail to remit the minimum contribution required by Applicable Law in respect of a Canadian Pension Plan whether or not waived, or voluntarily issue a notice of termination of any such plan following the date hereof in a manner that could result in the imposition of a Lien or encumbrance on the assets of the Borrower, unless in each case such failure or action is authorized by a Requirement of Law or the applicable Government Authority.

8.11 [Reserved].

8.12 Limitation on Sale of Assets. Subject to any other applicable provision of any Loan Document, the Borrower and each Subsidiary Guarantor shall have the right to Dispose freely of any of its Property (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired; provided that, to the extent required, the Net Cash Proceeds thereof are applied in accordance with Section 2.07.

8.13 Restrictions on Pension Plans.

(a) During the Relevant Period, and except by operation of law, neither the Borrower or a Subsidiary Guarantor shall increase any pecuniary or other benefits obligated or incurred by any Plan nor shall the Borrower or a Subsidiary Guarantor provide for other ancillary benefits or lump sum benefits that would be funded by the assets held by any Plan other than benefits due in accordance with the Plan terms as of the Effective Date;

(b) Notwithstanding the foregoing, the prohibitions on benefit increases under Section 8.13(a) shall not apply to (i) the creation or payment of any obligations associated with any plant shutdowns, permanent layoffs, attrition programs, or other workforce reduction programs after the Effective Date and (ii) a benefit that was not in effect under the terms of a Plan on the Original Agreement Effective Date if the Lender approves such benefit and, in the case of each of clause (i) and (ii) above, at the time of such benefit increase and taking into account such benefit increase, each Plan of the Borrower and any Subsidiary Guarantor is fully funded; and

(c) During the Relevant Period, the Borrower shall comply with the provisions of this Section 8.13. This Section 8.13 shall survive termination of this Loan Agreement and satisfaction of all Obligations thereunder.

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8.14 [Reserved].

8.15 [Reserved].

8.16 Canadian Unrestricted Cash. The Borrower shall not permit (a) the average daily balance of unrestricted cash and Cash Equivalents held by the Borrower during any four-week period, calculated on a rolling basis, to be less than CDN$250,000,000; or (b) the actual balance of unrestricted cash and Cash Equivalents held by the Borrower over any period of two (2) consecutive Business Days to be less than CDN$100,000,000 measured at close of business.

The Lender and the Borrower agree that, periodically, and acting in good faith, they will review the foregoing cash maintenance requirements in order to ascertain whether such requirements should be reduced.

8.17 Amendments to Transaction Documents. None of the Borrower nor any Subsidiary Guarantor shall (a) amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrower and its successors or any of its Subsidiaries pursuant to the Transaction Documents (other than as specifically contemplated thereby) such that after giving effect thereto such indemnities or licenses, taken as a whole, shall be materially less favorable to the interests of the Borrower and its successors and Subsidiaries or the Lender with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Transaction Documents (other than as specifically contemplated thereby).

8.18 Negative Pledge. None of the Borrower nor any Subsidiary Guarantor will enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any Subsidiary Guarantor to create, incur, assume or permit to exist any Lien upon any of the Collateral, whether now owned or hereafter acquired, other than this Loan Agreement, the other Loan Documents, the Existing Agreements, and Permitted Liens; provided that the agreements excepted from the restrictions of this Section shall include customary negative pledge clauses in agreements providing refinancing Indebtedness or permitted unsecured Indebtedness.

8.19 Clauses Restricting Subsidiary Distributions. The Borrower will not, and will not permit any Subsidiary Guarantor to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Subsidiary Guarantor to (a) make Restricted Payments in respect of any Equity Interest of such Subsidiary Guarantor held by, or pay any Indebtedness owed to, the Borrower or any Subsidiary Guarantor, (b) make loans or advances to, or other Investments in, the Borrower or any Subsidiary Guarantor or (c) transfer any of its assets to the Borrower or any Subsidiary Guarantor, except, in the case of each of clauses (a), (b) and (c) above, for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, the VEBA Note Facility and, solely with respect to the US Borrower and its Subsidiaries, the US Credit Agreement, (ii) any restrictions with respect to a Subsidiary Guarantor imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Subsidiary Guarantor, (iii) any agreement or instrument governing Indebtedness assumed in connection with the acquisition of assets by the Borrower or any Subsidiary Guarantor permitted hereunder or secured by a Lien encumbering assets acquired in connection therewith, which encumbrance or restriction is not applicable to any Person, or the

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properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired, (iv) restrictions on the transfer of assets subject to any Lien permitted by Section 8.04 imposed by the holder of such Lien or on the transfer of assets subject to a Disposition permitted by Section 8.12 imposed by the acquirer of such assets, (v) provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the Equity Interests therein) entered into in the ordinary course of business, (vi) restrictions contained in the terms of any agreements governing purchase money obligations, Capital Lease Obligations or Attributable Obligations not incurred in violation of this Loan Agreement; provided that such restrictions relate only to the Property financed with such Indebtedness (vii) restrictions contained in any Existing Agreement, (viii) restrictions contained in any agreement relating to any Indebtedness to the extent permitted by the provisions of any Excluded First Lien Indebtedness or Additional First Lien Indebtedness, (ix) restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business, (x) customary non assignment provisions in leases, contracts, licenses and other agreements entered into in the ordinary course of business and consistent with past practices (including past practices of the GM Oldco Parties (as defined in the US Credit Agreement), as applicable), or (xi) any amendments, modifications, restatements, increases, supplements, refundings, replacements, or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (x) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such amendment, modification, restatement, increase, supplement, refunding, replacement, or refinancing are not materially less favourable, taken as a whole, to the Borrower and the Subsidiary Guarantors and the Lender than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause.

8.20 Executive Compensation Restrictions. Neither the Borrower nor any Subsidiary Guarantor shall pay to any Senior Canadian Employee any of the following: (i) any performance bonus payments in respect of the 2008 or 2009 calendar years, (ii) except for the re-instatement of salary as provided in the last sentence of this Section 8.20, salary increases during the 2008 or 2009 calendar years, or (iii) any golden parachute payment or similar extraordinary compensation on account of a termination or severance from employment. The Borrower shall give reasonable advance notice to the Lender of any compensation modifications for Senior Canadian Employees. The Lender hereby confirms that (a) the Borrower may rescind the 10% wage reduction which commenced in 2009 for salary periods that occur after the Effective Date and (b) Senior Canadian Employees may receive non-extraordinary severance consistent with the Borrower’s usual business practices.

SECTION 9. [Reserved]

SECTION 10. EVENTS OF DEFAULT.

10.01 Events of Default. Each of the following events shall constitute an “Event of Default”, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied:

(a) the Borrower shall default in the payment of any principal of or interest on the Loan when due (whether at stated maturity, upon acceleration or pursuant to Section 2.07), provided however, that the Borrower shall have five (5) Business Days’ grace period for the payment of interest hereunder; or

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(b) any Guarantor shall default in its payment obligations under its Guarantee Agreement; or

(c) any Loan Party shall default in the payment of any other amount payable by it hereunder or under any other Loan Document after notification by the Lender of such default, and such default shall have continued unremedied for five (5) Business Days; or

(d) the Borrower or any Subsidiary Guarantor shall breach any applicable covenant contained in the TARP Covenants or Section 8 (except in the case of (i) Section 8.10 in respect of any inadvertent failure to remit the minimum contribution if such amount shall have been paid within ten (10) Business Days after such Loan Party obtains knowledge of such failure, and (ii) in the case of a breach of Section 8.20, such breach shall have continued unremedied for ten (10) Business Days); or

(e) the Borrower or any Subsidiary Guarantor shall default in performance of or otherwise breach non payment obligations or covenants under any of the Loan Documents not covered by another clause in this Section 10, and such default has not been remedied within the applicable grace period provided therein, or if no grace period, within thirty (30) calendar days; or

(f) any representation, warranty or certification made or deemed made herein or in any other Loan Document by any Loan Party or any Guarantor or any certificate furnished to the Lender pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished; or

(g) a judgment or judgments as to any obligation for the payment of money in excess of CDN$100,000,000 in the aggregate (to the extent that it is, in the reasonable determination of the Lender, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against the Borrower or any Subsidiary Guarantors by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the enforcement thereof shall not be stayed (by operation of law, the rules or orders of a court with jurisdiction over the matter or by consent of the party litigants) for ten calendar days; or there shall be rendered against the Borrower or any Subsidiary Guarantor a non monetary judgment that causes or would reasonably be expected to cause a Material Adverse Effect on the ability of the Borrower and the Subsidiary Guarantors taken as a whole to perform their obligations under the Loan Documents and the enforcement thereof shall not be stayed (by operation of law, the rules or orders of a court with jurisdiction over the matter or by consent of the party litigants) for ten calendar days; or

(h) the Borrower or any Subsidiary Guarantor shall admit its inability to, or intention not to, perform any of such party’s material Obligations hereunder; or

(i) any Loan Document shall for whatever reason be terminated, the Loan Documents shall cease to create a valid, security interest in any of the Collateral purported to be covered hereby or thereby, or the material obligations of the Borrower or any Subsidiary Guarantor under the Loan Documents (including the Borrower’s Obligations hereunder) shall cease to be in full force and effect, or the enforceability thereof shall be contested by the Borrower or any Subsidiary Guarantor; or

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(j) other than as otherwise permitted pursuant to this Loan Agreement and except in respect of anticipated plant shutdowns, permanent layoffs, attrition programs, other workforce reduction programs or dealer network restructuring satisfactory to the Lender acting reasonably (i) Borrower shall initiate the termination of, in whole or in part, any Canadian Pension Plan; (ii) Borrower shall fail to make minimum required contributions to amortize any funding deficiencies under a Canadian Pension Plan within the time period set out in any Applicable Law or fail to make a required contribution under any Canadian Pension Plan or Canadian Benefit Plan which could result in the imposition of a Lien upon the assets of the Borrower; (iii) except as disclosed in Schedule 10.01(j), any facts or circumstances occur or exist that could result or be reasonably anticipated to result in the declaration of a termination (in whole or in part) of any Canadian Pension Plan under Applicable Law; (iv) the Borrower makes any improper withdrawals or applications of assets of a Canadian Pension Plan or Canadian Benefit Plan; (v) any labour union or collective bargaining unit in respect of the Borrower shall engage in a strike or other work stoppage; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(k) any Change of Control shall have occurred without the prior consent of the Lender; or

(l) [Reserved];

(m) [Reserved];

(n) any North American Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation and the vitality commitment under the US Credit Agreement, but excluding the Loan, the US Credit Agreement, the other provisions of the US Credit Agreement and the VEBA Note Facility) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (including a breach of the vitality commitment under the US Credit Agreement) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (n) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (n) shall have occurred and be continuing with respect to Indebtedness, the aggregate outstanding principal amount thereof of which exceeds in the aggregate US$100,000,000; or

(o) any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Collateral, or (except with respect to any Permitted Holder in its capacity as a Permitted Holder) shall have taken any action to displace the management of the Borrower or any Subsidiary Guarantor or to curtail its authority in the conduct of the business of any Loan Party, and such action provided for in this subsection (o) shall not have been discontinued or stayed within thirty (30) days; or

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(p) [Reserved];

(q) [Reserved];

(r) [Reserved];

(s) the US Borrower shall (i) default in making any payment of any principal of any Indebtedness under the US Credit Agreement on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the US Credit Agreement; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (other than a breach of the vitality commitment therein) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than a breach of the vitality commitment therein), the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; or

(t) [Reserved];

(u) [Reserved];

(v) if a default shall occur under the COCA and shall continue beyond the cure period, if any, provided in the COCA; or

(w) if a default shall occur with respect to any amount required to be paid or funded under the GMCL Pension Agreement and such default shall have continued unremedied for thirty (30) days; or

(x) [Reserved];

(y) [Reserved];

(z) any Loan Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, interim receiver, receiver and manager, custodian, trustee, interim trustee, examiner or liquidator of itself or of all or a substantial part of its directly-owned property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code or BIA, as the case may be, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or BIA, as the case may be, (vi) take any corporate or other action for the purpose of effecting any of the foregoing, or (vii) generally fail to pay the Borrower’s or Subsidiary Guarantors’ debts as they become due; or

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(aa) the filing of a motion, pleading or proceeding by any Loan Party or any Guarantor which could reasonably be expected to result in a material impairment of the rights or interests of the Lender under any Loan Document, or a determination by a court with respect to a motion, pleading or proceeding brought by another party that results in a material impairment of the rights or interests of the Lender under any Loan Document; or

(bb) the Borrower or any Subsidiary Guarantor shall grant, or suffer to exist, any Lien on any Collateral other than Permitted Liens; or the Liens contemplated under the Loan Documents shall cease to be perfected Liens on the Collateral in favor of the Lender of the requisite priority hereunder with respect to such Collateral (subject to the Permitted Liens); or

(cc) a custodian, receiver, conservator, liquidator, trustee or similar official for Borrower or any Subsidiary Guarantor, or of any of its directly-owned Property (as a debtor or creditor protection procedure), is appointed or takes possession of such directly-owned Property; or the Borrower or any Subsidiary Guarantor is adjudicated bankrupt or insolvent; or an order for relief is entered under the Bankruptcy Code or BIA, as the case may be, or any successor or similar applicable statute, or any administrative insolvency scheme, against any Loan Party; or any of its directly-owned Property is sequestered by court or administrative order; or a petition is filed against the Borrower or any Subsidiary Guarantor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect, and such petition is not dismissed within 60 days; or

(dd) the US Borrower shall (i) default in making any payment of any principal of any Indebtedness under the VEBA Note Facility on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the VEBA Note Facility; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; or

(ee) any US Parent Guarantor shall fail to deliver to the Lender, concurrently with or promptly following its becoming a US Parent Guarantor, a Guarantee Agreement in the form of the Guarantee Agreement delivered by the US Borrower to the Lender, which Guarantee Agreement shall contain a covenant by the US Parent Guarantor that it will not use its equity control over the Borrower to affirmatively prevent, hinder or impair the Borrower or any Subsidiary Guarantor from honouring its contractual commitments under the COCA, the GMCL Pension Agreement and/or the Health Care Trust Agreement; or

(ff) if there shall occur a material breach of the Registration Rights Agreement which continues unremedied for ten (10) days or there shall occur a material breach of the Canadian Subscription Agreement.

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SECTION 11. REMEDIES.

11.	01 Remedies.

(a) Upon the occurrence and during the continuance of one or more Events of Default, the Lender may immediately declare the principal amount of the Loan and the Notes to be immediately due and payable, together with all interest thereon and fees and out of pocket expenses accruing under this Loan Agreement; provided that upon the occurrence of an Event of Default referred to in Section 10, such amounts shall immediately and automatically become due and payable without any further action by the Lender. Upon such declaration or such automatic acceleration, the balance then outstanding of the Loan shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower and each other Loan Party and the Lender may thereupon exercise any remedies available to it at law and pursuant to the Loan Documents, including, but not limited to, the liquidation of the Collateral. The Lender may exercise at any time after the occurrence of an Event of Default one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies.

(b) Upon the occurrence and during the continuance of one or more Events of Default, the Lender shall have the right to obtain physical possession of the files of each Loan Party relating to its Collateral and all documents relating to its Collateral which are then or may thereafter come in to the possession of such Loan Party or any third party acting for such Loan Party and such Loan Party shall deliver to the Lender such assignments as the Lender shall request subject in each case to the rights of any Senior Lien Lender and the Permitted Liens. In addition, the Lender shall be entitled to specific performance of all agreements of each Loan Party contained in this Loan Agreement and under any other Loan Document.

(c) In addition to all the rights and remedies specifically provided herein, the Lender shall have all other rights and remedies provided by applicable federal, provincial, state, foreign, and local laws, whether existing at law, in equity or by statute, including all rights and remedies available to a purchaser or a secured party, as applicable, under the Uniform Commercial Code or Personal Property Security Act, as applicable.

(d) Except as otherwise expressly provided in this Loan Agreement, the Lender shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by each Loan Party.

(e) The Lender may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Loan Party hereby expressly waives, to the extent permitted by law, any right it might otherwise have to require the Lender to enforce its rights by judicial process. Each Loan Party also waives to the extent permitted by law, any defense it might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Collateral or from any other election of remedies. Each Loan Party recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

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(f ) Each Loan Party shall be liable to the Lender for the amount of all expenses (plus subject to Applicable Laws, interest thereon at a rate equal to the Post-Default Rate), and breakage costs as set out in this Loan Agreement.

(g) The Lender shall also be entitled to all rights and remedies set forth in the other Loan Documents. Where there is any consistency or difference between this Loan Agreement and any other Loan Document, this Loan Agreement shall prevail.

Notwithstanding any exercise of the Lender’s rights with respect to Trademarks or other Intellectual Property contained in the Collateral, the Borrower and any holder of a security interest in inventory of the Borrower shall have the right to sell such inventory free and clear of any Lender interest in the Trademarks or other Intellectual Property regardless of whether it bears any such Trademark or other Intellectual Property but subject to the Lender’s security interest in such inventory, if any.

SECTION 12. MISCELLANEOUS.

12.01 Waiver. No failure or delay on the part of the Lender to exercise, and no course of dealing with respect to, any right, power, privilege or remedy under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any right, power, privilege or remedy under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. All rights, powers, privileges and remedies of the Lender provided for herein are cumulative and in addition to any and all other rights, powers, privileges and remedies provided by law, the Loan Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by the Lender to exercise any of its rights under any other related document. The Lender may exercise at any time after the occurrence of an Event of Default one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies.

12.02 Notices. Except as otherwise expressly permitted by this Loan Agreement, all notices, requests and other communications provided for herein and under the other Loan Documents (including any modifications of, or waivers, requests or consents under, this Loan Agreement) shall be given or made in writing (including by telecopy or Electronic Transmission) delivered to the intended recipient at the addresses specified below beneath each party’s name; or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Loan Agreement (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telecopier or Electronic Transmission or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

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Lender:

Export Development Canada

151 O’Connor Street

Ottawa, Ontario K1A 1K3

Canada

Attention: Loans Services

Facsimile: (613) 598-2514

and to:

Export Development Canada

151 O’Connor Street

Ottawa, Ontario K1A 1K3

Canada

Attention: Asset Management/Covenants Officer

Facsimile: (613) 598-3186

Borrower:

General Motors of Canada Limited

1908 Colonel Sam Drive

Oshawa, Ontario L1H 8P7

Canada

Attention: General Counsel

Facsimile: (905) 644-7772

in each case with a copy to:

Subsidiary Guarantors:

1908 Holdings and Parkwood Holdings Ltd.

Trulaw Corporate Services Ltd.

P.O. Box 866 GT

Anderson Square Building, Shedden Road

George Town, Grand Cayman

Cayman Islands, British West Indies

Attention: Counsel to 1908 Holdings and Parkwood Holdings Ltd.

Facsimile: (345) 949-8492

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in each case with a copy to:

General Motors Company

300 Renaissance Centre

P.O. 300

Detroit, Michigan

48265-3000

U.S.A.

Attention: General Motors North American General Counsel

Facsimile: (212) 418-3632

General Motors Product Services Inc.

300 Renaissance Centre

P.O. 300

Detroit, Michigan

48265-3000

U.S.A.

Attention: c/o General Motors North American General Counsel

Facsimile: (248) 267-4365

General Motors Overseas Funding LLC

300 Renaissance Centre

P.O. 300

Detroit, Michigan

48265-2000

U.S.A.

Attention: Barb Lister-Tait

Facsimile: (313) 665-4979

12.03 Indemnification and Expenses. The Borrower agrees to hold the Lender, Her Majesty the Queen in Right of Canada, Her Majesty the Queen in Right of the Province of Ontario and their respective Affiliates and their respective officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against any and all claims, suits, actions, proceedings, obligations, liabilities (including strict liabilities) and debts, and all losses, actual damages, judgments, awards, amounts paid in settlement of whatever kind or nature, fines, penalties, charges, costs and expenses of any kind (including, but not limited to, reasonable legal fees and other costs of defense), which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Loan Agreement, the Notes, any other Loan Document or any transaction contemplated hereby or thereby, or any transaction financed or proposed to be financed in whole or in part (directly or indirectly) with the Loan, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Loan Agreement, the Notes, any other Loan Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Borrower

SECOND AMENDED AND RESTATED LOAN AGREEMENT

agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to or arising out of any violation or alleged violation of any rule or regulation or any other laws, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Collateral for any sum owing thereunder, or to enforce any provisions of any Loan Document, the Borrower will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Loan Party of any obligation under any Loan Document or arising out of any other agreement, indebtedness or liability at any time owing to or in favour of such account debtor or obligor or its successors from any Loan Party. Subject to the provisions of this Loan Agreement, the Borrower also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s reasonable costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Loan Agreement, the Notes, any other Loan Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. The Loan Parties hereby acknowledge that, notwithstanding the fact that the Obligations are secured by the Collateral, the Obligations are recourse obligations of the Loan Parties.

Each Loan Party also agrees not to assert any claim against the Lender, Her Majesty the Queen in Right of Canada, Her Majesty the Queen in Right of the Province of Ontario, or Industry Canada (collectively, the “Lender Parties”) or any of their respective Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan Documents, the actual or proposed use of the proceeds of the Loan, this Loan Agreement or any of the transactions contemplated hereby or thereby.

The Borrower agrees to pay as and when billed by the Lender Parties all of the out-of pocket costs and expenses incurred by the Lender Parties in connection with the exercise of the Lender Parties’ rights and remedies upon the occurrence of an Event of Default, including without limitation all the fees, disbursements and expenses of counsel to the Lender Parties.

If the Borrower fails to pay when due any costs, expenses or other amounts payable by it under this Loan Agreement, including reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Borrower by the Lender and the Borrower shall remain liable for any such payments by the Lender and such amounts shall accrue interest at the Post-Default Rate. No such payment by the Lender shall be deemed a waiver of any of its rights under the Loan Documents.

To the fullest extent permitted by Applicable Law, in consideration of Lender entering into this Loan Agreement, and for other good and valuable consideration, the receipt and sufficiency of which each Loan Party hereby acknowledges, each Loan Party hereby forever releases, discharges and acquits each Indemnified Party from any and all claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of actions (whether at law or in equity) indebtedness and obligations (collectively, “Claims”) of every type, kind, nature, description or character, including any so-called “lender liability” claims or defenses, and irrespective of how, why or by reason of what facts, whether such Claims have heretofore arisen,

SECOND AMENDED AND RESTATED LOAN AGREEMENT

are now existing or hereafter arise, or which could, might or be claimed to exist, of whatever kind or nature, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, matured or unmatured, fixed or contingent, each as though fully set forth herein at length, which may in any way arise out of, are connected with or in any way relate to actions or omissions arising in connection with the loan contemplated herein which occurred on or prior to the date hereof with respect to any Loan Party, this Loan Agreement, the Obligations, any Collateral, any other Loan Document and any third parties liable in whole or in part for the Obligations, save and except for a breach by the Lender of the provisions of the confidentiality agreement attached as Exhibit C hereof.

Without prejudice to the survival of any other agreement of a Loan Party hereunder, the covenants and obligations of each Loan Party contained in this Section 12.03 shall survive for a period of 2 years the payment in full of the Obligations and all other amounts payable hereunder and delivery of the Collateral by the Lender against full payment therefor.

The Loan Parties shall, if requested by the Government of Ontario, execute an agreement with the Government of Ontario in form satisfactory to the Government of Ontario granting the covenants of such Loan Parties and indemnities granted by such Loan Party in this Section 12.03 directly in favour of the Government of Ontario.

12.04 Amendments and Effect of this Loan Agreement. Except as otherwise expressly provided in this Loan Agreement, any provision of this Loan Agreement may be modified or supplemented only by an instrument in writing signed by the Lender and the Loan Parties and any provision of this Loan Agreement may be waived by the Lender in writing. To the extent that the Treasury proposes any amendments, waivers or modifications to the Loan Documents, the Lender’s consent is required, save and except as set out in Section 7.27. The Lender agrees that it will act reasonably and will only withhold consent when such proposed changes would adversely impact Canadian economic, commercial and/or policy interests. The Lender agrees that the Borrower may assign to the Treasury its right to enforce the provisions of this Section 12.04 or may permit the Treasury to direct the enforcement of the rights of the Borrower under this Section 12.04. The provisions of this Section 12.04 may not be amended without the prior written consent of the Treasury.

This Loan Agreement amends and restates in its entirety the Existing Loan Agreement and, as of the Effective Date, the Existing Loan Agreement shall be superseded hereby. The Obligations outstanding under the Existing Loan Agreement that remain outstanding on the date hereof shall constitute Obligations hereunder governed by the terms hereof. Such Obligations shall be continuing in all respects, and this Loan Agreement shall not be deemed to evidence or result in a novation or repayment and re-borrowing of such Obligations.

12.05 Confirmation of Existing Security. Each of the Loan Parties party to (i) the Security Agreements, (ii) the Equity Pledge Agreements and (iii) each Mortgage and (iv) each Environmental Indemnity Agreement (collectively, the “Existing Security”) hereby irrevocably acknowledges, ratifies and confirms the Existing Security to the Lender and individually agrees that the security interest granted by it pursuant to the Existing Security is and shall continue to be effective, valid binding and enforceable against such Loan Party in accordance with its terms and conditions as continuing collateral security for all the Obligations. Each of the Loan Parties party to each Guarantee Agreement (the “Existing Guarantees”) hereby irrevocably

SECOND AMENDED AND RESTATED LOAN AGREEMENT

acknowledges, ratifies and confirms the Existing Guarantees to the Lender and individually agrees that the Existing Guarantees are and shall continue to be effective, valid, binding and enforceable against such Loan Party in accordance with their terms and conditions as a continuing guarantee for all the Obligations of the Borrower under this Loan Agreement.

12.06 [Reserved].

12.07 Survival. The obligations of the Borrower under Sections 2.05 and 3.03, and of the Loan Parties under Section 12.03 hereof shall survive the repayment of the Loan and the termination of this Loan Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a borrowing herein or pursuant hereto shall survive the making of such representation and warranty, and the Lender shall not be deemed to have waived, by reason of making any Advance, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Advance was made.

12.08 Captions. The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Loan Agreement.

12.09 Counterparts and Facsimile. This Loan Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The parties agree that this Loan Agreement, any documents to be delivered pursuant to this Loan Agreement and any notices hereunder may be transmitted between them by email and/or by facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

12.10 Governing Law. This Loan Agreement shall be construed in accordance with, and governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, as the same may from time to time be in effect.

12.11 Waiver of Jury Trial; Consent to Jurisdiction and Venue; Service of Process; Waiver. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any and all rights to trial by jury of any claim or cause of action, or in any legal proceeding directly or indirectly based upon, arising out of or relating to this Loan Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby (whether based on contract, tort, or any other theory).

Each party (a) certifies that no representative, agent, or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party have been induced to enter into this Loan Agreement by, among other things, the mutual waivers and certifications in this section.

Each party hereto hereby irrevocably and unconditionally consents, on behalf of itself and its property, to the non-exclusive jurisdiction of any court of the province of Ontario, in

SECOND AMENDED AND RESTATED LOAN AGREEMENT

any action, suit or proceeding arising out of or relating to this Loan Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby, and waives any objection it may have to the laying of venue in any such court or that such court is an inconvenient forum or does not have personal jurisdiction over it. Each party hereto hereby irrevocably consents to the service of a summons and complaint and other process in any action, suit, claim or proceeding brought by such other party in connection with this Loan Agreement, the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, by mail of a copy thereof by registered mail (return receipt requested) or any substantially similar form of mail, postage prepaid, to such party’s notice address referred to in Section 12.02 of this Loan Agreement.

Nothing in this section shall affect the right of the Lender to (i) serve legal process in any other manner permitted by Applicable Law, or (ii) bring any action or proceeding against any Loan Party or its properties in the courts of any other jurisdictions.

12.12 Saving Clause. It is the intention of the Lender and the Loan Parties that each Loan Party’s and each Guarantor’s obligations shall be in, but not in excess of, the maximum amount permitted by applicable bankruptcy (including Sections 544 and 548 of the Bankruptcy Code), or other insolvency, reorganization, fraudulent conveyance, transfer, corporate, creditor rights, criminal or similar Applicable Law as in effect from time to time. To that end, notwithstanding any other provision herein contained to the contrary, with respect to each Guarantor, if this Loan Agreement, or any other Loan Document, would, but for the application of this sentence, be avoidable, void, invalid or unenforceable under Applicable Law, or the claims hereunder or thereunder be would subject to being subordinated under Applicable Law, then with respect to such party as of any date of determination, (a) this Loan Agreement and/or other Loan Document shall be valid and enforceable with respect to such party as of that date of determination only to the maximum extent that would not cause either (i) this Loan Agreement, or any other Loan Document to be avoidable, void, invalid or unenforceable under Applicable Law (after taking into account, among other things, any Guarantor’s right of contribution and indemnification from each other Loan Party, if any) or (ii) such Guarantor’s Obligations under any Loan Documents to be subordinated, (b) the maximum Obligations for which each Guarantor shall be liable hereunder or under any other Loan Document shall be reduced to that amount which, after giving effect thereto, would not cause the Obligations as so reduced, to be subject to being avoidable, void, invalid, unenforceable or subordinated under Applicable Law, and (c) this Loan Agreement and each other Loan Document shall automatically be deemed to have been amended accordingly, and the Obligations of such Guarantor reduced accordingly, as of that date of determination with respect to such Guarantor.

Section 12.12 of this Loan Agreement is intended solely to preserve the rights of the Lender to the maximum extent permitted by Applicable Law, and neither the Borrower, any other Loan Party nor any other Persons shall have any right or claim under Section 12.12 that would not otherwise be available under Applicable Law.

12.13 Acknowledgments. Each Loan Party hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Loan Agreement, the Notes and the other Loan Documents to which it is a party;

SECOND AMENDED AND RESTATED LOAN AGREEMENT

(b) the Lender has no fiduciary relationship to any Loan Party, and the relationship between the Borrower and the Lender is solely that of debtor and creditor; and

(c) no joint venture exists among or between the Lender and any Loan Party.

12.14 Hypothecation or Pledge of Collateral. Nothing in this Loan Agreement shall preclude the Lender from engaging in repurchase transactions with the Collateral or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Collateral (subject to the interest of the relevant Senior Lien Lender and Permitted Liens). Nothing contained in this Loan Agreement shall obligate the Lender to segregate any Collateral delivered to the Lender by any Loan Party.

12.15 Successors and Assigns: Participations and Assignments.

(a) The provisions of this Loan Agreement shall be binding upon and inure to the benefit of the parties hereto, all future holders of the Loan and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and the Lender may not assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.15.

(b) The Lender may assign or transfer to (i) prior to the occurrence of a Default or Event of Default which is continuing, one or more assignees (each, an “Assignee”) other than an Ineligible Acquirer and (ii) following the occurrence and during the continuance of a Default or an Event of Default, any Assignee including an Ineligible Acquirer, all or a portion of its rights and obligations under this Loan Agreement (including all or a portion of the Loans at the time owing to it), together with any related rights and obligations thereunder, in each case following notice to the Borrower, but without the consent of the Borrower, pursuant to an Assignment and Assumption executed by the applicable Assignee and the Lender and delivered to the Borrower for its records. The Borrower or its agent will maintain a register (“Register”) of the Lender and Assignees. The Register shall contain the names and addresses of the Lender and Assignees and the principal amount of the loans (and stated interest thereon) held by the Lender and each Assignee from time to time. The entries in the Register shall be conclusive and binding, absent manifest error. The Borrower shall enter into such amendments or other modifications to this Loan Agreement and the other Loan Documents as are reasonably required to accommodate any such assignments, including, without limitation, amendments or modifications which provide for the accommodation of multiple lenders and the appointment of administrative and collateral agents for the Lender and such Assignees; provided that, such amendments or modifications do not materially increase the tax cost to the Borrower of maintaining the Loan.

(c) The Lender may sell participations in all or a portion of the Lender’s rights and obligations under this Loan Agreement (including all or a portion of the Loan owing to it) (each, a “Participation”) to (i) prior to the occurrence of a Default or Event of Default which is continuing, one or more purchasers (each, a “Participant”) other than an Ineligible Acquirer, including one or more lenders or other Persons that provide financing to the Lender in the form of sales and repurchases of participations and (ii) following the occurrence and during the continuance of a Default or an Event of Default, any Participant including an Ineligible

SECOND AMENDED AND RESTATED LOAN AGREEMENT

Acquirer, all or a portion of its rights and obligations under this Loan Agreement (including all or a portion of the Loans at the time owing to it), together with any related rights and obligations thereunder, in each case following notice to the Borrower, but without the consent of the Borrower, provided that, in each case, (A) the Lender’s obligations under this Loan Agreement shall remain unchanged, (B) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Loan Agreement. Any agreement pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Loan Agreement and to approve any amendment, modification or waiver of any provision of this Loan Agreement; provided that such agreement may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) reduces the amount of the Loan, extends the Maturity Date of the Loan or reduces the rate of interest or any fee of the Loan or extends the due date of any such rate or fee or (2) directly affects such Participant. Subject to paragraph (b) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.08, 3.03 and 12.03 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 12.15; provided that the Lender and all Participants shall be entitled to receive no greater amount in the aggregate pursuant to such Sections than the Lender would have been entitled to receive had no such transfer occurred unless such transfer occurs while an Event of Default shall have occurred and be continuing. To the extent permitted by law, and subject to paragraph (b) of this Section, each Participant also shall be entitled to the benefits of Section 12.17 as though it were the Lender. In the event that the Lender sells a participation in the Lender’s rights and obligations under this Loan Agreement, the Lender, on behalf of Borrower, shall maintain a register on which it enters the name, address and interest in this Loan Agreement of all Participants.

(d) For avoidance of doubt, the parties to this Loan Agreement acknowledge that the provisions of this Section 12.15 concerning assignments of Loan relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans to (i) prior to the occurrence of a Default or an Event of Default which is continuing, one or more pledgees other than an Ineligible Acquirer, and (ii) following the occurrence and during the continuance of a Default or an Event of Default, any pledgee including any Ineligible Acquirer, including in each case, without limitation, any pledge or assignment by a Lender of any Loan to the Bank of Canada in accordance with Applicable Law.

(e) The Lender may furnish any information concerning any Loan Party or any of its Subsidiaries in the possession of the Lender from time to time to assignees and Participants (including prospective assignees and Participants) only after notifying the Borrower in writing and securing signed confidentiality statements in favour of the Disclosing Party (a form of which is attached hereto as Exhibit C) and only for the sole purpose of evaluating participations and for no other purpose unless disclosure is required pursuant to the Access to Information Act or Applicable Law.

12.16 Periodic Due Diligence Review. During the Relevant Period, the Borrower and the Subsidiary Guarantors shall permit the (i) Lender and its agencies, consultants, contractors and advisors, (ii) Industry Canada, and (iii) The Ontario Ministry of Economic Development and its agents, consultants, contractors and advisors access to personnel and any books, papers, records or other data that may be relevant to the financial assistance, including compliance with the financing terms and conditions.

SECOND AMENDED AND RESTATED LOAN AGREEMENT

The Borrower, the Subsidiary Guarantors (but only with respect to the Canadian operations and any Collateral owned by it) acknowledges that the Lender, Industry Canada and the Ontario Ministry of Economic Development have the right to perform continuing Due Diligence Reviews with respect to the business operations of the Loan Parties and the Collateral. Each Loan Party also shall make available to the Lender, Industry Canada and the Ontario Ministry of Economic Development (provided such entity has executed a confidentiality agreement in favour of the Disclosing Parties) a knowledgeable financial or accounting officer for the purpose of answering questions respecting the business and operations of each Loan Party and the Collateral. Without limiting the generality of the foregoing, each Loan Party acknowledges that the Lender has made the Loan to the Borrower based upon the information concerning the Loan Parties and the Collateral provided by the Loan Parties to the Lender, and the representations, warranties and covenants contained herein, and that the Lender, Industry Canada and the Ontario Ministry of Economic Development (provided such entity has executed a confidentiality agreement in favour of the Disclosing Parties), at their respective options, have the right, at any time during business hours on reasonable prior notice to conduct a Due Diligence Review on the business and operations of any Loan Party and some or all of the Collateral securing the Loan. In addition, the Lender, Industry Canada and the Ontario Ministry of Economic Development (provided such entity has executed a confidentiality agreement in favour of the Disclosing Parties) have the right to perform continuing Due Diligence Reviews of each Loan Party its directors, officers, and Responsible Officers. The Borrower and the Lender further agree that all reasonable out-of-pocket costs and expenses incurred by the Lender, Industry Canada and the Ontario Ministry of Economic Development in connection with such Person’s activities pursuant to this Section 12.16 shall be paid by the Borrower.

The Lender will use reasonable commercial efforts to hold, and will use reasonable best efforts to cause its agents, consultants, contractors, advisors, Canada executive branch officials and employees, to hold, in confidence all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the Loan Parties furnished or made available to them by the Loan Parties, the Guarantors or any of their Subsidiaries or their representatives pursuant to this Loan Agreement (except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished (and without violation of any other confidentiality obligation)); provided that nothing herein shall prevent the Lender from disclosing any Information to the extent required by Applicable Law. The Lender understands that the Information may contain commercially sensitive confidential information entitled to an exception from the Access to Information Act request or similar request under Applicable Law.

Notwithstanding anything to the contrary contained in this Loan Agreement or the other Loan Documents (but subject to Sections 12.15 and 12.16), the Lender may use, retain, and disclose any information related to the Loan Documents as required by Applicable Law or any governmental agency who has executed a confidentiality agreement in favour of the Disclosing Parties, or to the extent required pursuant to Canada’s or the Lender’s international commitments (including, without limitation any requirement that such information be disclosed by virtue of the

SECOND AMENDED AND RESTATED LOAN AGREEMENT

Lender’s status as an agent of Her Majesty in Right of Canada or by virtue of any Applicable Law, or Canadian government policy or by virtue of any international agreement to which the Government of Canada or the Lender is a party, and including in respect of the WTO Subsidies and countervailing Measures Agreement or Canadian government policy). The Lender shall also be entitled to disclose any matters in relation to the transactions contemplated herein to the Government of Canada and the Government of Ontario (but the Lender must require confidential treatment thereof) and shall be entitled to make publicly available the following information: the name of the Borrower, the financial service provided by the Lender, the dates of the Loan Documents, a general description of the commercial transaction (including country) contemplated hereby, the amount of support in the approximate Canadian dollar range, and a redacted version of this Loan Agreement as agreed among the Loan Parties, the Lender, the Government of Canada and the Government of Ontario.

Subject to the Access to Information Act (Canada) or similar Applicable Law and except as they may be legally required to disclose, the Lender and Industry Canada shall use their best efforts to maintain the confidentiality of all information including all Confidential Information with respect to each Loan Party and the Guarantors and each of its direct and indirect Subsidiaries which is made available to the Lender or Industry Canada pursuant to this Loan Agreement, and shall provide each Loan Party and the Guarantors and each of its direct and indirect Subsidiaries with notice of any request from a third party for such information and an opportunity to respond to such request as provided under the relevant legislation or other applicable law prior to disclosure by the Lender.

Subject to the Freedom of Information and Protection of Privacy Act (Ontario) or similar Applicable Law and except as it may be legally required to disclose, the Ontario Ministry of Economic Development shall use its best efforts to maintain the confidentiality of all information including all Confidential Information with respect to each Loan Party and the Guarantors and each of its direct and indirect Subsidiaries which is made available to the Ontario Ministry of Economic Development pursuant to this Loan Agreement, and shall provide each Loan Party and the Guarantors and each of its direct and indirect Subsidiaries with notice of any request from a third party for such information and an opportunity to respond to such request as provided under the relevant legislation or other Applicable Law prior to disclosure by the Lender.

The Lender agrees and confirms, and shall cause each Receiving Party to agree and confirm, that all Confidential Information disclosed by a Disclosing Party to a Receiving Party is proprietary to the Disclosing Party, highly confidential financial, commercial, scientific, technical, and/or labour relations information, and/or contains trade secrets, and is supplied in confidence on that basis, and that the unauthorized disclosure thereof by a Receiving Party, could reasonably be expected to cause a Disclosing Party irreparable harm, material financial loss, significant prejudice to its competitive position, and/or interfere with its contractual arrangements and any negotiations in which it is engaged. Accordingly, the Lender acknowledges, and will cause each Receiving Party to acknowledge, that the Disclosing Party is disclosing its Confidential Information to the Receiving Party on the basis that all such Confidential Information is exempt from access by and disclosure to others pursuant to Section 20 of the Access to Information Act (Canada) and/or Section 17 of the Freedom of Information and Protection of Privacy Act (Ontario) and/or similar Applicable Law and the Lender will cause each Receiving Party to agree to treat all such Confidential Information as

SECOND AMENDED AND RESTATED LOAN AGREEMENT

being so exempt and use its best efforts to ensure that all Confidential Information will be afforded confidential treatment subject to such legislation. In the event that any Receiving Party intends to disclose all or any part of the Confidential Information disclosed to them by a Disclosing Party, such Receiving Party will promptly advise the Disclosing Party in writing so that the Disclosing Party will have the opportunity to make appropriate detailed representations to the appropriate authority about the nature of the information. Each Receiving Party will cooperate with the Disclosing Party in taking any reasonably practicable steps to mitigate the effects of disclosure and not oppose any action by the Disclosing Party to seek an appropriate protective order or other remedy.

Section 12.16 and the non-disclosure agreement attached hereto as Exhibit C shall survive termination of this Loan Agreement and satisfaction of all Obligations thereunder.

12.17 Set-Off. Each Loan Party hereby irrevocably authorizes the Lender at any time and from time to time without notice to such Loan Party, while an Event of Default is continuing, any such notice being expressly waived by each Loan Party, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any Affiliate thereof to or for the credit or the account of the Loan Party, or any part thereof in such amounts as Lender may elect, against and on account of the obligations and liabilities of the Loan Party to Lender hereunder and claims of every nature and description of Lender against the Loan Party, in any currency, whether arising hereunder, under this Loan Agreement, or under any other Loan Document, as Lender may elect, whether or not Lender has made any demand for payment. Lender may set-off cash, the proceeds of the liquidation of any Collateral and all other sums or obligations owed by the Lender or its Affiliates to any Loan Party against all of such Loan Party’s obligations to the Lender or its Affiliates, whether under this Loan Agreement or under any other agreement with such Loan Party, or otherwise, without prejudice to the Lender’s or its Affiliate’s right to recover any deficiency. The rights of Lender under this section are in addition to other rights and remedies (including without limitation, other rights of set-off) which Lender may have. Upon the occurrence of an Event of Default, the Lender shall have the right to cause liquidation, termination or acceleration to the extent of any assets pledged by any Loan Party to secure its Obligations hereunder or under any other agreement to which this Section 12.17 applies.

12.18 [Reserved].

12.19 Reimbursement. All sums reasonably expended by the Lender in connection with the exercise of any right or remedy provided for herein shall be and remain the obligation of the Borrower or Loan Party, as applicable (unless and to the extent that the Loan Parties are the prevailing party in any dispute, claim or action relating thereto). The Borrower agrees to pay, with interest at the Post-Default Rate subject to Applicable Law to the extent that an Event of Default has occurred, the reasonable out of pocket expenses and reasonable legal fees incurred by the Lender in connection with the enforcement (including any waivers), administration and amendment of the Loan Documents (regardless of whether this Loan Agreement is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by the Lender pursuant thereto, any “due diligence” or loan agent reviews conducted by the Lender, Industry Canada and the Ontario Ministry of Economic Development or on their behalf or by refinancing or restructuring in the nature of a “workout.”

SECOND AMENDED AND RESTATED LOAN AGREEMENT

12.20 Waiver Of Redemption And Deficiency Rights. Each Loan Party hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Collateral as a result of restrictions upon the Lender contained in the Loan Documents or any other instrument delivered in connection therewith, and any right that they may have to direct the order in which any of the Collateral shall be disposed of in the event of any Disposition pursuant hereto.

12.21 [Reserved].

12.22 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. If any provision of any Loan Document shall be held invalid or unenforceable (in whole or in part) as against any one or more Loan Parties, then such Loan Document shall continue to be enforceable against all other Loan Parties without regard to any such invalidity or unenforceability.

12.23 Entire Agreement. This Loan Agreement and the other Loan Documents embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein.

12.24 Governments of Canada and Ontario. The Borrower acknowledges and agrees that the Government of Canada and the Government of Ontario have cooperated to provide a coordinated response to the financial needs of the Borrower, in furtherance of which the Government of Canada and the Government of Ontario were responsible for contributions in amounts equal to two-thirds and one-third respectively of the Loan through the Consolidated Revenue Fund and will provide guidance to the Lender in all material decisions to be made with respect to the Loan, this Loan Agreement and the other Loan Documents.

Each Loan Party acknowledges and agrees that neither (i) the provision of the loan facility provided for under this Loan Agreement and the other Loan Documents nor any of the terms thereof, or (ii) the participation by the Government of Canada and the Government of Ontario in providing the funding for the Loan, shall in any way constitute any waiver or derogation (express or implied) of any rights and remedies that the Government of Canada and the Government of Ontario may have under Applicable Law, in equity or otherwise, with respect to any past, current or future taxes or other obligations which may at any time be owing by any Loan Party or any of its Affiliates to the Government of Canada or the Government of Ontario, including any rights of set-off.

12.25 Administrative Loan Party. Each Loan Party hereby irrevocably appoints the Borrower as the agent and attorney-in-fact for the other Loan Parties (the “Administrative Loan Party”) which appointment shall remain in full force and effect unless and until the Lender shall have received prior written notice signed by the Borrower that such appointment has been revoked and that another Loan Party has been appointed Administrative Loan Party. Each of the

SECOND AMENDED AND RESTATED LOAN AGREEMENT

Loan Parties hereby irrevocable appoints and authorizes the Administrative Loan Party (i) to provide to the Lender and receive from the Lender all notices, reports, certifications and instructions with respect to the Loan obtained for the benefit of the Borrower and the other Loan Parties and all other notices, reports, certifications and instructions under this Loan Agreement and the other Loan Documents and (ii) to take such action as the Administrative Loan Party deems appropriate on its behalf in respect of the Loan and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Loan Agreement and the other Loan Documents. For the avoidance of doubt, this Section 12.25 shall not limit the obligations of the Loan Parties to provide the notices and certifications that are required by the Loan Documents.

12.26 Anti-Money Laundering Legislation. Each Loan Party acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lender may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Such Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Lender, or any prospective Assignee or Participant of the Lender in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

[Signature Pages Follow]

SECOND AMENDED AND RESTATED LOAN AGREEMENT

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:	GENERAL MOTORS OF CANADA LIMITED

/s/ NEIL J. MACDONALD
	By:	NEIL J. MACDONALD
	Title:	SECRETARY

I have authority to bind the Corporation

SECOND AMENDED AND RESTATED LOAN AGREEMENT

EXECUTION COPY

OTHER LOAN PARTIES:	1908 HOLDINGS LTD.

/s/ RAJESH VADAVA
	By:	RAJESH VADAVA
	Title:	ASSISTANT SECRETARY

I have authority to bind the Corporation

SECOND AMENDED AND RESTATED LOAN AGREEMENT

EXECUTION COPY

PARKWOOD HOLDINGS LTD.

/s/ RAJESH VADAVA
By:	RAJESH VADAVA
Title:	ASSISTANT SECRETARY

I have authority to bind the Corporation

SECOND AMENDED AND RESTATED LOAN AGREEMENT

EXECUTION COPY

GM OVERSEAS FUNDING, LLC

/s/ Adil Mistry
By:	Adil Mistry
Title:	Vice President

I have authority to bind the Corporation

SECOND AMENDED AND RESTATED LOAN AGREEMENT

EXECUTION COPY

LENDER:	EXPORT DEVELOPMENT CANADA

/s/ Chris Timbrell
	By:	Chris Timbrell
	Title:	Sr. Financing Manager

/s/ JOSEPH HUANG
	By:	JOSEPH HUANG
	Title:	SR. ICS

We/I have authority to bind the Corporation

SECOND AMENDED AND RESTATED LOAN AGREEMENT

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED BY GENERAL MOTORS COMPANY

PURSUANT TO THE FREEDOM OF INFORMATION ACT

SCHEDULE 1.01(a)

Excluded Collateral

***

CONFIDENTIAL TREATMENT REQUESTED BY GENERAL MOTORS COMPANY

PURSUANT TO THE FREEDOM OF INFORMATION ACT

SCHEDULE 6.03

Litigation

***

SCHEDULE 6.09

Chief Executive Office, Chief Operating Office

Name of Loan Party	Chief Executive Office, Chief Operating Office
General Motors of Canada Limited	1908 Colonel Sam Drive Oshawa, Ontario L1H 8P7

1908 Holdings Ltd.	Trulaw Corporate Services Ltd. P.O. Box 866 GT Anderson Square Building George Town, Grand Cayman, Cayman Islands, British West Indies

Parkwood Holdings Ltd.	Trulaw Corporate Services Ltd. P.O. Box 866 GT Anderson Square Building George Town, Grand Cayman, Cayman Islands, British West Indies

GM Overseas Funding LLC	200 Renaissance Center P.O Box 200 Detroit, Michigan 48265-2000

SCHEDULE 6.10

Location of Books and Records

Name of Loan Party	Location of Books and Records
General Motors of Canada Limited	1908 Colonel Sam Drive Oshawa, Ontario L1H 8P7

1908 Holdings Ltd.	Trulaw Corporate Services Ltd. P.O. Box 866 GT Anderson Square Building George Town, Grand Cayman, Cayman Islands, British West Indies

Parkwood Holdings Ltd.	Trulaw Corporate Services Ltd. P.O. Box 866 GT Anderson Square Building George Town, Grand Cayman, Cayman Islands, British West Indies

GM Overseas Funding LLC	300 Renaissance Center P.O. Box 300 Detroit, Michigan 48265-3000

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED BY GENERAL MOTORS COMPANY

PURSUANT TO THE FREEDOM OF INFORMATION ACT

SCHEDULE 6.15

Subsidiaries

***

SCHEDULE 6.21

Filing Jurisdictions and Offices

Name of Loan Party	Jurisdiction(s)	Applicable Filing Offices
General Motors of Canada Limited	Ontario

Ministry of Government Services

393 University Avenue, 2 nd Floor

Toronto, Ontario M5G 2M2

Land Titles Division of The Cochrane Registry Office (No. 6)

Court House

149 – 4th Avenue, P.O. Box 580

Cochrane, Ontario P0L 1C0

Land Titles Division of The Durham Registry Office (No. 40)

590 Rossland Road East

Whitby, Ontario L1N 9G5

Land Titles Division of The Niagara North Registry Office (No. 30)

59 Church Street

St. Catharines, Ontario L2R 3C3

Land Titles Division of The Essex Registry Office (No. 12)

949 McDougall Avenue, Suite 100

Windsor, Ontario N9A 1L9

Land Titles Division of The Oxford Registry Office (No. 41)

75 Graham Street

Woodstock, Ontario N4S 6J8

General Motors of Canada Limited	New Brunswick	Personal Property Registry 360 Pleasant Street Miramichi, New Brunswick E1V 1X3

General Motors of Canada Limited	British Columbia	Personal Property Registry BC Registry Services 2nd Floor 940 Blanshard Street Victoria, British Columbia V8W 9V3

General Motors of Canada Limited	Alberta	Alberta Personal Property Registry John E. Brownlee Building 10365 - 97th Street Edmonton, Alberta T5J 3W7 Alberta Government Services Land Titles Office 10365-97 Street Edmonton, Alberta T5J 3W7

General Motors of Canada Limited	Quebec	Register of Personal and Movable Real Rights 1, Notre-Dame Street East, 7th Floor Montreal, Québec H2Y 1B6

GM Overseas Funding, LLC	Delaware	UCC Division Secretary of State John G. Townsend Building 401 Federal St., Suite 4 Dover, DE 19901

GM Overseas Funding, LLC	Ontario	Ministry of Government Services 393 University Avenue, 2 nd Floor Toronto, Ontario M5G 2M2

Parkwood Holdings Ltd.	Ontario	Ministry of Government Services 393 University Avenue, 2 nd Floor Toronto, Ontario M5G 2M2

1908 Holdings Ltd.	Ontario	Ministry of Government Services 393 University Avenue, 2 nd Floor Toronto, Ontario M5G 2M2

SCHEDULE 6.22

Intellectual Property

1.	General Motors of Canada Limited

(a)	Patents

None

(b)	Industrial Designs

None

(c)	Trade-marks

Country	Trade-mark	Registration No.	Registration Date	Status	Owner
Canada	PASSPORT PLUS & DESIGN	TMA348596	December 2, 1988	Registered	General Motors of Canada Limited

Canada	D & DESIGN	TMA377873	January 11, 1991	Registered	General Motors of Canada Limited

Canada	APACHE	TMA111690	September 26, 1958	Registered	General Motors of Canada Limited

Canada	BAJA	TMA421309	December 24, 1993	Registered	General Motors of Canada Limited

Canada	BISCAYNE	TMA111689	September 26, 1958	Registered	General Motors of Canada Limited

Canada	BRIGADIER	TMA375945	November 16, 1990	Registered	General Motors of Canada Limited

Canada	EN MOUVEMENT	TMA576475	February 26, 2003	Registered	General Motors of Canada Limited

Canada	LAURENTIAN	TMA142467	October 29, 1965	Registered	General Motors of Canada Limited

Canada	MOTION	TMA576564	February 27, 2003	Registered	General Motors of Canada Limited

Canada	NOMAD	TMA111691	September 26, 1958	Registered	General Motors of Canada Limited

Canada	OPTIKLEEN	TMA196614	January 4, 1974	Registered	General Motors of Canada Limited

Canada	PASSEPORT AUTOMOBILES INTERNATIONALES	TMA370536	July 13, 1990	Registered	General Motors of Canada Limited

Canada	PASSPORT CLUB	TMA259162	May 22, 1981	Registered	General Motors of Canada Limited

Canada	PASSPORT INTERNATIONAL AUTOMOBILES	TMA372230	August 24, 1990	Registered	General Motors of Canada Limited

Canada	PASSPORT PLUS	TMA348595	December 2, 1988	Registered	General Motors of Canada Limited

Canada	SKATE WITH A GREAT	TMA606613	March 30, 2004	Registered	General Motors of Canada Limited

Canada	SUNBIRD	TMA368044	April 20, 1990	Registered	General Motors of Canada Limited

Canada	TARGET	TMA350430	January 27, 1989	Registered	General Motors of Canada Limited

Canada	TARGETMASTER	TMA398108	May 8, 1992	Registered	General Motors of Canada Limited

Canada	TECHLINE	TMA370177	June 29, 1990	Registered	General Motors of Canada Limited

Canada	TEMPEST	TMA329401	June 26, 1987	Registered	General Motors of Canada Limited

Canada	TRIED, TESTED & TRUE	TMA473915	March 27, 1997	Registered	General Motors of Canada Limited

Canada	WORKMASTER	TMA112801	January 2, 1959	Registered	General Motors of Canada Limited

Canada	YEOMAN	TMA112127	November 7, 1958	Registered	General Motors of Canada Limited

(d)	Copyrights

Country	Title of Work	Author	Registration No.	Registration Date	Owner
Canada	GM Automotive Terminology/Terminologie de l’automobile ‘GMTERM’	Kuzin, Oleg	490340	March 8, 2001	General Motors of Canada Ltd. (Linguistic Services)

Canada	Terminologie de l’automobile GM/ GM Automotive Terminology	Kuzin, Oleg	412683	February 18, 1992	General Motors of Canada Limited

Canada	Ski Racer Photograph (1981)	N/A	366936	N/A	General Motors of Canada Limited

Canada	1960 GM Accessories Catalogue #608	N/A	84623	December 9, 1959	General Motors of Canada Limited

Canada	Automatic Transmission Parts Catalogue No. 597	N/A	83303	August 7, 1959	General Motors of Canada Limited

Canada	The 1958 Sub Plan at GM	N/A	82606	May 14, 1959	General Motors of Canada Limited

Canada	Owner Service Policy	N/A	5133	October 9, 1930	General Motors of Canada Limited

Canada	McLaughlin-Buick Reference Book	N/A	144086	October 22, 1928	General Motors of Canada Limited

Canada	Instructions for the Operation and Care of the Pontiac Six	N/A	142056	June 27, 1928	General Motors of Canada Limited

Canada	Instructions for the Operation and Care of the Chevrolet Motor Cars	N/A	139591	February 28, 1928	General Motors of Canada Limited

Canada	Oldsmobile Six Instruction Book	N/A	138216	December 8, 1927	General Motors of Canada Limited

Canada	Canadian Winter and Your Motor Car	N/A	137408	October 19, 1927	General Motors of Canada Limited

Canada	McLaughlin-Buick, Canada’s Standard Car	N/A	120324	September 5, 1924	General Motors of Canada Limited

Canada	Chevrolet Ontario Road Map, McLaughlin Buick Ontario Road Map	N/A	114108	May 16, 1923	General Motors of Canada Limited

(e)	Domain Names

08enclave.ca	gmoptimum.ca
1forme1foryou.ca	gmstudentbonus.ca
1pourmoi1pourtoi.ca	gmstudentbonus.com
1vehicule1voyage.ca	gmtruckevent.ca
2008acadia.ca	gmxmradio.ca
2008enclave.ca	gojacques.ca
acdelcocanada.ca	goodwrench.ca
acdelcocanadatechconnect.ca	goodwrenchca.mobi
acdelcotechconnect.ca	GrandAM.ca
acheterbuick.ca	havealittlefun.ca
achetergmc.ca	havealittlefun.mobi
acheterpontiac.ca	hockeychevrolet.ca
aestheticintent.ca	honourroll.ca
albertabuick.ca	iamforgm.ca
albertaCadillac.ca	iamforgm.com
albertachevrolet.ca	ignitethefeeling.ca
albertachevrolettrucks.ca	imaj.ca
albertachevy.ca	imforgm.ca
albertchevrolettrucks.ca	imforgm.com
allonsychevrolet.ca	imissyoualready.ca
allons-ychevrolet.ca	Impala.ca
applyforthegmcard.ca	impalashootout.ca
applyforyourgmcard.ca	inpursuit.ca
autochevrolet.ca	isuzucanada.ca
autoschevrolet.ca	iwinuwin.ca
Aveo.ca	jegagnetugagnes.ca
aveo5.ca	johnny.ca
bcbuickdealers.ca	l300.ca
bccadillacdealers.ca	lacartegm.ca
bccadillacdealers.com	lagrandeliquidation.ca
bcchevdeals.ca	lancezlarondelleimpala.ca
bcchevroletdealers.ca	lanouvellepursuit.ca
bcgmcdealers.ca	lebuickscramble.ca
bcgoodwrench.ca	LeSabre.ca
bcpontiacdealers.ca	letsgochevrolet.ca
blazethetrail.ca	makingdreamspossible.ca
buick.ca	malibumaxx.ca
buickalberta.ca	mapremiereauto.ca
buickcanada.ca	maritimechevrolet.ca
buickscramble.ca	maritimepontiac.ca
buybuick.ca	mongmcanada.ca
buygmc.ca	montanasv6.ca
buypontiac.ca	mygmcanada.ca
cadillac.ca	mynewchev.com

cadillacalberta.ca	newcorvette.ca
cadillaccanada.ca	nlpontiac.ca
cadillacctsenvy.com	offrescbchevrolet.ca
cadillacredcarpet.ca	Oldsmobile.ca
cadillacredcarpet.com	onfonceavecvous.ca
camionchevrolet.ca	onlygm.ca
camionschevrolet.ca	onstar.ca
canadawideclearance.ca	onstarbygm.ca
cbconcessionnairesbuick.ca	onstarca.mobi
cbconcessionnaireschevrolet.ca	onstarcanada.ca
cbconcessionnairesgmc.ca	onstargm.ca
cbconcessionnairespontiac.ca	ontariocadillacdealers.ca
cestunesaturn.ca	ontariocadillacdealers.com
chev.ca	ontariochevroletdealers.ca
chevcanada.ca	ontariopontiacdealers.ca
chevrolet.ca	optra.ca
chevroletadn.ca	optra5.ca
chevroletauto.ca	ownchevrolet.ca
chevroletautos.ca	ownchevrolet.com
chevroletbestvalue.ca	plusintense.ca
chevroletcamion.ca	pontiaccanada.ca
chevroletcamions.ca	pontiacmaritimes.ca
chevroletdna.ca	pontiacpulse.ca
chevrolethockey.ca	pontiacpulsion.ca
chevroletmaritimes.ca	pontiacsolstice.ca
chevroletmeilleurevaleur.ca	pontiacspulse.ca
chevroletsilverado.ca	prairiecadillac.ca
chevroletvolt.ca	prairiechevrolet.ca
chevycolorado.ca	prairiechevrolet.com
chevyton.ca	prairiepontiac.ca
chevytonca.mobi	prairiepontiac.com
chevytrucks.ca	premierevoitureneuve.com
chevyvolt.ca	prendslevolant.ca
cien.ca	pretaudecollage.com
clearedtolaunch.com	primegmpouretudiants.ca
cobaltss.ca	primegmpouretudiants.com
colonelsam.ca	profitezaveclacartegm.ca
comecelebrate.ca	progm.ca
comparebuick.ca	programmedumerite.ca
comparecadillac.ca	programmedumeritegm.ca
comparechevrolet.ca	pulsiondepontiac.ca
comparechevy.ca	pulsionpontiac.ca
comparechevytrucks.ca	rainier.ca
comparegmc.ca	recommandezunclientgm.ca
comparehummer.ca	remplissezunacadia.ca
comparepontiac.ca	ringinandwin.ca
comparesaab.ca	rmcchevrolet.ca
comparesaabcanada.ca	rmcgmc.ca
comparesaturn.ca	rsmclaughlin.ca
comparesaturncanada.ca	saab.ca

conduisezmontreal.ca	saabsommartour.ca
conduiseztoronto.ca	saabsummertour.ca
conduisezvancouver.ca	saabtestflight.ca
decouvrezbuick.ca	saabvolessai.ca
decouvrezcadillac.ca	safeandfunhockey.ca
decouvrezchevrolet.ca	saturn.ca
decouvrezpontiac.ca	saturngreen.ca
decouvrezsaab.ca	saturnsaab.ca
decouvrezsaabcanada.ca	seulementgm.ca
decouvrezsaturn.ca	Silverado.ca
decouvrezsaturncanada.ca	silveradochevrolet.ca
decouvrezvotreaura.ca	solutionsdaffairesgm.ca
decrouvrezcamionschevrolet.ca	studentbonus.ca
demandezlacartegm.ca	Suburban.ca
discoveryouraura.ca	suiveznous.ca
drivebeautiful.ca	sv6.ca
drivethedream.ca	techconnectcanada.ca
driveusmontreal.ca	Terraza.ca
driveustoronto.ca	terraza.ca
driveusvancouver.ca	testdrivecanada.ca
durevealarealite.ca	testdrivemontreal.ca
earnwiththegmcard.ca	testdrivemontreal.com
epica.ca	testdrivetoronto.ca
essairoutiercanada.ca	testdrivetoronto.com
essairoutiermontreal.ca	testdrivevancouver.ca
essairoutiertoronto.ca	testdrivevancouver.com
essairoutiervancouver.ca	thatsasaturn.ca
essayezlag6.ca	thedriveison.ca
estheticintent.ca	thegmcard.ca
experiencechevrolet.ca	thepontiacpulse.ca
experiencechevrolet.com	thisismyride.ca
feelenergized.ca	thisismyvibe.ca
fillanacadia.ca	thisismyvibe.com
firstnewcar.ca	tiffinsider.ca
firstnewcar.mobi	torontocadillacdealers.ca
flipforchevy.ca	torontocadillacdealers.com
funcareer.ca	torontosaab.ca
GeneralMotors.ca	trouvezlacode.ca
getoutthere.ca	trouvezlecode.ca
gm.ca	truckchevrolet.ca
gmaccanada.com	truckschevrolet.ca
gmalberta.ca	truskgmc.ca
gmautomobiles.ca	unlockthecode.ca
gmbeliever.ca	usedbuick.ca
gmbusinesschoice.ca	usedbuicks.ca
gmca.mobi	usedcadillac.ca
gmcalberta.ca	usedcadillacs.ca
GMCanada.ca	usedchevrolet.ca
gmcanada-comeback.ca	usedgmc.ca
gmcard.ca	usedgmcs.ca

gmcardca.mobi	usedhummers.ca
gmclrestructuring.com	usedsaabs.ca
gmcrap.ca	usedsaturn.ca
gmcton.ca	usedsaturns.ca
gmctonca.mobi	vehicleforyoutripfortwo.ca
gmctruckevent.ca	voicimavibe.ca
gmcustomerreferral.ca	votrecentredeconomiedecarburant.ca
gmdealerworld.ca	win1forme1foryou.ca
gmdrivingforce.ca	win1foryou1forme.ca
gmenclave.ca	winacobalt.ca
gmgreenbydesignpodcast.ca	winlikeneverbefore.ca
gmgreenbydesignpodcasts.ca	XLR.ca
gmgreendriver.ca	youlooked.ca
gmhonourroll.ca	yourfueleconomyheadquarters.ca
gmonline.ca

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED BY GENERAL MOTORS COMPANY

PURSUANT TO THE FREEDOM OF INFORMATION ACT

SCHEDULE 6.23

JV Agreements

***

EXECUTION VERSION

SCHEDULE 6.25

Mortgaged Real Property

1.	EDMONTON, ALBERTA

17707 118 Avenue NW

Edmonton, AB

Title No. 842 207 804

Title No. 842 182 571

ONTARIO

2.	KAPUSKASING

204 Government Road West,

Kapuskasing, ON

PIN: 65095-0022 (LT)

PIN: 65095-0025 (LT)

PIN: 65095-0154 (LT)

PIN: 65095-0155 (LT)

PIN: 65095-0156 (LT)

PIN: 65095-0157 (LT)

PIN: 65095-0158 (LT)

3.	OSHAWA

(a)	500 Wentworth Street East
Oshawa, ON

PIN: 16383-0127 (LT)

(b)	1150 Stevenson Road South; and
Phillip Murray Avenue
Oshawa, ON

PIN: 16393-0059 (LT)

PIN: 16393-0060 (LT)

(c)	1255 Stevenson Road South, and
Park Road South,
Oshawa, ON

PIN: 16391-0021 (LT)

(d)	S 0 Wentworth Street South
Oshawa, ON

PIN: 16388-0011 (LT)

(e)	880 to 882 Stevenson Road South
Oshawa, ON

PIN: 16392-0216 (LT)

PIN: 16392-0218 (LT)

PIN: 16392-0220 (LT)

4.	ST. CATHARINES

(a)	285 Ontario Street, St. Catharines, ON

PIN: 46187-0115 (LT)

(b)	282 Ontario Street, St. Catharines, ON

PIN: 46212-0024 (LT)

(c)	10 Pleasant Avenue, St. Catharines, ON

PIN: 46212-0004 (LT)

(d)	550, 554 & 570 Glendale Avenue, St. Catharines, ON

PIN: 46416-0859 (LT)

PIN: 46416-0890 (LT)

5.	WINDSOR

1550/1559 Kildare Road, Windsor, ON

PIN: 01130-0271 (LT)

PIN: 01130-0312 (LT)

PIN: 01140-0221 (LT)

6.	WOODSTOCK

1401 Parkinson Road, Woodstock, ON

PIN: 00089-0075 (LT)

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED BY GENERAL MOTORS COMPANY

PURSUANT TO THE FREEDOM OF INFORMATION ACT

SCHEDULE 10.01(j)

Canadian Benefit and Pension Plans

***

EXHIBIT A

AMENDED AND RESTATED NOTE

$●,000,000,000
July ●, 2009	Ottawa, Ontario, Canada

FOR VALUE RECEIVED, General Motors of Canada Limited, a corporation formed under the laws of Canada (the “Borrower”), hereby promises to pay to the order of EXPORT DEVELOPMENT CANADA, a corporation established under the laws of Canada (the “Lender”), at the principal office of the Lender in Ottawa, Ontario, Canada in lawful money of Canada, and in immediately available funds, the principal sum of _____________________Dollars ($●,000,000,000) (or such lesser amount as shall equal the aggregate unpaid principal amount of the corresponding portion of the Loan made by the Lender to the Borrower under the Loan Agreement), on the dates and in the principal amounts provided in the Loan Agreement, and to pay interest on the unpaid principal amount of each such portion of the Loan, at such office, in like money and funds, for the period commencing on the date of such portion of the Loan until such portion of the Loan shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement.

The date, amount and interest rate of the portion of the Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Loan Agreement or hereunder in respect of the portions of the Loan made by the Lender.

This Note is the Initial Note referred to in the Second Amended and Restated Loan Agreement dated as of July 10, 2009 (as amended, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), among the Borrower, the other Loan Parties and EXPORT DEVELOPMENT CANADA, as Lender, and evidences a portion of the existing outstanding Loan indebted to the Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Loan Agreement.

The Borrower agrees to pay all the Lender’s costs of collection and enforcement (including reasonable attorneys’ fees and disbursements of Lender’s counsel) in respect of this Note when incurred, including, without limitation, reasonable attorneys’ fees through appellate proceedings.

Notwithstanding the pledge of the Facility Collateral, the Borrower hereby acknowledges, admits and agrees that the Borrower’s obligations under this Note are recourse obligations of the Borrower to which the Borrower pledges its full faith and credit.

The Borrower, and any endorsers or guarantors hereof, (a) severally waive diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayment of this Note, (b) expressly agree that this Note, or any payment hereunder, may be extended from time to time, and consent to the acceptance of further Collateral, the release of any Collateral for

Exhibit A – Page 1

this Note, the release of any party primarily or secondarily liable hereon, and (c) expressly agree that it will not be necessary for the Lender, in order to enforce payment of this Note, to first institute or exhaust the Lender’s remedies against the Borrower or any other party liable hereon or against any Collateral for this Note. No extension of time for the payment of this Note, or any instalment hereof, made by agreement by the Lender with any person now or hereafter liable for the payment of this Note, shall affect the liability under this Note of the Borrower, even if the Borrower is not a party to such agreement; provided, however, that the Lender and the Borrower, by written agreement between them, may affect the liability of the Borrower.

Any reference herein to the Lender shall be deemed to include and apply to every subsequent holder of this Note. Reference is made to the Loan Agreement for provisions concerning optional and mandatory prepayments, Collateral, acceleration and other material terms affecting this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS, ON BEHALF OF ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE PROVINCE OF ONTARIO, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY SUCH OTHER PARTY IN CONNECTION WITH THIS NOTE, ANY RIGHTS OR OBLIGATIONS HEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, BY MAIL OF A COPY THEREOF BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL, POSTAGE PREPAID, TO SUCH PARTY’S NOTICE ADDRESS REFERRED TO IN SECTION 12.02 OF THE LOAN AGREEMENT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE LENDER TO (I) SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, OR (II) BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

Nothing in this Note shall require any unlawful action or inaction by the Borrower.

[Signature Page to Follow]

Exhibit A – Page 2

GENERAL MOTORS OF CANADA LIMITED

By:
Name:
Title:

By:
Name:
Title:

Exhibit A – Page 3

EXHIBIT B

ACKNOWLEDGMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Second Amended and Restated Loan Agreement, dated as of July 10, 2009 (as amended, supplemented or modified from time to time, the “Loan Agreement”), among General Motors of Canada Limited, a corporation formed under the laws of Canada (the “Borrower”), the other Loan Parties and EXPORT DEVELOPMENT CANADA, a corporation established under the laws of Canada (the “Lender”), a copy of the Equity Pledge Agreement (65%), dated as of July 10, 2009 and a copy of the Equity Pledge Agreement (35%), dated as of July 10, 2009 (as amended, supplemented or modified from time to time, collectively, the “Equity Pledge Agreements”), entered into by the pledgor, (the “Pledgor”) which such Loan Agreement and/or Equity Pledge Agreements contains the pledge of Equity Interests of the undersigned Pledged Entity. Capitalized terms used herein, but not herein defined, shall have the meanings ascribed thereto in the Loan Agreement or Equity Pledge Agreements, as applicable. The undersigned agrees for the benefit of the Lender as follows:

1. The undersigned will be bound by the terms of the Loan Agreement and the Equity Pledge Agreements and will comply with such terms insofar as such terms are applicable to the undersigned.

[PLEDGED ENTITY]

By:
Name:
Title:

Address for Notices:

Fax:

Exhibit B – Page 1

EXHIBIT C

FORM OF CONFIDENTIALITY AGREEMENT

In connection with your consideration of a possible or actual acquisition of a participating interest (the “Transaction”) in a loan, note or commitment of EXPORT DEVELOPMENT CANADA, a corporation established under the laws of Canada (“Lender”), pursuant to an Second Amended and Restated Loan Agreement among the Lender, General Motors of Canada Limited, a corporation formed under the laws of Canada (the “Borrower”), and the other Loan Parties, dated July 10, 2009, you have requested the right to review certain non-public information regarding the Loan Parties that is in the possession of the Lender. In consideration of, and as a condition to, furnishing you with such information and any other information (whether communicated in writing or communicated orally) delivered to you by the Lender or its affiliates, directors, officers, employees, advisors, agents or “controlling persons” (within the meaning of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (such affiliates and other persons being herein referred to collectively as the Lender “Representatives”), in connection with the consideration of a Transaction (such information being herein referred to as “Evaluation Material”), the Lender hereby requests your agreement as follows:

The Evaluation Material will be used solely for the purpose of evaluating a possible Transaction with Lender involving you or your affiliates and such Evaluation Material will be kept strictly confidential by you and your affiliates, directors, officers, employees, advisors, agents or controlling persons (such affiliates and other persons being herein referred to collectively as “your Representatives”), except that the Evaluation Material or portions thereof may be disclosed to those of your Representatives who need to know such information for the purpose of evaluating a possible Transaction with Lender (it being understood that prior to such disclosure your Representatives will be informed of the confidential nature of the Evaluation Material and shall agree to be bound by this Confidentiality Agreement) or if disclosure is required pursuant to the Freedom of Information Act. You agree to be responsible for any breach of this Confidentiality Agreement by your Representatives.

The term “Evaluation Material” does not include any information which (i) at the time of disclosure or thereafter is generally known by the public (other than as a result of its disclosure by you or your Representatives) or (ii) was or becomes available to you on a non-confidential from a person not otherwise bound by a confidential agreement with Lender or its Representatives or is not otherwise prohibited from transmitting the information to you. As used in this Confidentiality Agreement, the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, joint venture, partnership or individual.

In the event that you receive a request to disclose all or any part of the information contained in the Evaluation Material under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or other regulatory body, you agree to (i) immediately notify the Lender and the Borrower of the existence, terms and circumstances surrounding such a request, (ii) consult with the Borrower on the advisability of taking legally available steps to resist or narrow such request, and (iii) if disclosure of such information is required, exercise your best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information.

Exhibit C – Page 1

Unless otherwise required by law in the opinion of your counsel, neither you nor your Representative will, without our prior written consent, disclose to any person the fact that the Evaluation Material has been made available to you.

You agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee of any Loan Party regarding the business, operations, prospects or finances of any Loan Party or the employment of such officer, director or employee, except with the express written permission of the Borrower.

You understand and acknowledge that no Loan Party is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or any other information provided to you by the Lender. Neither the Loan Parties, their affiliates or Representatives, nor any of their respective officers, directors, employees, agents or controlling persons (within the meaning of the 1934 Act) shall have any liability to you or any other person (including, without limitation, any of your Representatives) resulting from your use of the Evaluation Material.

You agree that neither Lender nor any Loan Party has granted you any license, copyright, or similar right with respect to any of the Evaluation Material or any other information provided to you by the Lender.

If you determine that you do not wish to proceed with the Transaction, you will promptly deliver to the Lender all of the Evaluation Material, including all copies and reproductions thereof in your possession or in the possession of any of your Representatives.

Without prejudice to the rights and remedies otherwise available to the Loan Parties, the Loan Parties shall be entitled to equitable relief by way of injunction if you or any of your Representatives breach or threaten to breach any of the provisions of this Confidentiality Agreement. You agree to waive, and to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

THIS CONFIDENTIALITY AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS, ON BEHALF OF ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE PROVINCE OF ONTARIO, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY SUCH OTHER PARTY IN CONNECTION WITH THIS NOTE, ANY RIGHTS OR OBLIGATIONS

Exhibit C – Page 2

HEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, BY MAIL OF A COPY THEREOF BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL, POSTAGE PREPAID, TO SUCH PARTY’S NOTICE ADDRESS REFERRED TO IN SECTION 12.02 OF THE LOAN AGREEMENT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE LENDER TO (I) SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, OR (II) BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

The benefits of this Confidentiality Agreement shall inure to the respective successors and assigns of the parties hereto, and the obligations and liabilities assumed in this Confidentiality Agreement by the parties hereto shall be binding upon the respective successors and assigns.

If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

This Loan Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party and may be modified or waived only by a separate letter executed by the Borrower and you expressly so modifying or waiving such Agreement.

For the convenience of the parties, any number of counterparts of this Confidentiality Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.

Kindly execute and return one copy of this letter which will constitute our Agreement with respect to the subject matter of this letter.

Exhibit C – Page 3

EXPORT DEVELOPMENT CANADA,

By:
Title:

Confirmed and agreed to this _____ day of _____________, 200 .

By:
Name:
Title:]

Exhibit C – Page 4

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate (“Certificate”) is delivered pursuant to Section 7.02 of the Second Amended and Restated Loan Agreement, dated as of July 10, 2009 (as amended, supplemented or modified from time to time, the “Loan Agreement”), among General Motors of Canada Limited, a corporation formed under the laws of Canada (the “Borrower”), the other Loan Parties and EXPORT DEVELOPMENT CANADA, a corporation established under the laws of Canada (the “Lender”). Capitalized terms used herein, but not herein defined, shall have the meanings ascribed thereto in the Loan Agreement.

The undersigned, in its capacity as a Responsible Person and without assuming personal liability, hereby certifies to the Lender as follows:

1. I am the duly elected, qualified and acting Responsible Person of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Loan Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). To my knowledge, such Financial Statements have been prepared in accordance with generally accepted accounting principles (in the case of those delivered pursuant to Section 7.01) and present fairly, in all material respects, the financial position of the Borrower and its Consolidated Subsidiaries covered thereby at the date thereof and the results of its operations for the period covered thereby, subject in the case of interim statements only to normal year-end audit adjustments and the addition of footnotes. Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default.

4. Since the Effective Date:

(a) Neither the Borrower nor any Subsidiary Guarantor has changed its name or identity or organizational structure;

(b) Neither the Borrower nor any Subsidiary Guarantor has changed its jurisdiction of organization or the location of its chief executive office or its sole place of business;

(c) Except, in each case, (i) any of the foregoing that has been previously disclosed in writing to the Lender and in respect of which the Borrower or a Subsidiary Guarantor, as applicable, has delivered to the Lender all required Uniform Commercial Code financing statements, Personal Property Security Act financing statements and other filings required to maintain the perfection and priority of the Lender’s security interest in the Collateral after giving effect to such event, in each case as required by Section 7.08 of the Loan Agreement and (ii) any of the foregoing described in Attachment 3 hereto in respect of which the Borrower or a

Exhibit D – Page 1

Subsidiary Guarantor, as applicable, are delivering to the Lender herewith all required Uniform Commercial Code financing statements, Personal Property Security Act financing statements and other filings required to maintain the perfection and priority of the Lender’s security interest in the Facility Collateral after giving effect to such event, in each case as required by Section 7.08 of the Loan Agreement.

5. Since the Effective Date, the Borrower has not created or acquired any Subsidiary except as set out in Schedule 6.15.

6. To the best of my knowledge, during the last fiscal [month][quarter][year], the Borrower and each Subsidiary Guarantor has observed and performed all of its covenants and other agreements, and satisfied every material condition, contained in the Loan Documents to be observed, performed or satisfied by it.

7. Neither the Borrower nor any Subsidiary Guarantor has (a) incurred, assumed or permitted to exist any Indebtedness of such Loan Party that is not Permitted Indebtedness, (b) made any Investment that is not a Permitted Investment or (c) created, incurred or permitted to exist any Lien on any of its Property that is not a Permitted Lien.

Exhibit D – Page 2

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date set forth below.

General Motors of Canada Limited

By:
Name:
Title:

Dated: ________, 200

Exhibit D – Page 3

EXHIBIT E

FORM OF LETTER AGREEMENT REGARDING INTERCREDITOR AGREEMENT

July 10, 2009

CONFIDENTIAL

The United States Department of the Treasury

1500 Pennsylvania Avenue, NW

Washington, D.C. 20220

Attention: Chief Counsel Office of Financial Stability

Re:	General Motors – Confirmation of (a) Junior and Subordinated Nature of Pledge of 65% of Common Stock of General Motors of Canada Limited to EDC and (b) EDC’s Agreement Not to Amend Section 12.04 of EDC Post Sale Loan Agreement Without Consent of The United States Department of the Treasury

To Whom It May Concern:

Reference is hereby made to (a) that certain Loan Agreement, dated as of April 29, 2009, by and among General Motors of Canada Limited “(GMCL”), as borrower, the subsidiaries of GMCL parties thereto, as loan parties, and Export Development Canada (“EDC”), as amended by that certain Amended and Restated Loan Agreement, dated as of June 1, 2009 (as amended and restated, the “EDC Loan Agreement”), pursuant to which EDC made loans to GMCL; (b) that certain guaranty agreement, dated as of April 29, 2009 (the “GMC Guaranty”), made by General Motors Corporation (now known as Motors Liquidation Company) (“GMC”), as guarantor, in favor of EDC, pursuant to which GMC guaranteed the obligations under the EDC Loan Agreement; (c) that certain Loan and Security Agreement, dated as of December 31, 2009 (the “UST Loan Agreement”), among GMC, as borrower, the guarantors party thereto, and The United States Department of the Treasury (“UST”), as lender, pursuant to which UST made loans to GMC; (d) that certain Intercreditor Agreement, dated as of April 29, 2009 (“Intercreditor Agreement”), among UST, EDC, GMC, and GMCL, pursuant to which the parties set forth their respective rights and priorities in the Shared Collateral (as defined below); (e) that certain Amended and Restated Master Sale and Purchase Agreement (as amended and in effect from time to time, the “Master Purchase Agreement”), dated as of June 26, 2009, by and among GMC, certain of its affiliates, and General Motors Company (as successor in interest to Vehicle Acquisition Holdings LLC), as purchaser (the “Purchaser”), pursuant to which the Purchaser purchased a substantial portion of the assets of GMC and its subsidiaries under sale transactions effected under section 363 of the United States Bankruptcy Code (the “Sale Transactions”), including all of the equity interests in GMCL; (f) that certain Secured Credit Agreement, dated as of July 10, 2009 (the “UST Post Sale Loan Agreement”), by and among Purchaser, as borrower, the guarantors thereunder, and UST, as lender, pursuant to which Purchaser assumed certain loans owed to UST; (g) that certain Second Amended and Restated Loan Agreement, dated as of July 10, 2009 (the “EDC Post Sale Loan Agreement”), among GMCL, as borrower, the

Exhibit E – Page 1

guarantors thereunder, and EDC, as lender, pursuant to which GMCL restated certain loans owed to EDC; and (h) that certain Guaranty Agreement, dated as of July 10, 2009 (the “Post Sale Guaranty”), pursuant to which Purchaser guaranteed GMCL’s obligations owed to EDC under the EDC Post Sale Loan Agreement.

Under the UST Loan Agreement, GMC granted to UST a pledge of 65% of the equity interests in GMCL (such collateral, the “Shared Collateral”) to secure GMC’s obligations under the UST Loan Agreement. Pursuant to the EDC Loan Agreement, GMC granted to EDC, inter alia, junior liens on the Shared Collateral to secure the obligations under the GMC Guaranty.

EDC hereby confirms, and UST hereby acknowledges and agrees, as follows:

(a)	EDC and UST desire to retain their respective security interests in the Shared Collateral after the Sale Transactions as follows: (i) with respect to the UST, to secure the Purchaser’s obligations to UST under the UST Post Sale Loan Agreement; and (ii) with respect to EDC, to secure the Purchaser’s obligations under the Post Sale Guaranty.

(b)	UST’s interest in the Shared Collateral is a first priority, senior security interest, and EDC’s interest in the Shared Collateral is a junior interest that is subordinated to the interests of UST in the Shared Collateral, all as specified in the intercreditor arrangements set forth below.

(c)	The parties intend that their respective rights, interests and priorities in the Shared Collateral shall be substantially similar to their respective rights and interests in the Shared Collateral as set forth in the Intercreditor Agreement.

(d)	To evidence their respective rights, interests and priorities in the Shared Collateral, EDC and UST intend either to execute an amendment to the Intercreditor Agreement or to execute a agreement substantially similar to the Intercreditor Agreement as applicable to the current situation, applied mutatis mutandis so as to reflect the relative rights, priorities and interests of UST and EDC in the Shared Collateral as set forth in the Intercreditor Agreement.

(e)	The parties agree that it is their intent for the parties to perfect their respective interests in the Shared Collateral through the delivery to UST of the share certificates representing the 65% equity interest in GMCL.

(f)	EDC hereby agrees for the benefit of UST that the provisions of Section 12.04 of the EDC Post Sale Loan Agreement shall not be amended, modified or waived without the express written consent of UST.

(g)	Nothing herein shall affect, alter or impair EDC’s rights, interest or first priority secured status with respect to the 35% remainder of the equity interests in GMCL.

By executing this letter, each of the undersigned represents and warrants that it has the full authority and legal right and power to execute and deliver this letter. This letter shall be governed by and construed in accordance with the laws of New York. This letter may be executed in one or more counterparts, each of which shall be an original and all of which taken

Exhibit E – Page 2

together shall constitute one letter. Signatures may appear on separate counterparts with the same effect as if all such signatures were on the same counterpart. Any signature delivered by a party by facsimile transmission or electronic mail in portable data format (PDF) shall be deemed to be an original signature hereto.

Sincerely yours,

EXPORT DEVELOPMENT CANADA

By:
Name:
Title:

By:
Name:
Title:

ACKNOWLEDGED & AGREED:

THE UNITED STATES DEPARTMENT OF THE TREASURY

By:
Name:
Title:

Exhibit E – Page 3